UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 29, 2011

POWER SOLUTIONS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52213	33-0963637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

655 Wheat Lane, Wood Dale, IL		60191
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (630) 350-9400

Format, Inc.

3553 Camino Mira Costa, Suite E, San Clemente, California 92672

(Former name or former address, if changed since last report)

Copies to:

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, IL 60661

Tel.: (312) 902-5493

Fax: (312) 577-8858

Attn: Mark D. Wood, Esq.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements that reflect our expectations and projections about our future results, performance, prospects and opportunities. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have tried to identify forward-looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “potential,” “should,” “will,” “will be,” “would” and similar expressions, but this is not an exclusive way of identifying such statements. Our actual results, performance and achievements may differ materially from those expressed in, or implied by, the forward-looking statements contained in this Form 8-K as a result of various risks, uncertainties and other factors, including those described below under the heading “Risk Factors” and elsewhere in this Form 8-K.

Forward-looking statements speak only as of the date of this Form 8-K. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we do not undertake any obligation to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus, whether as a result of new information or future events or otherwise. You should not place undue reliance on the forward-looking statements included in this prospectus or that may be made elsewhere from time to time by us, or on our behalf. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

Industry Data

This Form 8-K includes industry and market data and other information, which we have obtained from, or is based upon, market research, independent industry publications or other publicly available information. Although we believe each such source to have been reliable as of its respective date, we have not independently verified the information contained in such sources. Any such data and other information is subject to change based on various factors, including those described below under the heading “Risk Factors” and elsewhere in this Form 8-K.

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 4.01	Changes in Registrant’s Certifying Accountant

Item 5.01	Changes in Control of Registrant.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Item 5.06	Change in Shell Company Status.

All of the information required by each of the above-listed items is presented below.

On April 29, 2011, Power Solutions International, Inc. (f/k/a Format, Inc.) (the “Company”) completed a reverse merger transaction (the “Reverse Merger”), in which PSI Merger Sub, Inc., a Delaware corporation that was newly-created as a wholly-owned subsidiary of the Company (“Merger Sub”), merged with and into The W Group, Inc., a Delaware corporation (“The W Group”), and The W Group remained as the surviving corporation of the merger, becoming a wholly-owned subsidiary of the Company. The Reverse Merger was consummated under Delaware corporate law pursuant to an Agreement and Plan of Merger, dated as of April 29, 2011 (the “Merger Agreement”), as discussed below. Concurrently with the closing of the Reverse Merger, the Company completed a private placement (the “Private Placement”) of shares of its newly designated Series A Convertible Preferred Stock, liquidation preference of $1,000 per share (the “Company Preferred Stock”), together with warrants to purchase shares of the Company’s common stock (the “Company Common Stock”), par value $0.001 per share (the “Private Placement Warrants”), to 29 accredited investors (including 22 institutions and seven individuals), and receiving total gross proceeds of approximately $18,000,000 at the closing of the Private Placement. See “The Reverse Merger – Terms of Company Preferred Stock” below for a description of the Company Preferred Stock and “The Private Placement – Private Placement Warrants” below for a description of the Private Placement Warrants.

As a result of the Reverse Merger, the Company has succeeded to the business of The W Group, and is now engaged, through The W Group, in the business of developing, manufacturing, distributing and supporting integrated power solutions for off-highway industrial market applications and equipment of original equipment manufacturers. The W Group’s power systems include alternative fuel and standard fuel and hybrid power solutions ranging from under 1 liter to over 22 liters, that meet, and in many cases produce emissions at levels significantly lower than those required by, emission standards of the United States Environmental Protection Agency (“EPA”) and the California Air Resources Board (“CARB”).

Prior to the Reverse Merger, the Company’s corporate name was Format, Inc. Prior to the consummation of the Reverse Merger, the Company entered into an Agreement and Plan of Merger with Power Solutions International, Inc., a Nevada corporation and the Company’s wholly-owned subsidiary formed solely for the purpose of effecting the change of the Company’s corporate name (“Name Change Merger Sub”), pursuant to which, on April 29, 2011, Name Change Merger Sub was merged with and into the Company, and the Company remained as the surviving corporation. Upon filing of the Articles of Merger reflecting the merger of Name Change Merger Sub with and into the Company with the Nevada Secretary of State on April 29, 2011, the Company changed its corporate name from Format, Inc. to Power Solutions International, Inc., without obtaining shareholder approval, in accordance with Section 92A.180 of the Nevada Revised Statutes.

Prior to the consummation of the Reverse Merger, the Company’s trading symbol was FRMT.OB. The Company has requested a trading symbol change with the Financial Industry Regulatory Authority (“FINRA”) to correspond with its name change to Power Solutions International, Inc., in accordance with the policies of FINRA; however, as of the date of this Current Report on Form 8-K, this trading symbol change request has not yet been given effect by FINRA. Accordingly, the Company’s trading symbol will remain FRMT.OB until such time as our trading symbol change request has been given effect by FINRA.

In connection with, and prior to the consummation of, the Reverse Merger, the board of directors of the Company approved a 1-for-32 reverse stock split (the “Reverse Split”) of shares of Company Common Stock, immediately following the effectiveness of which every 32 shares of issued and outstanding Company Common Stock will be automatically converted into one share of Company Common Stock. The Reverse Split will not affect the number of authorized shares of capital stock of the Company or the par value of the Company Common Stock. See “The Reverse Merger – Reverse Split and Migratory Merger” below.

Concurrently with the closing of the Reverse Merger, on April 29, 2011, the Company entered into a purchase agreement (the “Private Placement Purchase Agreement”) with 29 accredited investors and completed the Private Placement to these investors of an aggregate of 18,000 shares of Company Preferred Stock, together with Private Placement Warrants, at a purchase price of $1,000 per share and related Private Placement Warrants. Each share of Company Preferred Stock is initially convertible into 2,666.666667 shares (subject to adjustment as set forth in the Certificate of Designation (as defined below)) of Company Common Stock, subject to the limitations on conversion set forth in the Certificate of Designation, at an initial conversion price of $0.375 per share, subject to adjustment as set forth in the Certificate of Designation, and upon the terms and conditions set forth in the Certificate of Designation. Accordingly, the shares of Company Preferred Stock issued in the Private Placement are initially convertible into an aggregate of 48,000,000 shares of Company Common Stock, subject to the limitations on conversion, and upon the terms and conditions set forth in the Certificate of Designation. See “The Reverse Merger – Terms of Company Preferred Stock” below for a description of the Company Preferred Stock. For every one share of Company Common Stock issuable upon conversion of Company Preferred Stock purchased in the Private Placement, each investor in the Private Placement also received a warrant to purchase initially one-half of a share of Company Common Stock at an initial exercise price of $0.40625 per share, subject to adjustment as set forth in the Private Placement Warrants. Accordingly, the Private Placement Warrants represent the right to purchase initially an aggregate of 24,000,000 shares of Company Common Stock, subject to the limitations on exercise set forth in the Private Placement Warrants. In connection with the Private Placement, the Company also issued to ROTH Capital Partners, LLC a warrant to purchase initially 3,360,000 shares of Company Common Stock (the “Roth Warrant”), subject to the limitations on exercise set forth in the Roth Warrant, and upon the terms and conditions set forth in the Roth Warrant. See “Private Placement – Private Placement Warrants” for a description of the Private Placement Warrants and “Private Placement – Roth Warrant” and “Transaction Fees and Use of Proceeds” for a description of the Roth Warrant. The Company received total gross proceeds of $18,000,000 in consideration for the sale of the shares of Company Preferred Stock and the Private Placement Warrants in the Private Placement.

In connection with the Reverse Merger and the Private Placement, the Company entered into a stock repurchase and debt satisfaction agreement (the “Repurchase Agreement”) with Ryan Neely, the Company’s sole director and executive officer immediately prior to the closing of the Reverse Merger, and his wife, Michelle Neely. Pursuant to the Repurchase Agreement, at the time of consummation of the Reverse Merger, (1) the Company repurchased 3,000,000 shares of Company Common Stock from Ryan Neely and Michelle Neely, which represented approximately 79.57% of the shares of Company Common Stock outstanding immediately prior to the consummation of the Reverse Merger and the Private Placement (without giving effect to the Reverse Split), and immediately thereafter the Company cancelled those shares, and (2) Ryan Neely and Michelle Neely terminated all of their right, title and interest in and to, and released the Company from any and all obligations it had with respect to, the loans made by Ryan Neely and Michelle Neely to the Company from time to time (which, as of the closing of the transactions contemplated by the Repurchase Agreement, were in aggregate principal amount of $114,156), in exchange for aggregate consideration of $360,000 (collectively, the “Stock Repurchase”).

After the closing of the Reverse Merger, the Private Placement and the Stock Repurchase, the Company had outstanding 10,770,083 shares of Company Common Stock and 113,960.90289 shares of Company Preferred Stock (but without giving effect to the Reverse Split). On a pro forma basis, as if the Reverse Split was consummated concurrently with the closing of the Reverse Merger, the Company would have had outstanding 9,833,333 shares of Company Common Stock and no shares of Company Preferred Stock. See “The Reverse Merger – Terms of Company Preferred Stock” below for a description of the Company Preferred Stock, including the automatic conversion thereof into shares of Company Common Stock upon the effectiveness of the Reverse Split.

The Reverse Merger

General

On April 29, 2011, the Company and The W Group entered into the Merger Agreement and consummated the Reverse Merger. Pursuant to the Merger Agreement, in exchange for all of the outstanding shares of common stock of The W Group held by the three stockholders of The W Group at the closing of the Reverse Merger, the Company issued an aggregate of 10,000,000 shares of Company Common Stock and 95,960.90289 shares of Company Preferred Stock to the three stockholders of The W Group; provided, that, pursuant to a Purchase and Sale Agreement (the “Principal Purchase and Sale Agreement”) entered into on April 28, 2011, and effective on the closing of the Reverse Merger, between Gary Winemaster and Thomas Somodi, the Chief Executive Officer and President and the Chief Operating Officer and Chief Financial Officer, respectively, of The W Group at the closing of the Reverse Merger, Mr. Winemaster agreed to purchase from Mr. Somodi, and Mr. Somodi agreed to sell to Mr. Winemaster, all of the shares of Company Preferred Stock and Company Common Stock received by Mr. Somodi in the Reverse Merger, upon the terms and conditions set forth in the Principal Purchase and Sale Agreement. See “— Principal Purchase and Sale Transaction” below for a more detailed description of the terms of the Principal Purchase and Sale Agreement, the transactions contemplated thereby and the transactions entered into in connection therewith (such transactions are collectively referred to as, the “Principal Purchase and Sale Transaction”). Prior to the consummation of the Reverse Merger, The W Group made payments to the Company in the aggregate amount of $32,500 to extend the term of the exclusive negotiations between the parties and as payment for expenses incurred by the Company in connection with the Company’s filing of its annual report on Form 10-K for its fiscal year ended December 31, 2010. Concurrently with the consummation of the Reverse Merger and the Private Placement, pursuant to the Repurchase Agreement, the Company also consummated the Stock Repurchase.

As of April 29, 2011, on a fully diluted basis, assuming each share of Company Preferred Stock had converted into, and each of the Private Placement Warrants and the Roth Warrant had been exercised for, shares of Company Common Stock (but subject to the limitations on conversion of Company Preferred Stock set forth in the Certificate of Designation and the limitations on exercise set forth in the Private Placement Warrants and the Roth Warrant), the shares of Company Common Stock issued and issuable to the former stockholders of The W Group pursuant to the Reverse Merger represent (1) approximately 86.11% of the outstanding shares of Company Common Stock, giving effect to the Reverse Merger, the Stock Repurchase, the Private Placement and the issuance of the Roth Warrant in connection with the Private Placement, and without giving effect to the Reverse Split, and (2) approximately 77.74% of the outstanding shares of Company Common Stock, giving effect to the Reverse Split. The number of shares of Company Preferred Stock and Company Common Stock issued in the Reverse Merger was determined as a result of arm’s-length negotiations among the relevant parties.

Following the closing of the Reverse Merger, on May 2, 2011, each of Gary Winemaster (the Company’s Chairman of the Board, Chief Executive Officer and President) and Kenneth Winemaster (the Company’s Senior Vice President and Secretary) transferred 295.008 shares of Company Preferred Stock (representing an aggregate of 590.016 shares of Company Preferred Stock) as a gift to Kenneth Landini, who was a member of the board of directors of The W Group immediately prior to the closing of the Reverse Merger and will be, commencing on the Information Statement Date (as defined below), a member of the Company’s board of directors. See “Form 10 Disclosure – Executive Officers and Directors” below for a discussion of the members of the board of directors of the Company, after giving effect to the Reverse Merger and the transactions entered into in connection therewith. As of May 4, 2011, the date immediately prior to the date of this Current Report on Form 8-K, after giving effect to the gift of shares to Mr. Landini, such shares represent approximately 0.40% of the outstanding shares of Company Common Stock on a fully diluted basis, calculated on the same basis as described above, without giving effect to the Reverse Split, and (2) approximately 0.46% of the outstanding shares of Company Common Stock, giving effect to the Reverse Split.

Copies of each of the Merger Agreement and the Repurchase Agreement are incorporated herein by reference and filed as Exhibits 2.1 and 10.1, respectively, to this Form 8-K. The descriptions of the Merger Agreement and the Repurchase Agreement, and the transactions contemplated thereby, set forth herein do not purport to be complete and are qualified in their entirety by reference to the full text of the exhibits filed herewith and incorporated by this reference.

Other than the transactions and agreements disclosed in this Form 8-K, the Company is not aware of any arrangements which may result in a change in control of the Company. No officer, director, promoter, or affiliate has, or proposes to have, any direct or indirect material interest in any asset proposed to be acquired by the Company through security holdings, contracts, options or otherwise.

Changes Resulting from the Reverse Merger

If prior to the Reverse Merger the Company was a “shell company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which the Company has assumed to be the case for purposes of this Current Report on Form 8-K, as the result of the consummation of the Reverse Merger, the Company is no longer a shell company. The Company is continuing as a “smaller reporting company,” as defined under the Exchange Act, following the Reverse Merger (although the Form 10 information below is provided without using “scaled disclosure”).

The Company intends to carry on The W Group’s business as its sole line of business. The Company has relocated its executive offices to those of The W Group at 655 Wheat Lane, Wood Dale, IL 60191. The Company’s new telephone number is (630) 350-9400, its new fax number is (630) 350-0103, and its corporate website is www.powergreatlakes.com. The information on, or accessible through, the Company’s website does not constitute part of, and is not incorporated by reference into, this Current Report.

Terms of Company Preferred Stock

In accordance with the Company’s Articles of Incorporation, the Company’s board of directors approved the filing of a certificate of designation (the “Certificate of Designation”) designating and authorizing the issuance of up to 114,000 shares of Company Preferred Stock. The Certificate of Designation was filed with the Nevada Secretary of State, and became effective, on April 29, 2011.

Each share of Company Preferred Stock is initially convertible into shares of Company Common Stock at any time at the election of the holder thereof, subject to the limitations on conversion set forth in the Certificate of Designation (as described below), at an initial conversion price of $0.375 per share, subject to full ratchet anti-dilution protection and to other adjustments for non-cash dividends, distributions, stock splits or other subdivisions or reclassifications of Company Common Stock. Giving effect to the Reverse Split, immediately following the closing of the Reverse Merger and the Private Placement, the conversion price at which each share of Company Preferred Stock will convert into shares of Company Common Stock would be $12.00 per share. As of any date prior to the effectiveness of the Reverse Split, no holder of Company Preferred Stock will have the right to, and the Company will not have any obligation to issue to any holder, shares of Company Common Stock upon conversion of Company Preferred Stock in excess of the product (the product for any holder, the “Preferred Reservation Amount,” and the sum of the Preferred Reservation Amounts for each of the holders of Company Preferred Stock, the “Aggregate Preferred Reservation Amount”) of (1) the difference between the then-authorized number of shares of Company Common Stock less an amount equal to one hundred and ten percent (110%) of the number of shares of Company Common Stock outstanding as of the closing date of the Reverse Merger, multiplied by (2) a percentage equal to a fraction, the numerator of which is the number of shares of Company Common Stock issuable upon conversion of the shares of Company Preferred Stock then held by such holder (without giving effect to any limitation on conversion thereof), and of which the denominator is the total number of shares of Company Common Stock issuable upon conversion of all shares of Company Preferred Stock outstanding as of the closing of the Reverse Merger (without giving effect to any limitation on conversion thereof), giving effect to the consummation of the Reverse Merger and the Private Placement (the “Preferred Conversion Limitation”). The Company is obligated at all times prior to the effectiveness of the Reverse Split to reserve and keep available out of its authorized but unissued shares of Company Common Stock a number of shares of Company Common Stock equal to the Aggregate Preferred Reservation Amount, solely for the purpose of effecting the conversion of shares of Company Preferred Stock into shares of Company Common Stock pursuant to the Certificate of Designation.

Immediately following the effectiveness of the Reverse Split, each issued and outstanding share of Company Preferred Stock will automatically convert into a number of shares of Company Common Stock equal to $1,000 divided by the conversion price then in effect. Accordingly, immediately following the effectiveness of the Reverse Split, the aggregate of 113,960.90289 outstanding shares of Company Preferred Stock, representing all of the shares of Company Preferred Stock issued in the Reverse Merger and in the Private Placement, will automatically convert into an aggregate of 9,496,742 shares of Company Common Stock (assuming a conversion price of $12.00 per share, giving effect to the Reverse Split). See “—Reverse Split and Migratory Merger” below.

Each holder of a share of Company Preferred Stock is entitled to vote with the holders of Company Common Stock as a single class on all matters voted on by holders of Company Common Stock. Each share of Company Preferred Stock entitles the holder thereof to cast the number of votes equal to the total number of votes which could be cast in such vote by a holder of the number of shares of Company Common Stock into which such shares of Company Preferred Stock are convertible as of the date immediately prior to the record date for such vote (subject to the Preferred Conversion Limitation). Upon any liquidation, dissolution or winding up of the Company, each holder of Company Preferred Stock will be entitled to be paid, before any distribution or payment is made upon the Company Common

Stock, an amount in cash equal to the sum of $1,000 plus the amount of any declared or accrued but unpaid dividends thereon as of such date, for each share of Company Preferred Stock held thereby (the “Preferred Liquidation Preference”), and such holder will not be entitled to any further payment.

No dividends are payable on the Company Preferred Stock, except that if the Company pays dividends on the Company Common Stock, the Company Preferred Stock will participate as if, for purposes thereof, each share of Company Preferred Stock had converted into shares of Company Common Stock after giving effect to the Reverse Split (i.e., without giving effect to the Preferred Conversion Limitation) as of the date immediately prior to the record date for such dividend. In the event the Reverse Split is not effective on or prior to August 27, 2011, each share of Company Preferred Stock will entitle the holder thereof to receive, when, as and if declared by the Company’s board of directors, non-cumulative cash dividends, accruing on a daily basis from August 27, 2011, through and including the date on which such dividends are paid, at the annual rate of two percent (2%) of the Preferred Liquidation Preference.

The holders of Company Preferred Stock are not entitled to any preemptive, subscription, redemption or other similar rights, and the Company does not have any right to redeem the Company Preferred Stock. All issued and outstanding shares of Company Preferred Stock are fully-paid and non-assessable.

A copy of the Certificate of Designation is incorporated herein by reference and filed as Exhibit 3.1 to this Form 8-K. The description of the Certificate of Designation set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibit filed herewith and incorporated by this reference.

Principal Purchase and Sale Transaction

The W Group and Thomas Somodi, its Chief Operating Officer and Chief Financial Officer, previously entered into (1) a subscription agreement, dated as of April 16, 2005, as amended by the amendment to subscription agreement, effective as of January 1, 2008 (the “Somodi Subscription Agreement”), and (2) an employment agreement, dated as of April 16, 2005, as amended by the amendment to employment agreement, effective as of January 1, 2008. See “Form 10 Disclosure – Executive Compensation – Employment Agreements” for a description of this employment agreement between Mr. Somodi and The W Group. Pursuant to the Somodi Subscription Agreement, Mr. Somodi acquired shares of common stock of The W Group, which represented 10% of the issued and outstanding shares of common stock of The W Group as of the date of such agreement and immediately prior to the closing of the Reverse Merger, and the Somodi Subscription Agreement provided that, upon any issuance or change in the structure of capital stock, The W Group would make an equitable adjustment to the shares held by Mr. Somodi so that Mr. Somodi would maintain an interest equal to 10% of the fully diluted capital stock of The W Group. The Somodi Subscription Agreement further provided (1) Mr. Somodi with the right to require The W Group to purchase his shares, and (2) The W Group with the right to require Mr. Somodi to sell his shares to The W Group, upon The W Group’s achievement of certain thresholds relating to the valuation of The W Group. Pursuant to the Somodi Subscription Agreement, Mr. Somodi further agreed to sell his shares, if requested by The W Group, to a third party in connection with a sale of The W Group.

Pursuant to the Merger Agreement, in exchange for all of the outstanding shares of common stock of The W Group held by the three stockholders of The W Group at the closing of the Reverse Merger, the Company issued an aggregate of 10,000,000 shares of Company Common Stock and 95,960.90289 shares of Company Preferred Stock to the three stockholders of The W Group. Pursuant to the Principal Purchase and Sale Agreement, entered into on April 28, 2011, and effective on the closing of the Reverse Merger, Gary Winemaster agreed to purchase from Mr. Somodi, and Mr. Somodi agreed to sell to Mr. Winemaster, 1,000,000 shares of Company Common Stock and 9,596.09002 shares of Company Preferred Stock (in each case without giving effect to the Reverse Split), representing all of the shares of Company Common Stock and Company Preferred Stock acquired by Mr. Somodi pursuant to the Merger Agreement, at an initial closing to occur within 90 days following the closing of the Reverse Merger, in exchange for (1) a cash payment equal to $2,500,000, payable at such initial closing, (2) an additional cash payment equal to $1,750,000, payable after the earlier of the hiring by the Company of a new Chief Financial Officer (which the Company has agreed to do as soon as reasonably practicable) and April 29, 2013, two years after the closing of the Reverse Merger (provided that Mr. Winemaster has agreed to make such payment in no event later than the later of 60 days after such earlier date and eight months following the closing of the Reverse Merger), and (3) Mr. Winemaster’s agreement to transfer to Mr. Somodi shares of Company Common Stock, or cash payment in lieu thereof, upon the Company’s achievement of certain market value per share of Company Common Stock milestones, as described in detail below.

Pursuant to the terms of the Principal Purchase and Sale Agreement, after the initial payment of $2,500,000 at the initial closing, approximately 41% of the shares agreed to be purchased by Mr. Winemaster (on a pro forma, as-converted basis, without giving effect to any limitations on conversion set forth in the Certificate of Designation) will be held in escrow until the remaining $1,750,000 payment has been delivered pursuant to the terms of the Principal Purchase and Sale Agreement. At Mr. Winemaster’s election, in lieu of depositing such shares to be held in escrow, Mr. Winemaster may pledge such shares to Mr. Somodi to secure Mr. Winemaster’s obligation to make the remaining $1,750,000 payment to Mr. Somodi.

As of May 4, 2011, giving effect to the closing of the Reverse Merger, the contemporaneous closing of the Private Placement and the respective gifts by each of Gary Winemaster and Kenneth Winemaster of shares of Company Preferred Stock to Kenneth Landini described above (but excluding the shares of Company Common Stock and Company Preferred Stock issued to Mr. Somodi in the Reverse Merger which Mr. Winemaster has agreed to purchase), Gary Winemaster beneficially owns approximately 47.16% of the Company’s outstanding shares of Company Common Stock, on a fully diluted basis, subject to the limitations on conversion of Company Preferred Stock set forth in the Certificate of Designation and the limitations on exercise set forth in the Private Placement Warrants and the Roth Warrant (without giving effect to the Reverse Split), or approximately 42.53% on a pro forma, fully diluted basis as if the Reverse Split were consummated concurrently with the closing of the Reverse Merger. Mr. Winemaster’s beneficial ownership of the Company’s outstanding shares of Company Common Stock on a pro forma, fully diluted basis, as if Mr. Winemaster purchased the shares from Mr. Somodi pursuant to the Principal Purchase and Sale Agreement concurrently with the closing of the Reverse Merger (giving effect also to the gift of shares to Mr. Landini described above), would increase to approximately 55.77% on a fully diluted basis, but subject to the limitations on conversion of Company Preferred Stock set forth in the Certificate of Designation and the limitations on exercise set forth in the Private Placement Warrants and the Roth Warrant (without giving effect to the Reverse Split), or approximately 50.30% on a pro forma, fully diluted basis as if the Reverse Split were consummated concurrently with the closing of the Reverse Merger.

As additional consideration for the acquisition by Mr. Winemaster of the shares issued to Mr. Somodi in the Reverse Merger, Mr. Winemaster agreed to deliver to Mr. Somodi, within 90 days of the first date on which the Company first achieves Company Common Stock market value per share milestones as follows: (A) an aggregate of 3,933,333 shares of Company Common Stock (122,917 shares giving effect to the Reverse Split) after the first period of 10 consecutive trading days after the effectiveness of the Reverse Split on each of at least seven of which the market value per share of the outstanding Company Common Stock (calculated in accordance with the Principal Purchase and Sale Agreement) is at least $0.6356 ($20.3392 giving effect to the Reverse Split); (B) an additional aggregate of 4,720,000 shares of Company Common Stock (147,500 shares giving effect to the Reverse Split) after the first period of 10 consecutive trading days after the effectiveness of the Reverse Split on each of at least seven of which the market value per share of the outstanding Company Common Stock (calculated in accordance with the Principal Purchase and Sale Agreement) is at least $0.7945 ($25.424 giving effect to the Reverse Split); and (C) an additional aggregate of 3,146,656 shares of Company Common Stock (98,333 shares giving effect to the Reverse Split) after the first period of 10 consecutive trading days after the effectiveness of the Reverse Split on each of at least seven of which the market value per share of the outstanding Company Common Stock (calculated in accordance with the Principal Purchase and Sale Agreement) is at least $0.9534 ($30.5088 giving effect to the Reverse Split). All share numbers and share prices set forth above are subject to adjustment for stock splits, stock dividends and other similar transactions, as set forth in the Principal Purchase and Sale Agreement. Mr. Winemaster may, at his sole option and in lieu of delivering shares of Company Common Stock to Mr. Somodi as described above, elect to make a payment to Mr. Somodi equal to the then-market value of the shares Mr. Winemaster would otherwise be required to deliver pursuant to the provisions described above. Mr. Winemaster’s obligation will expire if the Company has not achieved the applicable market value per share of Company Common Stock milestones by the fifth anniversary of the closing of the Reverse Merger.

Prior to the closing of the Reverse Merger, and in connection with Mr. Winemaster and Mr. Somodi entering into the Principal Purchase and Sale Agreement, (i) on April 28, 2011, The W Group and Mr. Somodi entered into a Termination Agreement (the “Termination Agreement”), pursuant to which each of Mr. Somodi’s employment agreement with The W Group (the term of which expired in April 2010) and the Somodi Subscription Agreement, were terminated effective upon the closing of the Reverse Merger; and (ii) on April 29, 2011, the Company and Mr. Somodi entered into a new employment agreement, which sets forth the terms of Mr. Somodi’s employment with the Company. See “Form 10 Disclosure – Executive Compensation – Employment Agreements” for a description of the Company’s new employment agreement with Mr. Somodi.

Copies of each of the Termination Agreement (including the Principal Purchase and Sale Agreement referenced therein) and Mr. Somodi’s new employment agreement with the Company are incorporated herein by reference and filed as Exhibits 10.2 and 10.3, respectively, to this Form 8-K. The descriptions of the Termination Agreement, the

Principal Purchase and Sale Agreement and Mr. Somodi’s employment agreement with the Company, and the transactions contemplated thereby, set forth herein do not purport to be complete and are qualified in their entirety by reference to the full text of the exhibits filed herewith and incorporated by this reference.

Exemptions from Registration

The shares of Company Preferred Stock and Company Common Stock issued to the former stockholders of The W Group in the Reverse Merger were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were in each case offered, sold and issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act, as a transaction by an issuer not involving a public offering, and Rule 506 of Regulation D promulgated thereunder, and the exemption from state securities law registration requirements provided by Section 18(b)(4)(D) of the Securities Act. The Company relied on such exemptions based in part on written representations made by the former stockholders of The W Group in the respective transaction documents, including representations with respect to each stockholder’s status as an accredited investor and investment intent with respect to the acquired securities. The shares of Company Preferred Stock and Company Common Stock issued to the former stockholders of The W Group in the Reverse Merger may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act, and each of the certificates or instruments evidencing such shares bears a legend to that effect. To the extent that any shares of Company Common Stock are issued upon conversion of any shares of Company Preferred Stock issued in the Reverse Merger, such shares of Company Common Stock will be issued in transactions anticipated to be exempt from registration under Section 3(a)(9) of the Securities Act, because no commission or other remuneration will be paid in connection with such conversions and any resulting issuance of such shares of Company Common Stock.

Amendment and Restatement of the Bylaws of the Company

On April 29, 2011, prior to the consummation of the Reverse Merger, the Company’s board of directors approved the Amended and Restated Bylaws of the Company (the “Amended and Restated Bylaws”), to amend and restate the Bylaws of the Company then in effect, effective immediately. The Amended and Restated Bylaws reflect modifications to generally modernize the bylaws of the Company.

Further, pursuant to the Private Placement Purchase Agreement, and in connection with the Migratory Merger (as defined below), the Company agreed with the investors in the Private Placement on forms of each of the certificate of incorporation and the bylaws for the surviving entity in the Migratory Merger, which surviving entity will be incorporated in the State of Delaware. The forms of certificate of incorporation and bylaws for the surviving entity in the Migratory Merger, copies of which are attached as exhibits to the Private Placement Purchase Agreement, contain provisions similar in some respects to those in the Company’s current articles of incorporation and the Amended and Restated Bylaws; provided that, among other things, the certificate of incorporation and bylaws for the surviving entity will declassify the Company’s board of directors, which currently provides for staggered terms for the Company’s directors, and reflect applicable provisions of Delaware law.

A copy of the Amended and Restated Bylaws is incorporated herein by reference and filed as Exhibit 3.2 to this Form 8-K. Copies of the forms of each of the certificate of incorporation and bylaws for the surviving entity in the Migratory Merger are incorporated herein by reference and attached as exhibits to the Private Placement Purchase Agreement filed as Exhibit 10.4 to this Form 8-K. The descriptions of the Amended and Restated Bylaws, and of the forms of each of the certificate of incorporation and bylaws for the surviving entity in the Migratory Merger, in each case set forth herein do not purport to be complete and are qualified in their entirety by reference to the full text of the exhibits filed herewith and incorporated by this reference.

Reverse Split and Migratory Merger

In connection with, and prior to the consummation of, the Reverse Merger, the board of directors of the Company approved a 1-for-32 reverse stock split of issued and outstanding shares of Company Common Stock, immediately following the effectiveness of which every 32 issued and outstanding shares of Company Common Stock will automatically convert into one share of Company Common Stock. Any shareholder of the Company that would otherwise be entitled to a fraction of a share of Company Common Stock (after aggregating all fractional shares of Company Common Stock to be received by such holder) as a result of the Reverse Split, will receive an additional share of Company Common Stock (i.e., the aggregate number of shares of Company Common Stock of a shareholder resulting from the Reverse Split would be rounded up to the nearest whole number). The Reverse Split will not affect the number of authorized shares of capital stock of the Company or the par value of the Company Common Stock.

Immediately following the effectiveness of the Reverse Split, each issued and outstanding share of Company Preferred Stock will automatically convert into a number of shares of Company Common Stock equal to $1,000 divided by the conversion price then in effect. Following the effectiveness of the Reverse Split and such automatic conversion, the holders of Company Common Stock who were shareholders of the Company prior to the Reverse Merger will hold approximately 0.2% of the outstanding shares of Company Common Stock.

Further, in connection with the Reverse Merger and the Private Placement, the board of directors of the Company approved the merger of the Company with and into a Delaware corporation that will be newly-created as a wholly owned subsidiary of the Company, which merger will be effected for the purpose of changing the Company’s jurisdiction of incorporation from Nevada to Delaware (the “Migratory Merger”). The Reverse Split may be effected through the consummation of the Migratory Merger, whereby each 32 shares of Company Common Stock would be exchanged for one share of common stock of the surviving entity in the Migratory Merger. The consummation by the Company of each of the Reverse Split and the Migratory Merger is subject to the approval of the Company’s shareholders. In connection with the Private Placement, each of the current shareholders of the Company who was a stockholder of The W Group and who received shares in the Reverse Merger and Kenneth Landini, who received as a gift shares of Company Preferred Stock from each of Gary Winemaster and Kenneth Winemaster following the consummation of the Reverse Merger, as described above, entered into voting agreements, pursuant to which such person agreed to vote his shares of Company Common Stock and Company Preferred Stock, as applicable, in favor of the Reverse Split and the Migratory Merger. The persons who entered into voting agreements hold, in the aggregate, a substantial majority of the voting securities of the Company. Accordingly, approval of the Reverse Split and the Migratory Merger is assured. See “The Private Placement – Voting Agreements” below for a discussion of the voting agreements entered into in connection with the Private Placement.

In connection with the Reverse Split and the Migratory Merger, and pursuant to the Private Placement Purchase Agreement, the Company has agreed to file with the U.S. Securities and Exchange Commission (“SEC”) within 60 days of the closing of the Reverse Merger, and deliver to its shareholders of record, a proxy statement on Schedule 14A (the “Proxy Statement”) for the purpose of submitting to its shareholders the approval of the Reverse Split and the Migratory Merger at a special meeting of the Company’s shareholders. The Company has agreed to use its commercially reasonable best efforts to hold the special meeting of the Company’s shareholders within 120 days after the closing of the Reverse Merger.

Shareholders of the Company are urged to read the Proxy Statement, the documents incorporated by reference in the Proxy Statement, the other documents filed with the SEC and other relevant materials when they become available because they will contain important information about the Reverse Split and the Migratory Merger. Shareholders and investors in the Private Placement will be able to obtain these documents free of charge at the SEC’s website (http://www.sec.gov). The directors, executive officers and certain other members of management and employees of the Company and its subsidiaries are participants in the solicitation of proxies in favor of approval of the Reverse Split and the Migratory Merger. Information about the directors and executive officers of the Company is set forth in this Form 8-K. Additional information regarding the interests of such participants will be included in the Proxy Statement and the other relevant documents filed with the SEC when they become available.

Accounting Treatment

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) section 805, “Business Combinations” and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements, The W Group is considered the accounting acquiror in the Reverse Merger. The W Group is considered the acquiror for accounting purposes, and will account for the exchange transaction as a reverse acquisition, because The W Group’s former stockholders received the greater portion of the voting rights in the combined entity and The W Group’s senior management represents all of the senior management of the combined entity. The acquisition will be accounted for as the recapitalization of The W Group since, at the time of the acquisition, the Company was a company with minimal assets and liabilities. Consequently, the assets and liabilities and the historical operations that will be reflected in the Company’s consolidated financial statements will be those of The W Group and will be recorded at the historical cost basis of The W Group.

The Private Placement

General

Concurrently with the closing of the Reverse Merger, pursuant to the Private Placement Purchase Agreement, the Company completed the sale of an aggregate of 18,000 shares of Company Preferred Stock, together with the Private

Placement Warrants representing the right to purchase initially an aggregate of 24,000,000 shares of Company Common Stock, subject to the limitations on exercise set forth in the Private Placement Warrants (as described below), in the Private Placement to 29 accredited investors, and also issued the Roth Warrant to ROTH Capital Partners, LLC in connection with the Private Placement, as described below. The shares of Company Preferred Stock issued in the Private Placement are initially convertible into an aggregate of 48,000,000 shares of Company Common Stock, subject to the Preferred Conversion Limitation, and otherwise upon the terms and conditions, set forth in the Certificate of Designation. See “The Reverse Merger – Terms of Company Preferred Stock” above for a description of the Company Preferred Stock.

Pursuant to the Private Placement Purchase Agreement, the Company agreed that, if prior to the earlier of (1) the second anniversary of the date on which the initial Registration Statement (as defined in the Private Placement Registration Rights Agreement (as defined below)) is declared effective by the SEC, and (2) 180 days after the closing of a firm commitment public underwritten offering of equity securities of the Company which results in gross proceeds of $15,000,000 or more, the Company issues equity securities in one or a series of related offerings resulting in gross proceeds to the Company of at least $5,000,000 at an effective price per share of Company Common Stock (such effective price, the “Reset Price”) less than $0.375 ($12.00 giving effect to the Reverse Split as if it occurred on the closing date of the Reverse Merger and the Private Placement) (subject to adjustment as set forth in the Private Placement Purchase Agreement) (the “Base Price”), then no later than the closing date of such offering, the Company will issue to each investor in the Private Placement (A) additional shares of Company Common Stock (the “Reset Shares”) so that after giving effect to such issuance, the effective price per share of Company Common Stock acquired by such investor in the Private Placement (excluding shares issuable upon the exercise of the Private Placement Warrants) will be equal to the Reset Price, and (B) additional Private Placement Warrants (the “Reset Warrants”) covering a number of shares of Company Common Stock equal to 50% of the Reset Shares (the “Reset Warrant Shares”).

The Company further agreed, pursuant to the Private Placement Purchase Agreement, to take action such that, no later than 180 days following the closing of the Private Placement, the Company’s board of directors will consist of five or greater directors, a majority of whom will constitute “independent directors” as defined by the marketplace rules of The NASDAQ Stock Market.

As of April 29, 2011, the shares of Company Preferred Stock issued in the Private Placement, together with the shares of Company Common Stock issuable upon exercise of the Private Placement Warrants, on a fully diluted basis, assuming each share of Company Preferred Stock had converted into, and each of the Private Placement Warrants and the Roth Warrant had been exercised for, shares of Company Common Stock (but subject to the Preferred Conversion Limitation set forth in the Certificate of Designation and the limitations on exercise set forth in the Private Placement Warrants and the Roth Warrant, respectively), represent (1) approximately 12.32% of the outstanding shares of Company Common Stock, giving effect to the Reverse Merger, the Stock Repurchase, the Private Placement and the issuance of the Roth Warrant in connection with the Private Placement, and without giving effect to the Reverse Split, and (2) approximately 21.05% of the outstanding shares of Company Common Stock, on a fully diluted basis, giving effect to the Reverse Split.

Each investor in the Private Placement purchased shares of Company Preferred Stock and related Private Placement Warrants for a price of $1,000 per share and related Private Placement Warrant pursuant to the Private Placement Purchase Agreement, in each case executed and delivered by such investor on or prior to the closing of the Private Placement.

Private Placement Warrants

For every share of Company Common Stock issuable upon conversion of Company Preferred Stock purchased in the Private Placement, each investor in the Private Placement also received a warrant to purchase one-half of a share of Company Common Stock, at an initial exercise price of $0.40625 per share, subject to adjustment upon the effectiveness of the Reverse Split and for non-cash dividends, distributions, stock splits or other reorganizations or reclassifications of Company Common Stock. The Private Placement Warrants are also subject to full ratchet anti-dilution protection. The Private Placement Warrants represent the right to purchase initially an aggregate of 24,000,000 shares of Company Common Stock; however, the Private Placement Warrants are not exercisable prior to the effectiveness of the Reverse Split. Giving effect to the Reverse Split, immediately following the closing of the Reverse Merger and the Private Placement, the Private Placement Warrants would represent the right to purchase an aggregate of 750,000 shares of Company Common Stock, at an exercise price of $13.00 per share. The Private Placement Warrants will expire on April 29, 2016.

The Private Placement Warrants further include a requirement that, from and after the effective date of the Reverse Split, the Company will keep reserved out of the authorized and unissued shares of Company Common Stock sufficient shares to provide for the exercise of the Private Placement Warrants.

Roth Warrant

The Roth Warrant represents the right to purchase initially an aggregate of 3,360,000 shares of Company Common Stock, subject to the limitations on exercise set forth in the Roth Warrant (as described below), at an initial exercise price of $0.4125 per share, subject to adjustment upon the effectiveness of the Reverse Split and as otherwise set forth in the Roth Warrant. The Roth Warrant is not exercisable prior to the effectiveness of the Reverse Split. Giving effect to the Reverse Split, immediately following the closing of the Reverse Merger and the Private Placement, the Roth Warrant would represent the right to purchase an aggregate of 105,000 shares of Company Common Stock, at an exercise price of $13.20 per share. The Roth Warrant will expire on April 29, 2016. The Roth Warrant includes a requirement of the Company that the Company reserve a sufficient number of shares of Company Common Stock solely for the purpose of effecting the exercise of the Roth Warrant into shares of Company Common Stock pursuant to the terms (and subject to the limitations) thereof.

Voting Agreements

In connection with the closing of the Private Placement, on April 29, 2011, each of the shareholders of the Company who was a stockholder of The W Group and who received shares in the Reverse Merger and Kenneth Landini, who received as a gift shares of Company Preferred Stock from each of Gary Winemaster and Kenneth Winemaster following the consummation of the Reverse Merger, as described above, entered into Voting Agreements (collectively, the “Voting Agreements”), pursuant to which such person agreed to vote his shares of Company Preferred Stock and Company Common Stock, as applicable, in favor of the Reverse Split, the Migratory Merger and such other matters as may be necessary or advisable to consummate the transactions contemplated by the Private Placement Purchase Agreement. Pursuant to the Voting Agreements, each shareholder of the Company party thereto further appointed representatives of certain of the investors in the Private Placement as such person’s proxy such that, in the event such shareholder fails to be counted as present or vote such shareholder’s shares in favor of the Reverse Split and the Migratory Merger, then the proxy will have the right to vote such shares in favor of the Reverse Split and the Migratory Merger. The persons who entered into the Voting Agreements hold, in the aggregate, a substantial majority of the voting securities of the Company. Accordingly, approval of the Reverse Split and the Migratory Merger is assured.

Copies of each of the Private Placement Purchase Agreement, a form of Voting Agreement, a form of the Private Placement Warrants and the Roth Warrant are incorporated herein by reference and filed as Exhibits 10.4, 10.5, 10.6 and 10.7, respectively, to this Form 8-K. The descriptions of the Private Placement Purchase Agreement, the Voting Agreements, the Private Placement Warrants and the Roth Warrant, and the respective transactions contemplated thereby, set forth herein do not purport to be complete and are qualified in their entirety by reference to the full text of the exhibits filed herewith and incorporated by this reference.

Exemptions from Registration

The shares of Company Preferred Stock issued in the Private Placement, the Private Placement Warrants and the Roth Warrant were offered, sold and issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act, in each case as a transaction by an issuer not involving a public offering, and Rule 506 of Regulation D promulgated thereunder, and the exemption from state securities law registration requirements provided by Section 18(b)(4)(D) of the Securities Act. The Company relied on such exemptions based in part on representations made by each of the investors in the Private Placement in the Private Placement Purchase Agreement, or in the case of ROTH Capital Partners, LLC, in the Roth Warrant, including representations with respect to each investor’s status or the status of ROTH Capital Partners, LLC, as applicable, as an accredited investor and investment intent with respect to the acquired securities. The shares of Company Preferred Stock issued in the Private Placement, the Private Placement Warrants and the Roth Warrant may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act, and each of the certificates or instruments evidencing such shares of Company Preferred Stock, the Private Placement Warrants and the Roth Warrant, as applicable, bears a legend to that effect. To the extent that any shares of Company Common Stock are issued upon conversion of any shares of Company Preferred Stock issued in the Private Placement, such shares of Company

Common Stock will be issued in transactions anticipated to be exempt from registration under Section 3(a)(9) of the Securities Act, because no commission or other remuneration will be paid in connection with such conversions and any resulting issuance of such shares of Company Common Stock. To the extent any shares of Company Common Stock are issued upon the exercise of any Private Placement Warrants, and to the extent any shares of Company Common Stock are issued upon the exercise of the Roth Warrant, such shares will be issued in transactions anticipated to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder or, in the case of “cashless exercise” of the Private Placement Warrants or Roth Warrant, as applicable, Section 3(a)(9) of the Securities Act. To the extent any Reset Shares or any Reset Warrants are issued pursuant to the Private Placement Purchase Agreement, or any Reset Warrant Shares are issued upon the exercise of any such Reset Warrants, such shares will be issued in transactions anticipated to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder or, in the case of “cashless exercise” of the Reset Warrants, Section 3(a)(9) of the Securities Act.

Restrictions on Transfer

All shares of Company Common Stock and Company Preferred Stock issued to the former stockholders of The W Group in the Reverse Merger and the shares of Company Common Stock issuable upon conversion of such shares of Company Preferred Stock, all of the shares of Company Preferred Stock issued in the Private Placement and the shares of Company Common Stock issuable upon conversion thereof, the Private Placement Warrants and the shares of Company Common Stock issuable upon exercise thereof, the Roth Warrant and the shares of Company Common Stock issuable upon exercise thereof, any Reset Shares or Reset Warrants issued pursuant to the Private Placement Purchase Agreement, and any Reset Warrant Shares issuable upon exercise of any Reset Warrants, will be considered “restricted securities” under U.S. federal securities laws and may not be resold pursuant to Rule 144 under the Securities Act, or any successor thereto (“Rule 144”), for a period of at least one year after the filing of this report. Each of the shareholders of the Company who was a stockholder of The W Group and who received shares in the Reverse Merger (each of whom served as a director and executive officer of The W Group and has become an executive officer (and has or will become a director) of the Company in connection with the consummation of the Reverse Merger), and Kenneth Landini, who received shares of Company Preferred Stock as a gift from each of Gary Winemaster and Kenneth Winemaster, as described above (who served as a director of The W Group and will become a director of the Company in connection with the consummation of the Reverse Merger as described in this Form 8-K), has executed a lock-up agreement (each, a “Lock-Up Agreement”) which provides that such person will not, for a period commencing on April 29, 2011, the date of the Private Placement Purchase Agreement, and ending on the earlier of the termination of the Private Placement Purchase Agreement and 180-days following the effective date of the Registration Statement, offer, sell or otherwise transfer any shares of Company Common Stock, any securities substantially similar to Company Common Stock and any securities convertible into or exercisable for shares of Company Common Stock (including shares of Company Preferred Stock), other than in connection with the Reverse Merger, the Stock Repurchase and the Principal Purchase and Sale Transaction and the gifts of shares of Company Preferred Stock to Mr. Landini described herein (subject to customary exceptions).

A copy of the form of Lock-Up Agreement is incorporated herein by reference and filed as Exhibit 10.8 to this Form 8-K. The description of the Lock-Up Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibit filed herewith and incorporated by this reference.

Registration Rights

The Company has entered into a registration rights agreement with the investors in the Private Placement and Roth Capital Partners, LLC (the “Private Placement Registration Rights Agreement”), pursuant to which the Company has agreed to file a registration statement on Form S-1 with the SEC covering the resale of all shares of Company Common Stock issuable upon conversion of shares of Company Preferred Stock issued in the Private Placement and shares of Company Common Stock issuable upon exercise of the Private Placement Warrants and the Roth Warrant (collectively, the “Registrable Securities”), on or before the date which is 30 days after the closing date of the Private Placement (the “Filing Deadline”), and to use its commercially reasonable efforts to have such shelf registration statement declared effective by the SEC as soon as practicable. The Company further agreed, within 30 days after the Company becomes eligible to use a registration statement on Form S-3 to register the Registrable Securities for resale, to file a registration statement on Form S-3 covering the Registrable Securities. Pursuant to the Private Placement Registration Rights Agreement, the holders of Registrable Securities are also entitled to certain piggyback registration rights.

If a registration statement is not filed with the SEC on or prior to the Filing Deadline, or if (1) a registration statement covering the Registrable Securities is not declared effective by the SEC prior to the earlier of (A) five business days after the SEC informs the Company that no review of such registration statement will be made or that the SEC has no further comments on such registration statement, or (B) the 120th day after the closing of the Private Placement, or (2) after a registration statement has been declared effective by the SEC, sales cannot be made pursuant to such registration statement for any reason, but excluding any period for which the use of any prospectus included in a registration statement has been suspended if and so long as certain conditions exist (which period may not be for more than 20 consecutive days or for a total of more than 45 days in any 12-month period), then the Company will make pro rata payments to each investor in the Private Placement, as liquidated damages, in an amount equal to 1.5% of the aggregate amount invested by such investor for each 30-day period (or pro rata for any portion thereof) following the date by which such registration statement should have been filed with the SEC, or been declared effective, as applicable.

The Company is also obligated to maintain the effectiveness of the registration statement until the earliest of (1) the first date on which all Registrable Securities covered by such registration statement have been sold, (2) the first date on which all Registrable Securities covered by such registration statement may be sold without restriction pursuant to Rule 144 or (3) the first date on which none of the securities included in the registration statement constitute “Registrable Securities” (as such term is defined in the Private Placement Registration Rights Agreement”).

In connection with the consummation of the Reverse Merger, the Company also entered into a registration rights agreement with Gary Winemaster, Kenneth Winemaster and Thomas Somodi (the “Shareholder Registration Rights Agreement”), pursuant to which the Company has agreed to provide to such persons certain piggyback registration rights with respect to shares of the Company’s capital stock, including shares issuable upon exercise, conversion or exchange of securities, held by such persons at any time on or after the closing of the Reverse Merger. The piggyback registration rights under the Shareholder Registration Rights Agreement are subject to customary cutbacks and are junior to the piggyback registration rights granted to investors in the Private Placement and to Roth pursuant to the Private Placement Registration Rights Agreement.

Copies of each of the Private Placement Registration Rights Agreement and the Shareholder Registration Rights Agreement are incorporated herein by reference and filed as Exhibits 10.9 and 10.10, respectively, to this Form 8-K. The descriptions of the Private Placement Registration Rights Agreement and the Shareholder Registration Rights Agreement set forth herein do not purport to be complete and are qualified in their entirety by reference to the full text of the exhibits filed herewith and incorporated by this reference.

Replacement of Prior Credit Agreement

On April 29, 2011, in connection with the closing of the Reverse Merger, the Stock Repurchase and the Private Placement, the Company and The W Group entered into a loan and security agreement with Harris N.A., and such loan and security agreement replaced the existing loan and security agreement that The W Group had with its senior lender prior to the closing of the Reverse Merger. Pursuant to the loan and security agreement with Harris N.A., among other things, the Company became a party to the loan and security agreement, the maximum loan amount under the senior credit facility was reduced from the maximum loan amount under The W Group’s prior credit facility to reflect The W Group’s repayment in full of its two previously outstanding term loans under the prior credit facility, and the financial covenants under the prior credit facility were replaced with a new fixed charge coverage ratio covenant. See “Form 10 Disclosure – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and capital resources – Credit agreement” below for a discussion of the Company’s current credit facility and The W Group’s prior credit facility, which was replaced in connection with the Reverse Merger.

A copy of the loan and security agreement with Harris N.A. is incorporated herein by reference and filed as Exhibit 10.11 to this Form 8-K. The description of the loan and security agreement in this Form 8-K does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibit filed herewith and incorporated by this reference.

Transaction Fees and Use of Proceeds.

The Company received gross proceeds of $18,000,000 from the Private Placement of shares of Company Preferred Stock and Private Placement Warrants issued in the Private Placement. The Company assumed The W Group’s agreement to pay ROTH Capital Partners, LLC, in its capacity as placement agent in connection with the Private Placement, and The W Group’s agreement to pay Invision Capital, in its capacity as financial consultant to the W Group in connection with the Private Placement.

ROTH Capital Partners, LLC, in its capacity as placement agent, received an aggregate of $1,830,109 in cash fees (including $570,109 in fees for the Reverse Merger and $1,260,000 in fees for the Private Placement) and the Roth Warrant, representing the right to purchase initially 3,360,000 shares of Company Common Stock, subject to the limitations on exercise set forth therein, in connection with the Reverse Merger and the Private Placement. In addition, Invision Capital, in its capacity as financial consultant to The W Group, received an aggregate of $830,000 in cash fees for consulting services. Additionally, the Company incurred accounting, legal and other out-of-pocket expenses, including reimbursement of expenses of the investors and ROTH Capital Partners, LLC, in its capacity as placement agent, estimated to be a total of approximately $1,760,000 in connection with the Reverse Merger and the Private Placement. In addition, the Company paid $360,000 to repurchase shares of Company Common Stock from the majority shareholders of the Company pursuant to the Stock Repurchase.

The net proceeds to the Company from the Private Placement, after deducting for fees, costs and estimated expenses with respect to the Reverse Merger, the Private Placement and the Stock Repurchase, are estimated to be approximately $13,200,000. The Company used proceeds from the Private Placement to pay off in full the Company’s two term loans under its prior credit facility, in an aggregate of approximately $7,300,000, and, together with a draw of approximately $18,400,000 on the line of credit from its new credit facility, to repay all of its existing line of credit, including fees, costs and expenses, under its prior credit facility. Immediately following such transactions, availability under the new credit facility was approximately $12,700,000. See “Form 10 Disclosure – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and capital resources – Credit agreement” below for a discussion of the Company’s credit facility entered into in connection with the Reverse Merger.

Summary of Transaction Sequence

The following is an outline summarizing the Reverse Merger, the Principal Purchase and Sale Transaction, the Private Placement, the Stock Repurchase and the Reverse Split (all of which, except for the Reverse Split, occurred substantially contemporaneously):

Reverse Merger and Principal Purchase and Sale Transaction

(1)	Merger Sub merged with and into The W Group, and The W Group remained as the surviving corporation of the merger, becoming a wholly-owned subsidiary of the Company.

(2)	Pursuant to the Merger Agreement, in exchange for all of the outstanding shares of common stock of The W Group held by the three stockholders of The W Group at the closing of the Reverse Merger, the Company issued an aggregate of 10,000,000 shares of Company Common Stock and 95,960.90289 shares of Company Preferred Stock to the three stockholders of The W Group.

(3)	Pursuant to the Principal Purchase and Sale Agreement, Gary Winemaster agreed to purchase from Mr. Somodi, and Mr. Somodi agreed to sell to Mr. Winemaster, the 1,000,000 shares of Company Common Stock and the 9,596.09002 shares of Company Preferred Stock (in each case, without giving effect to the Reverse Split) acquired by Mr. Somodi pursuant to the Merger Agreement, at an initial closing to occur within 90 days following the closing of the Reverse Merger, in exchange for (1) a cash payment equal to $2,500,000, payable at such initial closing, (2) an additional cash payment equal to $1,750,000, payable at a subsequent closing, and (3) Mr. Winemaster’s agreement to transfer to Mr. Somodi shares of Company Common Stock, or cash payment in lieu thereof, upon the Company’s achievement of certain market value per share of Company Common Stock milestones.

Private Placement

(4)	The Company issued an aggregate of 18,000 shares of Company Preferred Stock, together with Private Placement Warrants representing the right to purchase initially 24,000,000 shares of Company Common Stock, subject to the limitations on exercise set forth in the Private Placement Warrants, to 29 accredited investors, at a purchase price of $1,000 per share and related Private Placement Warrants, in the Private Placement and issued the Roth Warrant, representing the right to purchase initially 3,360,000 shares of Company Common Stock, subject to the limitations on exercise set forth in the Roth Warrant, to ROTH Capital Partners, LLC.

Stock Repurchase

(5)	Pursuant to the Repurchase Agreement:

(A)	The Company repurchased 3,000,000 shares of Company Common Stock from Ryan Neely and Michelle Neely;

(B)	Ryan Neely and Michelle Neely terminated all of their right, title and interest in and to, and released the Company from any and all obligations it had with respect to, the loans made by Ryan Neely and Michelle Neely to the Company from time to time (which, as of the closing of the transactions contemplated by the Repurchase Agreement, was an aggregate principal amount of $114,156); and

(C)	In exchange, the Company paid aggregate consideration of $360,000 to Ryan Neely and Michelle Neely.

Reverse Split and Migratory Merger

(6)	The board of directors of the company approved a 1-for-32 reverse stock split of shares of Company Common Stock issued and outstanding, and the merger of the Company with and into a Delaware corporation that will be a wholly-owned subsidiary of the Company formed for the purpose of changing the Company’s jurisdiction of incorporation from Nevada to Delaware. Immediately following the effectiveness of the Reverse Split, every 32 issued and outstanding shares of Company Common Stock will automatically convert into one share of Company Common Stock, and each issued and outstanding share of Company Preferred Stock will automatically convert into a number of shares of Company Common Stock equal to $1,000 divided by the conversion price then in effect. The Company intends to file with the SEC, and deliver to its shareholders of record, the Proxy Statement on Schedule 14A for the purpose of submitting to its shareholders the approval of the Reverse Split and the Migratory Merger at a special meeting of the Company’s shareholders.

FORM 10 DISCLOSURE

BUSINESS

Description of Our Company and Predecessor

Format, Inc. (now known as Power Solutions International, Inc.) was incorporated in the State of Nevada on March 21, 2001 for the purpose of providing EDGARizing services to various commercial and corporate entities. Prior to the consummation of the Reverse Merger, Format, Inc. was engaged, to a very limited extent, in EDGARizing corporate documents for filing with the SEC, and providing limited commercial printing services. On November 14, 2006, Format, Inc. filed a registration statement on Form 10-SB on a voluntary basis so that it would become a reporting issuer pursuant to the Exchange Act, and such registration statement on Form 10-SB became effective on January 13, 2007. Based upon the nominal operations and assets of Format, Inc. prior to the consummation of the Reverse Merger and the other transactions described in this Form 8-K, Format, Inc. may be deemed to have been a shell company (as that term is defined in Rule 12b-2 of the Exchange Act) prior to the consummation of the Reverse Merger.

Following the closing of the Reverse Merger with The W Group, the Company has succeeded to the business of The W Group, which is described below. In connection with the Reverse Merger, effective April 29, 2011, we changed our corporate name to Power Solutions International, Inc. Unless the context otherwise requires, “we,” “our,” “us,” “our company” and similar expressions used in this section refer to The W Group prior to the closing of the Reverse Merger on April 29, 2011, and Power Solutions International, Inc. (f/k/a Format, Inc.), as successor to the business of The W Group, following the closing of the Reverse Merger.

Company Overview

We are a global producer and distributor of one of the broadest ranges of high performance, certified low emission, power solutions for original equipment manufacturers of off-highway industrial equipment (“industrial OEMs”). Our customers include large, industry-leading, multinational organizations, and we are a sole source power solution provider for most of our customers. By leveraging our expertise in developing emission-certified power systems and through our access to the latest power system technologies, we believe that we are able to provide a turnkey “green” solution to industrial OEMs at a lower cost and faster design turnaround than other alternatives.

Our power systems are primarily spark-ignited, running on alternative fuels such as natural gas and propane. We design, develop, manufacture, distribute and provide after-market support for our power solutions for industrial OEMs in a wide range of industries with a diversified set of applications. Our power solutions are used in stationary electricity generators, oil and gas equipment, forklifts, aerial work platforms, industrial sweepers, arbor equipment, agricultural and turf equipment, aircraft ground support equipment, construction and irrigation equipment, and other industrial equipment. For these applications, our low-emission, alternative fuel power solutions, which range in size from under 1 liter to over 22 liters and meet, and in many cases produce emissions at levels significantly lower than those required by, emission standards of the EPA and CARB, represent a cleaner, and typically less expensive, alternative to diesel fuel power systems. In addition, while our power systems primarily run on alternative fuels, we also supply low-emission standard fuel (such as diesel) and hybrid power solutions. In the markets in which our diesel and alternative fuel power systems compete, substantially all of the engines are water-cooled (as opposed to air-cooled), multi-cylinder engines.

Pursuant to a distributor agreement with Perkins, a wholly-owned subsidiary of Caterpillar, packaging and distribution agreements with Caterpillar engine dealers and our association with Caterpillar, we are one of the largest suppliers of Perkins and Caterpillar diesel power systems under 275 horsepower. This makes us a world leader in the supply of EPA and CARB emission-certified diesel power solutions to the industrial OEM marketplace. As we do for our alternative fuel power systems, we supply components for, and apply our sophisticated application engineering and design services to, these Perkins and Caterpillar power systems in a wide range of industrial applications. We believe that the 12-state territory covered by these distribution agreements presents us with the opportunity to capitalize on the majority of all diesel industrial OEM opportunities in the United States.

Building upon our experience in developing emission-compliant power systems, and with a view to serving our customers’ needs regarding emissions compliance, we are also developing a range of hybrid power solutions. We plan to leverage technology from our existing green power solutions and our application expertise to provide tailored, cost-efficient, emission-compliant hybrid power systems to the industrial OEM marketplace, both domestically and internationally.

We expect that growth in domestic sales of our low-emission power solutions will be driven by the substantial breadth of our emission-certified products, as well as increasing U.S. demand for alternative fuel power solutions resulting from the adoption of increasingly stringent engine emission regulations. Additionally, we are seeing increasing demand for our power solutions from international industrial OEMs, most significantly in Asia, that manufacture industrial equipment for the U.S. import market.

Industry and Market Overview

Industrial OEM Market

The off-highway industrial OEM market represents a diversified set of applications and industry categories that include power generation, oil and gas, material handling, aerial work platforms, sweepers, arbor, welding, airport ground support, agricultural, turf, construction and irrigation. While the power system requirements for the industrial OEM market bear similarities to the requirements for power systems used in automotive applications, there are substantial application differences between automotive and industrial equipment applications. Torque, start, stop, low speed and, with respect to certain applications, indoor use requirements make direct utilization of an automotive power system impractical for use in most industrial equipment applications. Recognizing these differences, the EPA and CARB have issued distinct emission standards and regulations for industrial applications, as compared to those for automotive applications. As a result, there is not a direct cross-over of available automotive power systems into the industrial OEM market. Power systems utilized in the industrial OEM market must satisfy these emission standards through a certification process with the EPA and CARB that includes durability testing of the engine emission system at zero and 5,000 hours, production line testing on a quarterly basis and field compliance audit testing. Given the level of engineering and financial resources that automotive engine manufacturers would need to dedicate to supply EPA emission-certified product into this industrial OEM marketplace, and that this marketplace does not represent a core business for these manufacturers, it is generally impractical for automotive engine manufacturers to compete in the industrial OEM marketplace.

Industrial OEM power systems utilize internal combustion engines (both diesel and spark-ignited), as well as electric motors. Diesel engine systems, which use compression to initiate ignition to burn fuel, in contrast to spark-ignited engine systems which utilize a spark plug to initiate the combustion process, currently represent the dominant power systems, depending on the specific industrial application involved. For example, diesel powered equipment is generally utilized in outdoor industrial applications, while electric motors and alternative fuel, spark-ignited power systems are used for indoor industrial applications where carbon monoxide and air quality issues must be addressed.

The following charts illustrate the industrial OEM market in 2009 for water-cooled, multi-cylinder diesel and spark-ignited engines, broken down by geographic regions for which these engines are procured, and between diesel and spark-ignited engines, based upon data supplied by Power Systems Research, Inc., a global supplier of business information to the engine and power products industries.

Both diesel power systems and electric motors have significant limitations. Diesel power systems present unique emission compliance challenges, while electric motors are often not feasible alternatives in industrial applications as a result of limitations on battery storage capacity. We expect demand for spark-ignited power systems within the industrial OEM marketplace, even without full consideration of the anticipated migration from diesel to spark-ignited power systems in the industrial OEM marketplace, to grow at a high rate, with worldwide demand estimated by Power Systems Research, Inc. to be approximately 272,000 units in 2011, a 67% increase over the 2009 level of approximately 163,000 units, and approximately 357,000 units in 2015, an increase of approximately 119% over 2009 levels. Additionally, consistent with trends in the automotive marketplace, industrial OEMs are demonstrating strong interest in hybrid power systems.

Market Trends

The market for our power solutions is continuing to grow globally as a result of several key drivers.

Increasingly Stringent Regulations and Growing Efforts to Reduce Emissions

Concerns regarding climate change and other environmental considerations have led to implementation of laws and regulations that restrict, cap or tax emissions in the automotive industry and throughout other industries. While emission standards vary significantly around the world, such standards have become increasingly more stringent. Over the last ten years in particular, there has been a significant increase in regulation of off-highway equipment emissions. Industrial OEMs have experienced pressure to redesign their products to address these emission regulations, as products that are unable to meet emission standards may not be sold in the marketplace. However, we believe few suppliers to industrial OEMs have been capable of providing, or are willing to make the investments of time and financial and other resources necessary to provide, products that meet the new EPA and CARB requirements.

Increased EPA and CARB emission regulations associated with diesel power systems due to take effect over the next several years are expected to increase both the cost and product footprint (i.e., the size of the power system) of diesel power products. Internal combustion engines generally produce emissions of carbon monoxide, unburned hydrocarbons and oxides of nitrogen, and diesel engines produce particularly high levels of these pollutants. In addition, diesel engines produce particulate matter, which is among the areas of focus of these emission regulations. In 2004, the EPA adopted rules introducing Tier 4 emission standards which significantly reduce permitted emissions of oxides of nitrogen and particulate matter, and restrict hydrocarbon emissions, for off-road diesel engines of various sizes. The most recent standards adopted were initially implemented in 2008 and will continue to be phased in through 2015. As an example of the increasingly stringent standards to which diesel engines are subject, in 2012 permitted levels of particulate matter for nonroad diesel engines will be reduced by approximately 90% from 2009 permitted levels. As a result, manufacturers and suppliers of diesel power systems, in comparison to spark-ignited and hybrid power systems, face greater challenges in complying with the new emission regulations. A manufacturer of diesel power systems must expend significant resources to develop a compliant power system, often through incorporation of additional componentry into a power solution to reduce levels of particulate and other emissions. This can be a lengthy and expensive process—based upon our experience with customers and suppliers, and on additional information provided by Power Systems Research, Inc., industrial OEMs are experiencing cost increases of between 30% and 100% for a comprehensive diesel power system with combustion and aftertreatments incorporated to satisfy the new requirements. Furthermore, these emission regulations will create not only a cost but also a footprint disadvantage for a diesel power system, when compared to a spark-ignited, emission-certified power system.

Additionally, countries outside of the United States have historically adopted emission regulations aligned with those of the U.S., and accordingly, it is anticipated that regulations comparable to current and future EPA and CARB emission regulations will be implemented internationally. For example, recently implemented policies in Europe, generally referred to as Stage I, II, III and IV regulations, regulate emissions of off-road mobile equipment. Similar to emission regulations in the U.S., these regulations in Europe call for reductions in emissions of hydrocarbons, oxides of nitrogen and particulate matter, to be phased in over a period of time. If foreign jurisdictions continue to adopt emission regulations consistent with those of the U.S., it is expected that the international industrial OEM market will experience similar pressures to utilize cost effective, emission-certified power systems.

The chart below represents our estimate of the anticipated growth in sales of water-cooled, multi-cylinder, spark-ignited engines, relative to equivalent diesel engines, in the worldwide industrial OEM market for water-cooled, multi-cylinder diesel and spark-ignited engines over the next several years, based upon data supplied by Power Systems Research, Inc.

Projected Growth in Sales of Water-Cooled, Multi-Cylinder Spark-Ignited Engines in the Worldwide Industrial OEM Market

Increased Use of Alternative Fuels

As a result of economic considerations, the drive for energy independence and the widespread availability of alternative fuels such as natural gas and propane, in addition to environmental concerns, the market for alternative fuel technology continues to grow. We believe that providers of industrial equipment in industrial OEM categories, such as power generation, that rely significantly on coal, diesel fuel and gasoline, will face increasing pressure to use alternative fuel power solutions.

In the United States, significant domestic alternative fuel reserves have been identified. These reserves include the Marcellus Gas Shale, with estimated technically recoverable resources of 262 trillion cubic feet of natural gas, and the Bakken Formation of the Williston Basin Province, Montana and North Dakota, with an estimated mean of undiscovered volumes of 3.65 billion barrels of oil, 1.85 trillion cubic feet of associated/dissolved natural gas and 148 million barrels of natural gas liquids. It is believed that the alternative fuel reserves identified in the United States could satisfy much of the energy needs of the U.S. for many years.

Additionally, the infrastructure supporting alternative fuel in the United States continues to expand. Further, the United States and some other countries have taken action to increase demand and support for alternative fuels, in an effort to reduce dependence on imported oil, capitalize on domestic natural gas reserves and reduce emissions from diesel engines. For example, the EPA has provided certain subsidies in the form of grants and other financing programs for the advancement of alternative fuel technologies (to date directed primarily towards on-road vehicles). Additionally, industry organizations, such as the Propane Education and Research Council, an organization authorized by the U.S. Congress with the passage of the Propane Education and Research Act, award grants to a wide variety of institutions, universities, and government organizations for the continued research, development, demonstration and commercialization of alternative fuel technologies.

Industrial OEM Trend Toward Outsourcing

Industrial OEMs have been following the broader marketplace trend of outsourcing non-core functions. The dynamics of global sourcing and the need for cost competitiveness have led, and should continue to lead, industrial OEMs to assess what operations and system components are core to their business model and what they should outsource to their suppliers and partners. In particular, to comply with frequently changing environmental regulations while remaining competitive, industrial OEMs have been increasingly more reliant on outsourcing to third party suppliers and partners with specialized regulatory and design expertise. By looking to outside sources for power systems, power system components and subsystems, industrial OEMs are able to focus their resources on overall design and functionality of their products, rather than on developing the sophisticated technology associated with emission-certified power systems. We expect increasingly more industrial OEMs to outsource power systems, system components and subsystems to third party suppliers with the requisite experience and technology.

Penetration by International Suppliers into Regulated Markets

The implementation of emission regulations domestically and in certain non-U.S. markets also impacts international suppliers of industrial equipment products outside these regulated markets. International industrial OEMs that supply into regulated industrial OEM markets, including those already doing so and those recognizing emerging opportunities to sell their products into these markets, must meet applicable emission requirements, like those imposed by the EPA and CARB in the U.S. For example, Chinese and other Asian suppliers have recognized that, in order to effectively penetrate and sell into emission regulated industrial OEM markets like North America and Western Europe, their products must be emission-certified. These international industrial OEMs generally lack the regulatory and design expertise necessary to develop their own emission-certified power systems. Furthermore, they recognize that, even if they had or could acquire the relevant expertise, it can be much less time consuming and much more cost-effective for them to procure compliant power systems from third-party suppliers, rather than internally developing and manufacturing their own solutions. Accordingly, just as domestic industrial OEMs are outsourcing this function, so too are international industrial OEMs, and we expect this trend to continue.

Growing Demand for Sophisticated Electronic Technology and Automotive Grade Quality Standards

Demanding automotive grade quality, as well as on-time delivery, has become standard practice in the industrial OEM marketplace. Consistent with the trend in the automotive industry, the level of technology and sophistication, including electronic controls, associated with industrial OEM power systems has advanced significantly to meet the growing demand for improved quality, reliability and performance. This has led to an ongoing reduction in the number of suppliers capable of supporting such product requirements.

Our Competitive Strengths

We have a 25-year history and reputation as a proven supplier of cost-effective, technologically advanced products to the industrial OEM marketplace. We believe that our technological superiority and the comprehensive nature of our product offerings position us to capitalize on developing trends in the industrial OEM markets and drive significant future growth.

Our Deep and Broad Array of Green Product Offerings

Alternative Fuel Power Systems

Our power systems represent one of the broadest ranges of EPA and CARB emission-certified, alternative fuel products for industrial applications in the world. We are one of only a few providers of industrial OEM products that meet, and in many cases produce emissions at levels significantly lower than those required by, current and publicly disclosed future emission standards of the EPA and CARB. We also provide advanced, standardized fuel system and component technology across our entire range of emission-certified products, utilizing a common fuel system and electronic controls on most of our power systems. As a result, our OEM customers are able to focus internal engineering and technical support resources, and train their personnel, on one standardized fuel system and one set of electronic controls employed throughout the range of power systems they acquire from us, and are able to reduce their product design and ongoing product support costs.

Our existing capability to provide one of the largest ranges of emission-certified, alternative fuel products currently available strategically positions us to capitalize on the cost and packaging disadvantage associated with diesel power systems that will result from increased EPA and CARB emission regulations scheduled to take effect over the next several years. Given the existing dominance of diesel power systems in the industrial OEM marketplace, even a minor shift in the marketplace from diesel to spark-ignited, alternative fuel power systems will represent a significant growth opportunity for us.

Additionally, as international OEMs desire to supply industrial equipment products into the United States that must meet required EPA and CARB emission requirements, we provide a fast, certain, cost-effective route for these foreign industrial OEMs to meet these emission requirements. Specifically, because we own the EPA and CARB compliance certificates specific to our power solutions, we provide foreign industrial OEMs with immediate access to EPA and CARB compliant power systems through our lineup of emission-certified product and application engineering capabilities. We believe our ability to provide emission-certified turnkey solutions to these industrial OEMs is unmatched by any competitor. We have already secured sourcing relationships with some of Asia’s largest industrial OEMs, and have begun supplying EPA and CARB compliant power systems for incorporation into their product lineups.

Furthermore, because we expect countries outside of the United States to implement emission regulations that are aligned with current and future U.S. emission standards, we anticipate an opportunity to further diversify and supplement our customer base with industrial OEMs that supply products outside of the U.S. If such emission regulations are implemented consistent with our expectation, we anticipate being able to provide power systems to industrial OEMs that meet applicable foreign emission standards, leveraging our technology and experience in developing our EPA and CARB emission-certified products.

In summary, we represent a “one-stop” power solution for industrial OEMs desiring to meet the growing demands for green products with reduced emissions across their entire range of products. As such, we believe we are in a prime competitive position to continue to grow market share domestically, as well as internationally.

Hybrid Power Systems

We believe that, as increased emission standards are implemented, our existing OEM customers and other industrial OEMs may explore power system alternatives to standalone combustion engines. Accordingly, in addition to alternative fuel power systems, we are developing hybrid power solutions that address future emission standards and today’s environmental and cost related concerns, with the ability to operate over an extended range. We are developing versatile hybrid powertrain units for the industrial OEM market, and expect to be able to integrate our hybrid power systems within the powertrain as a parallel system (i.e., coupled to a traditional hydraulic pump or transmission) or series system (i.e., used to provide extended on-board electrical power to an electric drive system). We believe that our hybrid power systems will reduce fuel costs, increase torque and increase productivity of the power system. Additionally, our hybrid power systems are being designed to produce low levels of noise and exhaust emissions and excellent fuel economy. These systems should also enable customers to downsize current engine displacements (i.e., get the same power out of smaller engines).

Capitalizing on our extensive experience in developing both short and long term green power solutions, we will be able to accurately specify the proper engine size, battery and voltage range, along with the proper integrated hybrid system and engine management controls for a specific industrial application. We believe our ability to provide fully integrated hybrid powertrain solutions to our industrial OEM customers will be an advantage over our competitors and strengthen our ability to meet the alternative power system needs of industrial OEMs in the future.

Our Deep Market Penetration and Strong and Diverse Customer Base

Through industrial OEMs outsourcing component products to us, we are able to leverage off cross-industry category standardization opportunities, while still providing each industrial OEM with the flexibility to customize as required for particular design and application specifications. We aggregate our product development efforts, and can amortize associated costs, over our large and diverse OEM customer base and across industry categories. Furthermore, we capitalize on volume, economies of scale and global supply opportunities when sourcing component products. We can therefore provide our OEM customers with lower cost structures than they would otherwise be able to achieve and help them reduce their part numbers and supply base by consolidating their procurement and assembly efforts down to a single part number product supplied by us. Our component sourcing relationships further enable our OEM customers to recognize resource reductions, inventory reductions and engineering support advantages.

Additionally, our relationships with international OEM customers that supply their industrial equipment into the United States generate opportunities for us to further supplement our business. We believe that, once one of our power systems is engineered into a foreign industrial OEM’s product, that OEM is likely to also standardize on our power system solutions for its non-emission-compliant power systems. This standardization by foreign industrial OEMs reduces ongoing engineering, aftermarket and field service support requirements, while supporting a product strategy that can easily be adjusted to any future worldwide changes in emission requirements. These relationships further provide us with growth opportunities beyond those dependent upon U.S. demand for emission regulated products, and solidify our supplier and partnership position with our foreign industrial OEM customers.

Moreover, even if our relationship with an international OEM customer is limited to United States compliant power systems, we are in an opportune position to provide additional emission-compliant power systems in the future, as emission regulations for industrial equipment begin to emerge in other countries around the world. Given our established expertise and worldwide presence, we provide a cost effective strategy to meet emerging emission regulations for both domestic and foreign industrial OEMs that can continue to leverage off our emission expertise and aggregation capabilities.

Our Superior Technology

We are a recognized leader in providing industrial OEMs with highly engineered, technologically superior, emission-certified power system solutions that cover a wide range of possible fuel alternatives. Rather than dedicating the significant resources necessary to develop the in-house capabilities to design and manufacture technologically sophisticated, emission-certified power systems for their products, our OEM customers are able to leverage our proven power system technology, our engineering application expertise, the broad range of our EPA and CARB emission-certified power systems and our industrial equipment testing and certification processes. By utilizing our emission-certified, technologically sophisticated power systems, our OEM customers recognize potentially significant cost reductions. They are able to focus their efforts on the development of operations and system components core to their business, without having to expend considerable resources associated with the emission certification process, which requires potentially years to perform durability testing of the engine emission system at zero and 5,000 hours, production line testing on a quarterly basis and field compliance audit testing, in each case mandated and regulated by the EPA and CARB.

The level and range of our EPA and CARB emission-certified product offering further demonstrates the strength of our technology. Our emission-certified products not only meet existing emission standards of the EPA and CARB, but also meet all publicly disclosed EPA and CARB emission requirements for future years, thereby reducing our OEM customers’ costs and providing our OEM customers with a present day solution for future emissions requirements. We are able to maintain and enhance our position as a supplier of technologically sophisticated, emission-certified power systems through our experienced and technologically savvy team of application engineers. This team gives us the ability to support and integrate our power systems into a significant number of industrial OEM applications. We believe that our continued recruitment and development of talented personnel will augment our ability to stay ahead of emerging technologies in the industrial OEM marketplace.

The graph below illustrates the low level of emissions (in grams per kilowatt-hour of oxides of nitrogen and hydrocarbons (“g/kW Hr NOx+HC”)) produced by the largest of our technologically sophisticated, large spark-ignited (“LSI”) power systems (engines of greater than 25 horsepower), relative to permitted emissions levels, under EPA standards, for equivalent diesel power systems and standard LSI power systems.

Further, we are not captive of our own internal manufactured components and technology. Unlike some of our competitors that focus on developing and manufacturing most of their own product technology and components, we believe that superior technology is derived from having the flexibility to incorporate the best proven technology available in the marketplace. We focus on developing deep internal engineering and application expertise, rather than on developing in-house components and technology. This affords us the flexibility to capitalize on current and emerging technology that best meets the requirements of any given application, as opposed to limiting our solutions by only utilizing internally-developed technology that might not provide the best solution. Because we do not directly compete in the development of this technology, suppliers of the underlying technology are interested in supplying their latest innovations to us. As a result, we believe we have access to the best proven technology available in the marketplace. We believe this strategy puts us in the best position to leverage off our significant OEM customer base and aggregation capabilities in order to provide the best available product and technology solutions for our OEM customers.

Our Dedicated Customer-centric Product and Application Expertise

We have a customer-centric business focus. We commit our attention and efforts first on solidifying and expanding relationships with our existing customers by staying connected with our customers, being aware of challenges they face and understanding their evolving needs. Through our extensive experience in the industrial OEM marketplace and our adaptive technology strategy that we utilize in developing our power systems, we accept the specific requests of our individual customers and provide tailored power solutions to their power system needs. We believe that satisfaction of our current customers’ needs helps generate new opportunities for us to expand our market presence and obtain new business. In addition, we are always looking for opportunities that may develop into new customer relationships.

Our goal is to be not only a leader in technology, but also a leader in customer satisfaction at all levels of customer interaction. Our product and application experience and expertise extends beyond our extensive design, prototyping, testing and application integration engineering capability. Our entire team, from production personnel to our customer support staff, is highly experienced in both the products we sell and the OEM customer applications into which they are integrated. This experience is derived from both industry experience with industrial equipment and formal training.

We assign a customer support engineer, holding an engine technology degree, to each of our OEM customers. Each customer support engineer provides dedicated application support for our OEM customers, providing a direct line of communication between the OEM’s manufacturing line and our production operations. Our quality, field service support and service operations have similar capabilities and provide knowledgeable and responsive support to our OEM customers at every point of customer interface.

Growth Strategy

Our core strategy is to develop comprehensive power solutions for the industrial OEM marketplace. We believe that, with our competitive advantages, our continued pursuit of our core strategy will drive growth in our business. More specifically, we intend to seek future growth as follows:

Expand Products and Services Provided to Existing OEM Customers

We are continually working to capitalize on organic growth opportunities, building upon our strong existing customer relationships, which in many cases are on a sole source basis. We plan to expand our business with our existing customers, including through the natural expansion of the products and services we supply to them, as their own businesses grow, their product lines evolve and they standardize based on our power solutions. As economic conditions improve and our existing OEM customers’ businesses and product lines expand, including into new market categories, we expect to continue to satisfy all of their emission-compliant, power system needs across their entire range of products. We continue to build upon our current range of emission-certified power solutions, including further broadening our range of alternative fuel power solutions and developing our hybrid power solutions, positioning us to offer comprehensive green power solutions that meet the emerging needs of our existing OEM customers.

Establish New Industrial OEM Relationships

We expect to strengthen our OEM customer base by developing new relationships with industrial OEMs. We seek to acquire new clients and gain new business from OEMs that we do not presently serve by focusing our marketing efforts toward these potential customers and leveraging our reputation, the depth, breadth and technological sophistication of our power solutions, our commitment to customer service and the cost savings we can offer, to develop these new relationships. Emphasizing our experience and reputation in market categories in which our power systems are already well-established, such as power generation, we focus on establishing new industrial OEM relationships in these market categories, thereby capturing an increasingly greater share of the market opportunity in these industrial OEM categories.

We aim to establish new relationships with, and supply our emission-certified power solutions to, OEMs in a variety of industrial OEM market categories. In particular, we target expanding our OEM relationships in high-growth market categories, such as oil and gas applications, while maintaining and enhancing our penetration in market categories that are growing more slowly. As we gain traction in emerging industrial OEM categories that did not previously represent significant opportunities for our power systems, we plan to further focus our efforts on potential customers in those categories.

Expand Into New Geographic Markets

We plan to increase our penetration of international markets, expanding our business with existing and international OEM customers by satisfying their needs for EPA and CARB emission requirement compliant power systems for use in products sold in the U.S. and for non-compliant systems for use in products sold outside the U.S. Additionally, with our expertise in developing comprehensive, integrated green power systems, our expanding worldwide presence and our ability to provide beneficial cost structures to our customers as a result of our aggregation capabilities, we intend to take advantage of increases in demand for emission-compliant industrial OEM power systems from industrial OEMs that sell into international markets, as emissions regulations emerge in those markets.

Develop New Products

By leveraging the deep industry experience of our engineering and new product development teams, we are working to broaden the range of our power system product offerings, including with respect to engine classes and the industrial OEM market categories into which we supply our products. We capitalize on our technologically sophisticated, in-house design, prototyping, testing and application engineering capabilities to further refine our superior spark-ignited power system technology. We plan to leverage our experience and expertise in developing comprehensive, integrated green power solutions to expand our spark-ignited alternative fuel offerings and further develop our hybrid power solutions. We also plan to develop new, complementary product offerings, such as MasterTrak, our telematics solution that we offer bundled with our power systems, as well as on a stand-alone basis, to our OEM customers and other businesses.

Selectively Pursue Complementary Strategic Transactions

We may enter into strategic transactions, such as acquisitions of, or joint ventures or partnerships with, companies that present complementary non-organic growth opportunities. Specifically, we will seek opportunities that extend or supplement our presence into new geographic markets or industrial OEM market categories, expand our customer base, add new products or service applications (such as our 2007 acquisition of the telematics technology for our MasterTrak product and services; see “—Our Products and Industry Categories—Connected Asset Services”) or provide significant operating synergies. We believe that there may be domestic or international strategic opportunities available to us, as the sophistication of technology and amount of resources necessary to develop and supply power systems that meet increasingly stringent emission standards continue to increase.

Company History

Founded in 1985, we sought to break the then-prevalent OEM focus on the diesel engine as a commodity by providing value-added engineering, procurement and packaging of products and services to the industrial OEM marketplace. Because of our expanded product and service offerings, we played a significant role in moving the industrial OEM marketplace from a simple, engine-centric model to a more comprehensive power system solutions model. This comprehensive power system solutions model includes engineering, procurement and packaging solutions for cooling, electronics, air intake, fuel systems, power takeoff, exhaust, hydraulics and packaging application requirements. Through implementation of our strategy, we grew our diesel power system sales and became one of the largest Perkins diesel power system distributors in the world, a position we still maintain today.

Our desire to expand our product and service offerings, coupled with the success of our strategy in the diesel marketplace, motivated us to move into the marketplace for spark-ignited power systems. From the mid-1990s going forward, we have applied our strategy to spark-ignited gasoline and alternative fuel (and now hybrid) products. In applying our extensive, prior experience developing power solutions for our diesel power system OEM customers to the spark-ignited industrial OEM marketplace, and addressing the growing demand for diesel alternatives as a result of environmental and economic considerations, we have developed a comprehensive range of alternative fuel power systems. As a result, we have become a leading supplier of power solutions to prominent OEM customers located throughout North America, Asia and Europe.

Our Products and Industry Categories

Power Systems for Off-Highway Industrial Equipment

Our power systems are customized to meet specific industrial OEM application requirements. Power system configurations range from a basic long block engine fitted with appropriate fuel system components to completely packaged power systems that include any combination of cooling systems, electronic systems, air intake systems, fuel systems, housings, power takeoff systems, exhaust systems, hydraulic systems, enclosures, brackets, hoses, tubes and other assembled componentry.

Our power systems include (1) EPA and CARB emission-certified spark-ignited water cooled internal combustion engines ranging from 0.97 liters to 22.1 liters, which utilize alternative fuels and gasoline, (2) non-certified spark-ignited water cooled internal combustion engines ranging from 0.65 liters to 22.1 liters, which similarly utilize alternative fuels and gasoline, and (3) emission-certified Perkins engines ranging from 0.5 liters to 7.1 liters, which utilize diesel fuel. Our diesel and alternative fuel power systems utilize water-cooled (as opposed to air-cooled), multi-cylinder engines. We are also developing hybrid power solutions.

Our products are sold into a diversified set of markets within the industrial OEM industry, including power generation, oil and gas, material handling, aerial work platforms, sweepers, arbor, welding, airport ground support, agricultural, turf, construction and irrigation. Different types of power systems are used within different industry categories.

Power Generation

We offer EPA and CARB emission-certified power systems, including 0.97 liter to 22.1 liter spark-ignited power systems utilizing alternative fuels, for stationary emergency and non-emergency (prime power generation and peak shaving power systems) power generation products. Emergency engines are stationary engines which operate solely in emergency situations and during required periodic testing and maintenance. Examples include engines used in generators to produce power for critical networks when electrical power from the local utility provider is interrupted, and stand-by engines that pump water in the event of a fire or flood. Prime power generation products produce continuous generation of power for an extended period of time, and peak shaving products generate power at times of maximum power demand.

We currently supply our power systems to a substantial number of manufacturers of power generation products, including Cummins, Kohler, MTU and Caterpillar, four of the world’s largest such manufacturers. We believe that our customers choose our power solutions because no other power system producer provides as broad of a range of emission-certified, spark-ignited power systems for this industry category. Additionally, by utilizing a common fuel system and electronic controls across our range of power systems, we provide our customers with the opportunity to support and train their personnel on one standardized fuel system and one set of electronic controls employed throughout the range of products they acquire from us.

Oil and Gas

The oil and gas market category includes oil field pumps, progressing cavity pumps, and other components and machines utilized in drilling, evaluation, completion and production of oil and gas assets. Previously OEMs competing in these markets were generally not concerned about fuel economy, cost of repair or efficiency of operation. Today, however, there is a growing focus in this market category on, and understanding of, the costs associated with down time, the value of fuel savings with more economical solutions and the benefits of using product portfolios with consistent fuel systems and aftermarket support. Environmental disasters like the oil leak in the Gulf of Mexico following the explosion of BP PLC’s Deepwater Horizon drilling platform may serve to highlight the need to use specialized fuel system technology in oil and gas equipment. We believe that these factors will create significant opportunities for our power solutions in this market category. Furthermore, we believe that recent discoveries of oil and gas reserves in North America will drive domestic demand for the products of oil and gas OEMs, enhancing our growth opportunities.

We are continuing to develop relationships with oil and gas companies for their well head jacks, compressors and power generators. We believe we are the only provider in this market that supplies pre-certified, as opposed to site-certified, power systems. Site certification is a tedious, and costly process for oil and gas equipment OEMs that can take many hours, to source components and integrate them into existing fuel system hardware (if even possible).

We also view this market category as an emerging market for our telematics solution, which further differentiates us from our competitors.

Material Handling – Forklift Trucks

The material handling market category includes forklift trucks and other mobile products utilized for movement, handling and storage of materials within a facility or at a specific location. We provide spark-ignited power solutions into the high volume 1.5, 3.5 and 5 ton capacity forklift markets, and may expand production in the future to support the 8 and 10 ton forklift markets in connection with anticipated increases in diesel prices resulting from regulations on diesel engines taking effect in 2011 through 2013. Currently, we provide our power solutions to, among others, Toyota, NACCO, Mitsubishi Caterpillar Forklift America, Doosan, Clark Material Handling Company, Heli (a division of Anhui Forklift Truck Group) and Hyundai Heavy Industries, seven of the largest forklift truck OEMs in the world.

Demand is currently strong in the United States for our material handling power systems as a result of emission and OSHA regulations. Based upon data supplied by Power Systems Research, Inc., we believe that, in the United States, nearly 100% of the indoor forklift market uses spark-ignited liquid propane gas or electric powered units (with approximately equal market shares), in contrast to Asian and European forklift markets which currently utilize diesel in excess of 85% of all applications. In connection with the implementation of pending EPA Tier 4 and European Stage IV regulations, and the resulting price increases related to the compliance of diesel engines with these regulations, we expect foreign spark-ignited liquid propane gas markets to grow, driving increased international demand for our power solutions.

Aerial Work Platforms

The aerial work platforms market category consists of aerial work platforms, or machines used to provide access to areas typically inaccessible because of their height. Rental companies represent a majority of all purchasers in this industry category. We currently sell our liquid propane gas/gasoline dual fuel power systems to four of the largest OEMs of aerial work platforms in the world, including JLG, Skyjack, Haulotte and Snorkel.

As a result of the increase in diesel engine pricing related to the implementation of EPA Tier 4 regulations, we expect to see an increase in the number of OEMs in the aerial work platforms market which consider our liquid propane gas and gasoline powered power solutions, as an alternative to diesel powered power systems.

Industrial Sweepers

The industrial indoor sweeper market category consists of machines utilized for cleaning and sweeping various indoor surfaces. The power solutions for this market category utilize both spark-ignited and diesel engines, as well as electric motors. The industrial indoor sweeper market includes three significant OEMs – Tennant Company, Nilfisk and PowerBoss. We currently supply to each of these OEMs 100% of their 30 to 80 horsepower liquid propane gas and gasoline power systems. We believe this market category represents a growth opportunity for our hybrid power systems.

Arbor Products

The arbor products market category includes wood chippers and grinders. We currently provide engines to four of the largest OEMs of wood chippers in the United States. We also design and manufacture our own proprietary power take-off clutch, which may be applied to any of our arbor product power systems. See “—Other Engine Power Products—Power Take Off (“PTO”) Clutch Assemblies for Industrial Applications.”

We believe that our diesel power systems maintain a leading position in the market for wood chippers that utilize water-cooled engines. We believe that diesel regulations scheduled to take effect in the near future will cause EPA Tier 4 diesel engine packages to become more expensive and, as a result, open the market for consideration of our gasoline and other alternative fuel engine packages.

Other Industry Categories

We provide power solutions within other industrial OEM markets, including welding, airport ground support, agricultural, turf, construction and irrigation.

Other Engine Power Products

Power Take Off (PTO) Clutch Assemblies for Industrial Applications

We design and manufacture our own proprietary PTO clutch assemblies (a mechanical component which drives separate power to various parts of a given piece of industrial equipment) for industrial applications. Our PTO clutch assemblies are designed for heavy duty industrial applications.

Customized OEM Subsystems, Kits and Componentry

Leveraging off our global sourcing capabilities, we supply engine packaging, subsystems, kits and componentry associated with cooling systems, electronic systems, air intake systems, fuel systems, housings and power takeoff systems, exhaust systems, hydraulic systems and enclosures to industrial OEMs for incorporation into their applications, in addition to the complete engine power systems we provide to these OEMs.

Connected Asset Services

We have begun to offer connected asset services through our telematics solution, MasterTrak. We provide services to our OEM customers that allow these OEMs and their customers to remain connected to their equipment, even as the equipment is being utilized in the field. These capabilities and services are in many respects similar to General Motors’ “OnStar” service. Our MasterTrak solution includes:

•	GPS for location monitoring, geofencing and directions for rapid service dispatching;

•	Automated and continuous remote asset monitoring with automatic alerts and notifications that can be transmitted via e-mail and text messaging;

•

Maintenance management which provides the ability to monitor and provide notice of impending equipment maintenance requirements based on actual equipment utilization (as opposed to random time intervals);

•	Real-time, bi-directional communication capability for remote testing and troubleshooting; and

•	Extensive web-based monitoring and reporting capability with multi-tiered system security available at all times.

Through MasterTrak, we provide our OEM customers and their customers the ability to track the location and functional status (including maintenance requirements) of their assets in real-time via web access and automated alerts. Such monitoring capabilities provide information regarding the specific utilization characteristics of a connected asset, and allow our customers and their customers to efficiently and proactively schedule service maintenance. These attributes will help reduce unexpected equipment failures, which will help to further reduce the total cost of ownership of a given piece of equipment, and may generate additional sale and service opportunities for the OEM customer.

We offer MasterTrak with our engine power systems as a bundled solution, and also on a stand-alone basis both to our OEM customers and to other businesses to which we do not currently supply our power solutions. We have also developed a relationship with SmartEquip, based in Norwalk, Connecticut, to incorporate MasterTrak into SmartEquip’s aftermarket service platform for industry suppliers. This product pairs data regarding failures and faults generated by MasterTrak with OEM-provided recommendations to remedy these faults, and produces a corrective or preventative maintenance solution.

While these connected asset services have not yet provided a material portion of our revenues, we believe our telematics solution represents a meaningful growth opportunity for us.

Service and Support

Aftermarket and Service Parts

We have extensive aftermarket and service parts programs. These programs consist of: (1) internal aftermarket service parts programs with worldwide sales and distribution capabilities, and (2) internal OEM developed service parts programs for components and products supplied by us. Recently, we have increased our focus on, and investment in, the aftermarket portion of our business. We have grown our industrial spark-ignited engine parts business by employing experts in the gas engine aftermarket field, increasing our investment in global sourcing of parts and expanding parts books and online ordering capabilities. We have also developed stocking programs and maintenance kits that enable OEMs, service dealers and distributors to reduce downtime and increase product utilization.

We have focused on capturing the aftermarket sales of the value added components that we include in our power systems. With a significant portion of the selling prices of our power systems coming from value added components, this is a large, continuing growth opportunity for our aftermarket business.

Product and Warranty Support

We provide technical support and training to our OEM customers. These services include in-plant training and support through web- and phone-based field service. Our dedicated team of product and application engineers delivers high quality, responsive technical support to our OEM customers.

Customers

Our customers include large, industry-leading, multinational organizations that demand automotive grade engineering support, product quality and on-time delivery. We believe that the number of competitors capable of supporting not just the sophisticated technology requirements, but also the world class automotive engineering, quality and delivery requirements emphasized by industrial OEMs is limited. We are solidly positioned to capitalize on the diminishing base of suppliers capable of meeting these increasingly stringent customer expectations. In almost every industrial OEM category, we maintain a supplier relationship with two or more of the largest OEMs in their respective industry category.

Our depth of expertise and broad range of product offerings is the underlying basis for our position as a sole source provider of products to a majority of our OEM customers. We estimate that over 70% of the power systems that we supply are provided to our major OEM customers on a sole-source basis. Our strong customer base, which includes a diversity of customers across industry categories, provides a broad range of opportunities for continued growth.

Our largest customers include Kohler, Bandit, Cummins, MTU and Toyota. The only customer that represented in excess of ten percent of our consolidated revenues in fiscal 2010 was Kohler.

Operations and Research and Development

Design and Engineering / Research and Development

Our research and development efforts are market driven. Our sales team first meets to identify and define market requirements and trends and then communicates that vision to our engineering and new product development groups. Our engineering and new product development groups then review our existing power system portfolio and develop new solutions that build upon the technology within that portfolio. We maintain in-house design, prototyping, testing and application engineering capability, including specialists in EPA and CARB certification, fuel systems, electronics, cooling systems, mechanical engineering and application engineering. Our design and application engineering expertise and capabilities include expertise in (1) emissions compliance, (2) design and development of standardized and customized products for incorporation into industrial equipment, (3) three-dimensional solid modeling, (4) computer-based modeling and testing, (5) rapid OEM product prototyping, (6) industrial OEM product retrofitting and testing and (6) support for application engineering and system integration.

We have also established engineering outsourcing relationships for design, development and product testing that allow us to fulfill demands for specialty services and satisfy fluctuating workload requirements. We utilize engineering relationships in India to quickly increase or decrease product design, development and testing services as dictated by demands from our industrial OEM customers. Where applicable, we also leverage off the design, development and testing capabilities of our supplier base.

We provide the design, durability testing, validation testing and compliance with other engineering and administrative requirements necessary to meet and obtain EPA and CARB certification for a range of spark-ignited engines. As a result, we provide our OEM customers with emission-certified power systems, without these OEMs having to expend considerable research and development time and resources related to obtaining power system certification. We further provide the tools and services necessary to support revalidation and other EPA and CARB requirements that exist beyond the initial emission compliance requirements. As a result of such revalidation, we become the “Manufacturer of Record” for the emission-certified engine that is incorporated into the industrial OEM’s equipment.

We staff our engineering support activities associated with released product and component sourcing programs with dedicated internal engineering personnel, separate from our product and application development engineering team. This allows us to provide committed engineering and technical attention to internal operational support, customer production support and component sourcing activities, thereby helping to buffer the demands placed on our product and application development engineering group. Through such attention and support, we are able to maximize the focus of our product and application development engineering group on current and future design, prototyping, testing and application development activities resulting in shorter design, prototyping and testing cycles for our OEM customer base.

Our research and development expenditures for our fiscal years 2010, 2009 and 2008 were approximately $3,005,000, $2,387,000 and $2,623,000, respectively.

Manufacturing

Our current manufacturing operations consist of product assembly at our facilities in Wood Dale, Illinois. We utilize technologically sophisticated, flexible assembly lines in our manufacturing facilities, and allocate production capacity on our assembly lines to accommodate the demand levels and product mix required by our OEM customers. Our flexible assembly lines are equipped with display screens, through which our production personnel are able to monitor design and other technological specifications for each product being assembled on the assembly line at that time. The information displayed on these screens is supplied from a central server, which is updated in real-time with all current product information. Through this process, we ensure that the product assembly and other specifications utilized by our production personnel is the most current information available. We have also developed efficient in-line methods to support specialized product testing, as required by a specific customer or product application.

Our engineering and manufacturing systems utilize sophisticated, paperless, integrated software based management and control systems. Our warehouse systems include computerized management systems and high speed infrastructure such as wire guided racking systems and high density automated carousel systems. We utilize a dynamic, software-driven inventory management system, which allows us to accurately monitor inventory levels for our comprehensive power systems, subsystems and individual components. We also incorporate within our manufacturing process software that enables us to identify and deliver components and other parts to our OEM customers.

We focus on safety, quality and on-time delivery in our manufacturing operations. We are 9001-2008 ISO Certified, the highest ISO certification available. We also use Six Sigma, 5S and other disciplines in our goal of continuous improvements in quality and on-time delivery. Structured staff training is a constant priority and includes closed-loop quality monitoring and feedback systems.

Supplier Relationships

Our major engine suppliers include Caterpillar, General Motors and Doosan. In addition, we coordinate design efforts for our technologically sophisticated fuel systems with a supplier from whom we source fuel systems on an exclusive basis. We also internally design other parts and components for our products and globally source them from a variety of domestic and global suppliers. Because we design many of our parts and components in-house, we are generally not limited in using only certain suppliers. As such, we are able to select our supplier relationships based upon a supplier’s reliability and performance.

We aggregate our product sourcing efforts across our large and diverse OEM customer base and across industry categories, capitalizing on volume, economies of scale and global supply opportunities. Our OEM customers leverage off the aggregation of our global sourcing, procurement, assembly and packaging services, thereby obtaining cost benefits that might not otherwise accrue to them if they rely on their own internal resources, capabilities and more limited demand requirements. Through this process, industrial OEMs are able to reduce their part numbers and supply base by consolidating their procurement and assembly efforts down to a single part number product supplied by us. We are then able to deliver this single assembly to an industrial OEM’s production line as an integrated drop-in to the OEM’s end product.

Sales and Marketing and Distribution

Sales and Marketing

We utilize a direct sales and marketing approach to maintain maximum interface with, and service support for, our OEM customers. This direct interface incorporates our internal technical sales representatives. In Asia and Europe, we currently complement our direct OEM relationships with local, independent sales and support organizations. These local sales and support organizations provide the necessary knowledge of local customs and requirements, while also providing immediate, local sales, engineering and customer support.

Where our domestic (and typically smaller) OEM customers require limited volume, regional distributions of our power systems, we support our OEM customers through engagements with regional distributors. We have developed similar distribution relationships with respect to certain of our current OEM customers throughout Europe.

Aftermarket Distribution

Our aftermarket and service parts distribution organization consist of three main sales and distribution programs:

•

OEM Customers With an In-House, Spark-Ignited Product Service Parts Program: For our OEM customers that maintain their own service parts distribution and product support programs, we supply them with the information and component products required to support an effective global OEM customer service parts program.

•

OEM Customers Without an In-House Product Service Parts Program: For our OEM customers that do not maintain their own service parts distribution and product support programs, we maintain a web-based and internal sales oriented global aftermarket and service parts distribution system for our spark-ignited product and ancillary components. Through this product support program that we provide on behalf of our OEM customers, we capitalize on market opportunities that exist outside of those associated with our OEM customer base.

•	Perkins Diesel Service Parts Program: We provide Perkins diesel service parts through a network of established service and parts organizations located throughout our 12-state distributor territory.

Intellectual Property

We consider portions of our emission certification process to be proprietary trade secrets. In addition to putting our OEM customers’ engines through initial emission compliance testing, including durability testing, production line testing and field compliance audit testing, we also provide the tools, and perform sophisticated testing and other services, on these engines to comply with EPA and CARB requirements. As a result of the lengthy and technologically sophisticated testing we perform to revalidate these engines, we become the “Manufacturer of Record” for the emission-certified engine that is incorporated into our OEM customers’ equipment.

In addition, many of the components we source from our suppliers and which are incorporated into our power systems utilize proprietary intellectual property of our suppliers. We also license certain intellectual property from third parties for use in our power systems and our manufacturing processes. We rely on a combination of trademark, trade secret and other intellectual property laws and various contract rights to protect our proprietary rights, as well as the intellectual property of our power system component suppliers and of third parties from which we license intellectual property. We do not currently own any material patents, but believe that the safeguards we have in place, together with the costs associated with the development, testing, launch and marketing of competitive products, adequately protect our intellectual property rights.

Competition

We believe we are one of the few providers of comprehensive power solutions to the industrial OEM market. However, the market for our products and related services is intensely competitive, subject to rapid change and sensitive to new product and service introductions and changes in technical requirements. Some competitors have longer operating histories, greater name recognition and greater financial and marketing resources. Competition in our markets may become more intense as additional companies enter them and as new technologies are adopted. Generally, we believe that the principal competitive factors for our business include the following:

•	Completeness and comprehensiveness of power solutions;

•	Range of power systems employing common technology platform;

•	Emissions regulation (EPA and CARB) compliance and certification;

•	Ease of installation;

•	Pricing and cost effectiveness;

•	Breadth of product offerings, including system power and fuel alternatives;

•	Ability to tailor power solution to specific customer needs;

•	Performance and quality; and

•	Customer support and service.

We believe that, with our current product lineup and our ongoing research and product development efforts, as well as our global procurement capabilities, we are able to compete effectively based on each of these factors.

Among our competitors are fuel system providers such as Westport Innovations, Inc., Fuel System Solutions and Woodward Governor, Inc. These companies supply engines and engine system componentry into the industrial OEM marketplace. However, we do not believe that any of the other fuel system providers with which we compete are able to provide the single assembly, integrated, comprehensive power solutions that our OEM customers demand and that we provide on a cost-effective basis. Further, some of our competitors do not have the internal resources or capabilities to enable them to meet these customer requirements and, in their efforts to compete, sometimes rely upon third party logistic companies to fit and dress engine systems with specific engine parts and components which these competitors are unable to provide themselves. As a result of the changing environment of the marketplace, some fuel system providers have been forced into non-core competency areas and some have exited the marketplace entirely.

Other competitors have been automotive engine companies, but a number have ceased directly supplying power systems to industrial OEMs (although they continue to supply their standard engines and components to producers of power systems for this market). They have left this market primarily because production of emission-compliant and certified industrial engines is not in their core competency areas and generally the changing regulations create difficulties for them as engine life spans are short. More generally, we believe that the significant costs associated with developing and certifying emission-compliant power systems as applicable regulations change have led some companies to exit our markets and have deterred others from entering them.

Government Regulation

Our Products

Our power systems are subject to extensive statutory and regulatory requirements that directly or indirectly impose standards governing emissions and noise. Our power systems are subject to compliance with all current emissions standards imposed by the EPA, state regulatory agencies in the United States, including CARB, and other regulatory agencies around the world and established for power systems utilized in off-highway industrial equipment. EPA and CARB regulations imposed on engines utilized in industrial off-highway equipment generally serve to restrict emissions, with a primary focus on oxides of nitrogen, particulate matter and hydrocarbons. Emission regulations for engines utilized in off-highway industrial equipment vary based upon the use of the equipment into which the engine is incorporated (such as stationary power generation or mobile off-highway industrial equipment), and the type of fuel used to drive the power system. Further, applicable emission thresholds differ based upon the gross power of an engine utilized in industrial off-highway equipment.

The first EPA emissions regulations adopted for diesel engines, known as Tier 1, applied to diesel engines used in mobile off-highway applications in the U.S., and similar standards for diesel engines, known as Stage I regulations, were implemented thereafter in Europe. The EPA and applicable agencies in Europe have continued to develop emission regulations for diesel engines in the U.S. and Europe, respectively, and have adopted more restrictive standards, with Tier 3 and Stage III regulations currently in effect in the U.S. and Europe, respectively. Recently, the EPA adopted Tier 4 diesel emission requirements, applicable to nonroad diesel engines used in industrial equipment. Similarly, Europe has adopted more restrictive standards under its Stage IV regulations. Tier 4 and Stage IV regulations will be phased in commencing in the beginning of 2011, and call for reductions in levels of particulate matter and oxides of nitrogen by approximately 90% from current levels in a majority of power categories.

The EPA and CARB have similarly adopted regulations to reduce pollutant emissions for spark-ignited engines utilized in off-road equipment. Similar to standards which apply to diesel engines, these regulations serve to reduce emissions of hydrocarbon and oxides of nitrogen for engines of varying powers and industrial equipment applications. The EPA and CARB continue to further enhance existing emission regulations, including in 2007 and 2010, by amending existing emission standards and test procedures for large spark-ignited off-road engines (i.e., engines rated at 25 horsepower or greater) by further restricting emissions of hydrocarbon and oxides of nitrogen.

All of our power systems meet existing emission standards of the EPA and CARB, and also meet all publicly disclosed EPA and CARB emission requirements for future years. Failure to comply with these standards could result in adverse effects on our future financial results.

Pursuant to the regulations of the EPA and CARB, we are presently required to obtain emission compliance certification from the EPA and CARB to sell certain of our power systems generally throughout the United States and in California. We are also required to meet foreign emission regulations standards to sell certain of our power systems internationally. Currently, the emission certification process with the EPA and CARB includes, among other requirements, durability testing of the engine emission system at zero and 5,000 hours, production line testing on a quarterly basis and field compliance audit testing. Each of our power systems must be emission-certified before it can be introduced into commerce, and must meet component, subsystem and system level durability and emission tests.

We are also subject to various laws and regulations relating to our telematics offering. Among other things, wireless transceiver products are required to be certified by the Federal Communications Commission and comparable authorities in foreign countries where they are sold. We currently maintain applicable certifications from governmental agencies in each of the jurisdictions in which our telematics product is required to be so certified.

Our Operations

Our operations are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may be required to incur significant costs to comply with such laws and regulations in the future, and any failure to comply with such laws or regulations could have a material adverse effect upon our ability to do business.

Properties

We operate within approximately an aggregate of 249,000 square feet of space in four facilities located in the Chicago, Illinois area. The following table lists the location of each of our facilities material to our business (one of which we own, and the others of which are leased by us), such facility’s principal use, the approximate square footage of such facility, and the current lease expiration date (to the extent applicable):

Location	Principal Use	Square Footage	Lease Expiration
Wood Dale, Illinois	Sales, Engineering & Product Support Offices; Engineering Development and Product Assembly	99,000	April 30, 2012

Wood Dale, Illinois	Service Parts Sales; Warehousing & Distribution	90,000	April 30, 2012

Elk Grove Village, Illinois	Warehousing	18,000	April 30, 2012

Wood Dale, Illinois	Finance & Operations Offices; Product Assembly	42,000	Owned

The facilities collectively house our manufacturing operations. We believe that our facilities are adequate to meet our current needs and that additional facilities will be available for lease, if necessary, to meet any of our future needs.

Employees

As of March 31, 2011, our workforce consisted of approximately 220 persons, including approximately 75 full-time and two part-time employees, as well as members of our production team whose services we obtain through an arrangement with a professional employer organization and other individuals whose services we obtain through a temporary employment agency. Of these persons, approximately 21 were in Product Development and Emissions Compliance, 15 were in Sales, 18 were in Customer Support Engineering, Quality and Service, 14 were in Executive Management and Finance, 27 were in Operations Management and approximately 125 were in Production. In addition, Product Development and Engineering supplements fluctuating demands for resources through external design and drafting outsourcing services located in India, and Asian sales and procurement activities are supported through an external dedicated outsourced service organization located in Asia.

None of the members of our workforce are represented by a union or covered by a collective bargaining agreement. We believe we have a good relationship with the members of our workforce.

Legal Proceedings

From time to time, in the normal course of business, we are a party to various legal proceedings. We do not currently expect that any currently pending proceedings will have a material adverse effect on our business, results of operations or financial condition.

SELECTED FINANCIAL DATA

The following table sets forth selected historical consolidated statements of operations and consolidated balance sheet data as of and for the fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006. The W Group is considered the accounting acquiror in the Reverse Merger and, as a result, the assets and liabilities and the historical operations that are reflected in our consolidated financial statements are those of The W Group. In other words, the historical financial data of The W Group is deemed to be our historical financial data. The selected financial data as of December 31, 2010, 2009 and 2008 and for the fiscal years ended December 31, 2010, 2009, 2008 and 2007 has been derived from our audited consolidated financial statements for those years. The audited financial statements as of December 31, 2010 and 2009 and for the fiscal years ended December 31, 2010, 2009, and 2008 are included as Exhibit 99.1 hereto. The selected financial data as of and for the fiscal year ended December 31, 2006 has been derived from our unaudited consolidated financial statements for that year. The following data for fiscal years 2010, 2009 and 2008 should be read in conjunction with “— Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our Consolidated Financial Statements and the related notes and other financial information attached as Exhibit 99.1 hereto. See also the Pro Forma Consolidated Financial Statements attached hereto as Exhibit 99.2, which give effect to the Reverse Merger and the other transactions summarized in this Form 8-K as set forth therein.

All amounts are in thousands except per share amounts.

	Years ended December 31,
	2010	2009	2008	2007	2006
Statement of Operations Data:

Net sales	$100,521	$82,902	$125,318	$124,490	$120,982
Net income allocable to stockholders	1,569	2,387	664	452	1,931

Basic and diluted earnings per share	$1.09	$1.65	$0.46	$0.31	$1.34
Weighted average shares outstanding	1,444	1,444	1,444	1,444	1,444

	As of December 31,
	2010	2009	2008	2007	2006
Balance Sheet Data:

Total assets	$55,353	$65,586	$51,967	$64,243	$57,060
Line of credit	21,633	22,409	23,001	29,127	23,310
Total long-term debt (1)	7,902	10,033	11,678	6,651	6,655
Total liabilities	$49,997	$61,799	$50,567	$63,507	$56,776

(1)	Includes notes and capital lease obligations, including the current portion of these obligations. Total capital lease obligations were $78, $576, $1,063, $983 and $54 as of December 31, 2010, 2009, 2008, 2007 and 2006, respectively. The current portion of total debt was $2,226, $2,218, $1,645, $2,165 and $1,683 as of December 31, 2010, 2009, 2008, 2007 and 2006, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion includes forward-looking statements about our business, financial condition and results of operations, including discussions about management’s expectations for our business. These statements represent projections, beliefs and expectations based on current circumstances and conditions and in light of recent events and trends, and you should not construe these statements either as assurances of performance or as promises of a given course of action. Instead, various known and unknown factors are likely to cause our actual performance and management’s actions to vary, and the results of these variances may be both material and adverse. A description of material factors known to us that may cause our results to vary, or may cause management to deviate from its current plans and expectations, is set forth under “Risk Factors.” The following discussion should also be read in conjunction with our audited and unaudited consolidated financial statements, including the notes thereto, and selected financial data appearing elsewhere in this Form 8-K.

Overview

Organization

We design, manufacture, distribute and support power system solutions for industrial OEMs across a broad range of industries including stationary electricity power generation, oil and gas, material handling, aerial work platforms, industrial sweepers, arbor, welding, airport ground support, turf, agricultural, construction and irrigation. Our engineering personnel design and test power system solutions and components supporting those solutions. Our major engine suppliers include Caterpillar, General Motors and Doosan, and we source components from a variety of domestic and global suppliers. We operate as one business and geographic segment. Accordingly, the following discussion is based upon this presentation.

Net sales

We generate revenues and cash primarily from the sale of off-highway industrial power systems and aftermarket parts to industrial OEMs. Our products are sold globally, and we are a sole source power solution provider of our products for most of our customers. Net sales are derived from gross sales less sales returns and or sales discounts.

Cost of sales

We assemble all of our products at our facilities in Wood Dale, Illinois. The most significant component of our cost of sales is the engine cost. The remainder of our cost of sales primarily includes the cost of additional materials utilized in our finished goods, labor, freight, depreciation and other inventoriable costs such as allocated overhead.

Operating expenses

Operating expenses include engineering, selling and service and general and administrative expenses. Engineering expenses include both internal personnel costs and expenses associated with outsourced third party engineering relationships. Engineering activities are staff intensive; thus costs incurred primarily consist of salary and benefits for professional engineers and amounts paid to third parties under contractual engineering agreements. Engineering consists of a Product and Application Research and Development Engineering Group and a Customer Support Engineering Group. The primary focus of the Product and Application Research and Development Engineering Group is on current and future product design, prototyping, testing and application development activities. The Customer Support Engineering Group provides dedicated engineering and technical attention to customer production support, including a direct communication link with our internal operations.

Selling and service expenses represent the costs of our OEM sales team, an aftermarket sales group and a customer support group for field service and warranty support of our products. We utilize a direct sales and marketing approach to maintain maximum customer interface and service support. Wages and benefits, together with expenses associated with travel, account for the majority of the costs in this category.

General and administrative expenses principally represent costs of our corporate office and personnel that provide management, accounting, finance, human resources, information systems and related costs which support the organization. In addition to wages and benefits, costs include professional services, insurance, banking fees and other general facility and administrative support costs.

Recent developments

Reverse Merger, Principal Purchase and Sale Transaction, Private Placement and Stock Repurchase

On April 29, 2011, Format, Inc. (n/k/a Power Solutions International, Inc.) completed a reverse merger transaction, in which PSI Merger Sub, Inc., newly-created as a wholly-owned subsidiary of Format, Inc., merged with and into The W Group, and The W Group remained as the surviving corporation of the merger, becoming a wholly-owned subsidiary of Power Solutions International, Inc. The Reverse Merger was consummated under Delaware corporate law pursuant to the Merger Agreement, dated as of April 29, 2011. Pursuant to the Merger Agreement, in exchange for all of the outstanding shares of common stock of The W Group held by the three stockholders of The W Group at the closing of the Reverse Merger, Format, Inc. issued shares of Company Common Stock and shares of Company Preferred Stock to the three stockholders of The W Group. In connection with the consummation of the Reverse Merger and the parties entering into the Principal Purchase and Sale Agreement, (1) The W Group and Mr. Somodi entered into the Termination Agreement, pursuant to which each of Mr. Somodi’s employment agreement with The W Group (the term of which expired in April 2010) and the Somodi Subscription Agreement, were terminated; and (2) the Company and Mr. Somodi entered into a new employment agreement, which sets forth the terms of Mr. Somodi’s employment with the Company. See “Executive Compensation – Employment Agreements” below for a description of the Company’s new employment agreement with Mr. Somodi.

Concurrently with the closing of the Reverse Merger, on April 29, 2011, the Company completed a private placement of its newly designated Company Preferred Stock, together with Private Placement Warrants to purchase shares of Company Common Stock, to 29 accredited investors, receiving total gross proceeds of approximately $18,000,000 at the closing of the Private Placement. Each share of Company Preferred Stock is initially convertible into a number of shares of Company Common Stock equal to $1,000 divided by the conversion price then in effect, subject to the limitations on conversion set forth in the Certificate of Designation. For every one share of Company Common Stock issuable upon conversion of Company Preferred Stock purchased in the Private Placement, each investor in the Private Placement also received a warrant to purchase initially one-half of a share of Company Common Stock, at an initial exercise price of $0.40625 per share, subject to adjustment as set forth in the Private Placement Warrants.

In connection with the Reverse Merger and the Private Placement, Power Solutions International, Inc. entered into the Repurchase Agreement, dated as of April 29, 2011, with Ryan Neely, the sole director and executive officer of Format, Inc. immediately prior to the closing of the Reverse Merger, and his wife, Michelle Neely. Pursuant to the Repurchase Agreement, at the time of consummation of the Reverse Merger, (1) Power Solutions International, Inc. repurchased 3,000,000 shares of Company Common Stock from Ryan Neely and Michelle Neely, and (2) Ryan Neely and Michelle Neely terminated all of their right, title and interest in and to, and released Power Solutions International, Inc. from any and all obligations it had with respect to, the loans made by Ryan Neely and Michelle Neely to Power Solutions International, Inc. from time to time (which, as of the closing of the transactions contemplated by the Repurchase Agreement, were in an aggregate principal amount of $114,156), in exchange for aggregate consideration of $360,000.

As a result of the Reverse Merger, Power Solutions International, Inc. has succeeded to the business of The W Group. See “The Reverse Merger” and “The Private Placement” in this Form 8-K for a detailed description of the Reverse Merger, the Principal Purchase and Sale Transaction, the Private Placement and the Stock Repurchase.

Replacement of Prior Credit Agreement

On April 29, 2011, in connection with the closing of the Reverse Merger, the Stock Repurchase and the Private Placement, the Company and The W Group entered into a loan and security agreement with Harris N.A., and such loan and security agreement replaced the existing loan and security agreement that The W Group had with its senior lender prior to the closing of the Reverse Merger. Pursuant to the loan and security agreement with Harris N.A., among other things, the Company became a party to the loan and security agreement, the maximum loan amount under the senior credit facility was reduced from the maximum loan amount under The W Group’s prior credit facility to reflect The W Group’s repayment in full of its two previously outstanding term loans under the prior credit facility and the financial covenants under the prior credit facility were replaced with a new fixed charge coverage ratio. See “– Liquidity and capital resources – Credit agreement” below for a discussion of the Company’s current credit facility and The W Group’s prior credit facility, which was replaced by the current credit facility in connection with the Reverse Merger.

Factors affecting future comparability

We have set forth below selected factors that we believe have had, or can be expected to have, a significant effect on the comparability of recent or future results of operations:

Public company expenses

As a result of the Reverse Merger, we are now a public company, and anticipate that we will make an application to list our shares for trading on a national securities exchange, once we satisfy the relevant quantitative listing criteria. As a result, we expect that our general and administrative expenses will increase as we pay our employees, legal counsel and accountants to assist us in, among other things, establishing and maintaining a more comprehensive compliance and board governance function, establishing and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, and preparing and distributing periodic public reports under the federal securities laws. In addition, we expect that as a public company the cost of director and officer liability insurance will increase. We may also incur additional costs associated with compensation of non-employee directors.

Stock-based and other executive compensation

Prior to the Reverse Merger and the Private Placement, we have not granted or issued any stock-based compensation. Accordingly, we have not recognized any stock-based compensation expense. Upon and following the consummation of this offering, we may consider adopting an equity compensation plan and making awards under such a plan to our directors, officers, employees and possibly to consultants. As a result, to the extent relevant, we may incur non-cash, stock-based compensation expenses in future periods.

Events affecting sales and profitability comparisons

Our quarter-to-quarter and quarter-over-quarter operating results (including our sales, gross profit and net income) and cash flows can be impacted by a variety of internal and external events associated with our business operations. Examples of such events include (1) changes in regulatory emission requirements (which generally occur on January 1 of the year in which they become effective), (2) customer product phase-in/phase-out programs, (3) supplier product (i.e. a specific engine model) phase-in/phase-out programs, (4) changes in pricing by suppliers to us of engines, components and other parts (typically effective January 1 of any year), and (5) changes in our pricing to our customers (typically effective January 1 of any year), which may be related to changes in the pricing by suppliers to us. In order to mitigate potential availability or pricing issues, customers may adjust their demand requirements from traditional patterns. We may also extend special programs to customers in advance of such events, and we are more likely to offer such programs in our fourth quarter of a year in anticipation of events expected to occur in the first quarter of the next year. The occurrence of any of the events discussed above may result in fluctuations in our operating results (including sales and profitability) and cash flows between and among reporting periods.

Critical accounting policies and estimates

The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of these financial statements in accordance with GAAP requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, assumptions and judgments, including those related to revenue recognition, bad debts, inventories, warranties and income taxes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and our revenue recognition. Actual results may differ from these estimates under different assumptions or conditions.

Revenue recognition

We recognize revenue at the time title and risk of loss of inventory passes to the customer which is typically upon shipment of goods. In certain cases, we recognize revenue upon billing for goods which are not immediately shipped at the request and for the convenience of our customer, otherwise known as a “bill and hold” arrangement. In these cases, revenue is recognized under the same terms and conditions as any other sale except that the products are held by us until the customer initiates the shipment of the product from our warehouses. Transfer of the title and risk of loss pass to the customer, and there are no future performance obligations, at the time the bill and hold sale is recognized. Any product that has been sold under a bill and hold arrangement is segregated from our owned inventory. When billed to the customers, shipping and handling charges to customers are included in revenue when incurred. Shipping and handling costs incurred by the company are included in cost of sales.

Allowance for doubtful accounts

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all past due accounts receivable balances and, based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected.

Inventories

Inventories consist primarily of engines and parts. Engines are valued at the lower of cost, as determined by specific serial number identification, or market value. Parts are valued at the lower of cost (first-in, first out) or market value.

We write down inventory for estimated unmarketable inventory by an amount equal to the difference between the cost of the inventory and the estimated realizable value, based upon assumptions about future demand and market conditions.

Warranty programs

We offer a standard limited warranty on the workmanship of our products that in most cases covers defects for a period of (i) one year from the date of shipment or (ii) six months from the date products are placed into service, whichever occurs first. Warranties for certified emission products are mandated by the EPA and/or the CARB and are longer than our standard warranty on certain emission related products. Our products also carry limited warranties from suppliers. Costs related to supplier warranty claims are borne by the supplier; our warranties apply only to the modifications we make to supplier base products. We estimate and record a liability, and related charge to income, for our warranty program at the time products are sold to customers. Our estimates are based on historical experience and reflect management’s best estimates of expected costs at the time products are sold. We make adjustments to our estimates in the period in which it is determined that actual costs may differ from our initial or previous estimates.

Income taxes

All income tax amounts reflect the use of the liability method. Under this method deferred tax assets and liabilities are determined based upon the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. These differences relate primarily to different depreciation methods for financial statement and income tax purposes, nondeductible allowances for accounts receivable and inventory, certain accrued expenses, unrealized losses on hedging activities and R&D credit carryforwards.

Deferred taxes are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and tax rates as on the date of enactment.

Results of operations

Year ended December 31, 2010 compared with the year ended December 31, 2009

Net sales

Our net sales increased 21% to $100.5 million for the year ended December 31, 2010 compared to $82.9 million for the year ended December 31, 2009. The increase in net sales was primarily due to increased sales volumes from new product releases and increases in sales from existing customers due to an improvement in the general global economy. In addition to the sales increases arising from the improvement in the general global economy, sales to new, Asia-based customers contributed to the sales growth, and we experienced a full year’s sales of our larger power systems which were initially introduced in 2009. Our net sales in 2009 included a special program whereby we offered our customers the opportunity to purchase certain products scheduled for a supplier phase out in 2010 in order to avoid potential availability issues and future published price increases on those products. Sales under this program represented a substantial portion of total net sales in the fourth quarter of 2009.

Cost of sales

Our cost of sales increased 26% to $83.9 million for the year ended December 31, 2010 from $66.5 million in the comparable period of 2009. The increase in cost of sales was primarily due to the increase in our sales volume. As a percentage of net sales, cost of sales increased to 83% for the year ended December 31, 2010, compared to 80% for the year ended 2009. Cost of sales as a percentage of net sales was lower in 2009 primarily due to lower costs associated with products sold in a special program discussed under “Net sales” above and the cost control initiatives begun in 2008 and which continued throughout 2009.

Gross profit

Our gross profit increased 1.5% to $16.6 million for the year ended December 31, 2010 from $16.4 million in the comparable period of 2009. Our gross profit increased primarily due to the previously discussed increase in sales volumes. As a percentage of revenue, gross profit was 17% for the year ended December 31, 2010 compared to 20% in 2009. The higher gross profit in 2009 was principally attributable to the lower material costs associated with the products sold in a special program discussed under “Net sales” above and the cost control initiatives discussed above.

Engineering expense

Engineering expenses increased 41% to $3.8 million in the year ended December 31, 2010 from $2.7 million in the comparable period of 2009 due to an increase in activity associated with new customer product launches, costs associated with the required periodic testing of engines for emission compliance, and increased product development activity. Our research and development expenses increased from $2.4 million in 2009 to $3.0 million in 2010.

Selling and services expense

Selling and service expenses increased 21% to $5.5 million for the year ended December 31, 2010 from $4.5 million in the comparable period of 2009. The increase in selling and services expense was primarily attributable to supporting our increased sales for the year ended December 30, 2010 as compared to 2009 and remained consistent as a percentage of net sales year over year.

General and administrative expenses

General and administrative expenses increased 7% to $3.3 million in the year ended December 31, 2010 from $3.1 million in the comparable period of 2009. The sales growth from 2009 to 2010 outpaced the increase in general and administrative expenses as we were able to effectively leverage our general and administrative costs to support our increased sales volume. As a result, general and administrative expenses decreased to 3% of net sales in 2010 from 4% in 2009.

Interest expense

Interest expense decreased 8% to $2.1 million for the year ended December 31, 2010, as compared to $2.3 million for the year ended December 31, 2009. Our average outstanding bank borrowings were $1.8 million lower in 2010 compared to 2009. Our average effective interest rate on our bank borrowings was 5.82% in 2010 as compared to 5.01% in 2009. We benefitted from lower average outstanding debt and reduced amortization of deferred financing costs in 2010. The lower outstanding debt was primarily attributable to scheduled payments of term loans and capital lease obligations. In addition, we wrote off additional deferred financing costs in 2009 as a result of an amendment to our existing credit agreement which reduced our overall borrowing capacity. Offsetting these reductions in interest expense was a higher average interest rate in 2010.

Income tax expense

Our income tax expense decreased $1.0 million to $0.4 million for the year ended December 31, 2010, primarily as the result of our lower taxable income. Our effective tax rate was 19% on income before taxes of $1.9 million for the year ended December 31, 2010 compared to an effective tax rate of 37% on pre-tax income of $3.8 million for the comparable period of 2009. The lower effective income tax rate in 2010 was attributable to available tax research credits generated and used. Absent changes to existing legislation, we expect these research tax credits to be available for the benefit of the Company in the future as well.

Year ended December 31, 2009 compared with Year ended December 31, 2008

Cost control program – 2009

We initiated a cost control program in 2008, which we expanded in 2009 to reduce expenses by implementing mandatory cost reduction programs, including stringent budgetary cost controls on discretionary spending and various employee cost control programs that matched required staffing levels with the variability of product demand during the year. We historically maintained a mix of full-time and temporary staffing in both production and administrative functions, allowing us to flex the staff in response to market conditions. This mix provided us with the ability to quickly adjust our staffing cost to the decrease in demand in 2009. In addition, we were able to establish flexible production lines along with flexible work programs with the remainder of our staff, enabling us to match required production capacity and staffing levels with the variability of product demand. This also enabled us to retain our most qualified staff, which in turn provided a solid technical base to support the anticipated improvement in customer sales activity as ultimately realized in 2010.

Net sales

Net sales decreased 34% to $82.9 million in the year ended December 31, 2009 compared to $125.3 million for the comparable period of 2008. The decrease in net sales was attributable to lower demand as a result of the downturn in global economic conditions across our customer base. The decrease in shipments occurred across all power system products, as well as our aftermarket parts, although our customer base remained stable during this period. In spite of a general decrease in net sales in 2009, fourth quarter 2009 net sales remained strong due to increased sales activity associated with customers purchasing product before our published January 1 price increases, product purchases by customers to cover transitional requirements associated with new mobile emission standards and a special program whereby we offered our customer base the opportunity to purchase certain products scheduled for a supplier phase out in 2010 in order to avoid potential availability issues and future published price increases on those products. Sales under this program represented a substantial portion of total net sales in the fourth quarter of 2009.

Cost of sales

Our cost of sales decreased 38% to $66.5 million for the year ended December 31, 2009 from $107.4 million in the comparable period of 2008. The decrease in cost of sales was due to the decrease in our sales volume associated with the downturn in the global economy. As a percentage of net sales, cost of sales decreased to 80% in 2009 compared to 86% in 2008. The improvement in the cost of sales as a percentage of net sales between 2009 and 2008 was primarily attributable to lower costs associated with the products sold in the special program discussed under “Net sales” above, as well as lower labor and overhead costs resulting from cost control programs initiated during 2008 and 2009.

Gross profit

Our gross profit decreased 8% to $16.4 million for the year ended December 31, 2009 from $17.9 million in the comparable period of 2008. The decrease in gross profit was due to the overall decrease in sales volumes associated with the general downturn in global economic conditions that generally affected our customer base. As a percentage of sales, gross profit increased to 20% in 2009 compared to 14% in 2008. Our gross profit as a percentage of sales increased due primarily to the factors noted above in “Cost of sales.”

Engineering expense

Engineering expenses decreased 18% to $2.7 million for the year ended December 31, 2009 from $3.3 million in the comparable period of 2008. The decrease in engineering expense was primarily due to our cost control plan which was implemented in 2008 and continued into 2009. Engineering activities are staff intensive; thus costs incurred primarily consist of salary and benefits for professional engineers and amounts paid to third parties for contract services. Although we did reduce engineering costs according to our cost control plan, we retained our technical staff to continue development of new products independent of our sales volume.

Selling and service expense

Selling and service expenses decreased 24% to $4.5 million for the year ended December 31, 2009 from $6.0 million in the comparable period of 2008. The decrease in selling and service expense was the result of the cost control plan implemented in 2008 and continued into 2009. As a percentage of net sales, selling and service expense was 5% in 2009 and 2008.

General and administrative expense

General and administrative expenses decreased 31% to $3.1 million for the year ended December 31, 2009 from $4.4 million in the comparable period of 2008. The decrease in general and administrative expense was primarily due to decreased discretionary spending and personnel costs from the continuation of the cost control program, which was expanded in 2009 in response to lower sales and general business activity levels. General and administrative expenses remained consistent at approximately 4% of net sales in 2009 and 2008.

Interest expense

Interest expense decreased 17% to $2.3 million for the year ended December 31, 2009 from $2.8 million in the comparable period of 2008. Our average outstanding bank borrowings were $3.2 million lower in 2009 compared to 2008. Our average effective interest rate on our bank borrowings was 5.01% in 2009 compared to 5.50% in 2008. Partially offsetting the expense decrease was a $0.2 million increase in deferred financing charges arising from an amendment to our then existing credit facility, which among other things, resulted in a decrease in our overall borrowing capacity.

Income tax expense

Our income tax provision increased to $1.4 million for the year ended December 31, 2009 from $0.8 million in 2008, primarily due to higher income before income taxes. Our effective tax rate was 37% and 53% for the years ended December 31, 2009 and 2008, respectively. We were under audit by the Internal Revenue Service (“IRS”) for certain tax years prior to 2008. During 2008, these audits were completed, resulting in additional income tax expense of $0.2 million, which increased our effective overall income tax rate as a percentage of pre-tax income. The additional taxes arising from the settlement and closure of these tax years were partially offset by research tax credits of $0.1 million.

Liquidity and capital resources

Our cash requirements are dependent upon a variety of factors, foremost of which is the execution of our strategic plan. We expect to continue to devote substantial capital resources to running our business. Our primary sources of liquidity are cash flows from operations, principally collections of customer accounts receivable and borrowing capacity under our credit facility. Our existing and historical financing arrangements require that cash received by us be applied against our revolving line of credit. Accordingly, we do not maintain cash or cash equivalents on our balance sheet, but instead fund our operations through borrowings under a revolving line of credit which is described below under “Credit agreement.”

Based on our current forecasts and assumptions, we believe that our sources of cash and cash equivalents, namely the sales of our power systems and aftermarket products and access to borrowing capacity will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months.

Year ended December 31, 2010

As of December 31, 2010, we had working capital of $6.3 million compared to $7.1 million as of December 31, 2009. The decrease in working capital was principally attributable to the scheduled debt payments arising from collections on accounts receivable in excess of the amounts used to reduce accounts payable and our line of credit. Additionally, inventories increased $1.0 million, but this increase was partially offset by increases in accrued liabilities. Cash was generated or used as discussed below:

Operating activities

For the year ended December 31, 2010, we generated cash flows from operations of $3.9 million, which consisted primarily of net income of $1.6 million, increased by non-cash adjustments (primarily for depreciation) of $1.1 million, cash provided by the collection of accounts receivable of approximately $12.0 million, an increase in accrued liabilities of $0.5 million, and an increase in deferred revenue of $0.2 million. These increases were offset by cash used for the purchase of inventory of $1.0 million, a $0.5 million net increase in prepaid and other assets and payments of accounts payable and income taxes of $9.3 million and $0.7 million, respectively.

Investing activities

Net cash used in investing activities of $0.6 million and $0.4 million in the years ended December 31, 2010 and 2009, respectively, related primarily to the acquisition of fixed assets. Fixed asset expenditures principally arose from the purchase of tooling and transportation equipment.

Financing activities

Net cash used in financing activities was $3.3 million for the year ended December 31, 2010. The cash was used for scheduled payments on our long-term debt and capital leases of $1.7 million and $0.5 million, respectively, repayment of $0.7 million in borrowings under our revolving line of credit, payment of $0.3 million in financing fees relating to the Reverse Merger discussed herein, and a $0.1 million reduction in our cash overdrafts offset by $0.1 million in proceeds from additional borrowings.

Year ended December 31, 2009

Operating activities

In the year ended December 31, 2009, we generated cash flows from operations of $3.4 million, which consisted primarily of net income of $2.4 million, increased by non-cash adjustments (primarily for depreciation) of $0.9 million, cash provided by a net decrease in prepaid and other assets of $0.3 million and cash provided by increases in accounts payable and income taxes payable of $13.2 million and $1.2 million, respectively, offset by cash used for the purchase of inventory of $4.9 million, an increase in accounts receivable of approximately $9.5 million and a $0.2 million decrease in accrued liabilities. The increase in accounts receivable and accounts payable were attributable to fourth quarter sales activity as indicated in our discussion of Net sales for the year ended December 31, 2009 as compared to Net sales for the year ended December 31, 2008.

Investing activities

Net cash used in investing activities related primarily to the acquisition of fixed assets of $0.4 million for the year ended December 31, 2009. Fixed asset expenditures principally arose from the purchase of custom tooling used in the production of components for power systems.

Financing activities

Net cash used in financing activities for the year ended December 31, 2009 was $3.0 million and was used to repay borrowings under our revolving line of credit and scheduled payments on our long term debt.

Year ended December 31, 2008

Operating activities

In the year ended December 31, 2008, we generated cash flows from operations of $2.7 million, which consisted primarily of net income of approximately $0.7 million, increased by non-cash adjustments (primarily for deferred income taxes and depreciation) of $1.1 million and cash provided by the collection of accounts and other receivables of $5.8 million and $0.1 million, respectively, the reduction of inventory and other assets of $7.4 million and $0.2 million, respectively, and offset by cash used for the reduction of accounts payable, prepaid and other and accrued liabilities and taxes of $12.0 million, $0.3 million and $0.3 million, respectively.

Investing activities

Net cash used in investing activities related primarily to the acquisition of fixed assets of $0.6 million for the year ended December 31, 2008. Fixed asset expenditures principally arose from the purchase of custom tooling used in the production of components for power systems.

Financing activities

Net cash used in financing activities for the year ended December 31, 2008 was $2.1 million. We refinanced our line of credit and term debt during 2008 and used $1.5 million to repay borrowings, and we used $1.3 million of cash to pay financing fees related to new debt. We also entered into a sales leaseback transaction for certain assets which generated proceeds of $0.4 million and had a $0.3 million increase in our cash overdraft position.

Credit agreement

In connection with the consummation of the Reverse Merger and the Private Placement, on April 29, 2011, we entered into a loan and security agreement (the “New Credit Agreement”) with certain lenders (the “Lenders”) and Harris N.A., as agent for the Lenders (the “Agent”). The New Credit Agreement replaced the loan and security agreement (the “Prior Credit Agreement”) with Fifth Third Bank, the terms of which are discussed below. The New Credit Agreement provides for borrowings of up to $35.0 million under a revolving line of credit (the “New Line of Credit”), which New Line of Credit is scheduled to mature on April 29, 2014 and has a variable interest rate as described below. Borrowings under the New Credit Agreement are collateralized by substantially all of our assets. Under the New Credit Agreement, we are required to meet certain financial covenants, including a minimum monthly fixed charge coverage ratio and a limitation on annual capital expenditures, the testing of which commences on April 30, 2011. The New Credit Agreement also contains customary covenants and restrictions applicable to us, including agreements to provide financial information, comply with laws, pay taxes and maintain insurance, restrictions on the incurrence of certain indebtedness, guarantees and liens, restrictions on mergers, acquisitions and certain dispositions of assets, and restrictions on the payment of dividends and distributions. In addition, the New Credit Agreement requires our cash accounts to be held with the Agent. Our cash deposits in the New Line of Credit account are swept by the Agent daily and applied against the outstanding New Line of Credit balance. As a result, we maintain a zero cash balance in our New Line of Credit account, and we borrow on the New Line of Credit on a daily basis to fund our cash disbursements.

Under the New Credit Agreement (in contrast to the Prior Credit Agreement discussed below): (a) Power Solutions International, Inc. is a party to the New Credit Agreement and pledged the equity interests of The W Group to the Agent; (b) there are no term loans; (c) the New Line of Credit bears interest at the Agent’s prime rate (3.25% at December 31, 2010) plus an applicable margin ranging from to 0% to 0.50% or, at our option, a portion of the New Line of Credit can be designated to bear interest at LIBOR plus an applicable margin ranging from 2.00% to 2.50%; (d) there is a higher limit on annual capital expenditures; (e) there is no maximum quarterly senior debt leverage ratio; and (f) there is a fixed charge coverage ratio similar to the fixed charge coverage ratio in the Prior Credit Agreement, except that the fixed charge coverage ratio under the New Credit Agreement excludes historical debt service on Term Loan A and Term Loan B (each as defined and discussed below) and certain other one-time expenses.

On April 29, 2011, upon consummation of the Reverse Merger and the other transactions referred to above under “—Recent Developments,” we used net proceeds from the Private Placement and proceeds from a draw on the New Line of Credit to repay the Prior Loans (as discussed and defined below) under the Prior Credit Agreement in full. Upon consummation of the Reverse Merger and immediately following the repayment of the Prior Loans on April 29, 2011, availability under the New Line of Credit was approximately $12.7 million.

The Prior Credit Agreement was entered into in 2008 among Fifth Third Bank and The W Group and its subsidiaries. The initial proceeds from the Prior Credit Agreement were used to retire the revolving line of credit and term loans with our predecessor bank. The Prior Credit Agreement provided for a revolving line of credit of up to $37.5 million (the “Prior Line of Credit”), a term loan of $8.7 million (“Term Loan A”) and a term loan of $2.4 million (“Term Loan B” and together with Prior Line of Credit and Term Loan A, the “Prior Loans”), which Prior Loans were scheduled to mature on July 15, 2013 and had variable interest rates. Under the terms of the Prior Credit Agreement, we had the ability to elect whether outstanding amounts under the Prior Loans accrued interest based on the prime rate plus a margin or LIBOR plus a margin. Prior to being repaid in full, the Prior Loans under the Prior Credit Agreement were collateralized by substantially all of our assets. Under the Prior Credit Agreement, we were required to maintain our cash accounts with Fifth Third Bank. We had our cash deposits in the Prior Line of Credit account swept by Fifth Third Bank daily and applied against the outstanding Prior Line of Credit balance. As a result, we maintained a zero cash balance in our Prior Line of Credit account, and we borrowed on the Prior Line of Credit on a daily basis to fund our cash disbursements. Outstanding borrowings under the Prior Line of Credit were $21.6 million and $22.4 million at December 31, 2010 and December 31, 2009, respectively. Prior to its repayment in full in connection with the closing of the Reverse Merger, principal payments of Term Loan A were payable in quarterly installments ranging from $0.2 million to $0.6 million over the life of the loan. Term Loan A had an outstanding balance of $5.6 million and $7.2 million as of December 31, 2010 and December 31, 2009, respectively. Prior to its repayment in full in connection with the closing of the Reverse Merger, principal payments of Term Loan B were payable in quarterly installments of less than $0.1 million over the life of the loan plus a balloon payment at maturity. Term Loan B had an outstanding balance of $2.1 million and $2.2 million as of December 31, 2010 and December 31, 2009, respectively. In addition to scheduled quarterly payments, prior to its replacement, the Prior Credit Agreement required an annual repayment equal to 60% of excess cash flow.

The Prior Line of Credit was previously amended, in August 2009, to reduce the maximum borrowings from $37.5 million to $29.0 million, bearing interest at Fifth Third Bank’s prime rate (3.25% at December 31, 2009) plus an applicable margin ranging from 2.25% to 2.50%. Prior to the replacement of the Prior Credit Agreement on April 29, 2011, at our option a portion of the Prior Line of Credit could be designated to bear interest at LIBOR, subject to a 2.00% floor, plus an applicable margin ranging from 3.25% to 3.50%. At December 31, 2010, the entire outstanding balance of $21.6 million had been designated to bear interest at the LIBOR rate, plus margin. The interest rate on the Prior Line of Credit was 5.50% at December 31, 2010.

Although we were in compliance with the financial covenants under the Prior Credit Agreement as of December 31, 2009, we determined that we were not in compliance with our senior debt leverage ratio as of September 30, 2009. On April 13, 2010, we received from Fifth Third Bank a waiver of our noncompliance with this financial covenant as of September 30, 2009.

As of December 31, 2010, we determined that we were not in compliance with the quarterly fixed charge coverage ratio and the quarterly senior debt leverage ratio covenants of our Prior Credit Agreement. On January 20, 2011, we received from Fifth Third Bank a waiver of our noncompliance with these financial covenants as of December 31, 2010.

Contractual obligations

As of December 31, 2010, our commitments under our revolving line of credit, term debt, purchase obligations, operating and capital leases (which do not reflect the consummation of the Reverse Merger, the Stock Repurchase or the Private Placement) were as follows (amounts in 000s):

		Less			More
		than	2 - 3	4 - 5	than
	Total	1 year	years	years	5 years
Revolving line of credit	$21,633	$—	$21,633	$—	$—
Term debt	7,824	2,148	5,663	13	—
Interest (1)	3,873	1,672	2,201	—	—
Purchase commitments (2)	1,109	378	150	150	431
Capital leases	78	78	—	—	—
Operating leases	1,630	1,184	441	5	—

Total	$36,147	$5,460	$30,088	$168	$431

(1)	For our revolving line of credit, we estimated future interest expense using the balance and interest rate as of December 31, 2010 through the remaining term of the agreement. For all other debt with scheduled principal payments, we estimated future interest expense using the applicable balances expected during the remaining term of each obligation and the interest rate in effect as of December 31, 2010.
(2)	On November 18, 2010, we entered into an agreement with a supplier to build certain tooling and fixtures to be owned by the Company and used to produce certain of the components for our power systems. In exchange for the intellectual development and building of the tooling and fixtures, the Company agreed to pay the supplier $1.125 million over a 10 year period. Of this amount, $0.9 million remains unpaid at December 31, 2010. In addition, the Company has a $0.2 million commitment to another supplier relating to the development of licensing exclusively for the benefit of the Company.

Off-balance sheet arrangements

We do not have any material off-balance sheet arrangements.

Impact of recently issued accounting standards

Revenue Recognition

In September 2009, the FASB reached a consensus on ASU No. 2009-13, “Revenue Recognition (Topic No. 605)—Multiple-Deliverable Revenue Arrangements,” (ASU 2009-13). ASU 2009-13 modifies the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. ASU 2009-13 eliminates the requirement that all undelivered elements must have either: (i) vendor specific objective evidence (VSOE) or (ii) third-party evidence (TPE), before an entity can recognize the portion of an overall arrangement consideration that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. Overall arrangement consideration will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. The residual method of allocating arrangement consideration has been eliminated. Early adoption is permitted. This new update is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Based on the current nature of our operations, we do not expect the adoption of this requirement on January 1, 2011 will have a material impact on our consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We maintain cash accounts with Harris N.A. (the “Agent”), which is where we also maintain the New Line of Credit. Our cash deposits in the New Line of Credit account are swept by the Agent on a daily basis and applied against the outstanding New Line of Credit balance, and we borrow on the New Line of Credit on a daily basis to fund our cash disbursements.

Our exposure to changes in the level of interest rates is generally limited to borrowings under our credit facility with the Agent. In particular, our interest expense sensitivity results from changes in the underlying prime rate or LIBOR. At our option, we have the ability to elect whether outstanding amounts under the New Line of Credit with the Agent bear interest at the prime rate plus a margin or LIBOR plus a margin and, prior to the repayment of the Prior Line of Credit with our previous senior lender, Fifth Third Bank as of April 29, 2011, we had the ability to elect whether outstanding amounts under each of Term Loan A and Term Loan B with Fifth Third Bank, bore interest at the prime rate plus a margin or LIBOR plus a margin. We designated our outstanding balance under the Prior Line of Credit with Fifth Third Bank to bear interest at LIBOR, subject to a 2.0% floor, plus an applicable margin ranging from 3.25% to 3.50%. At December 31, 2009 and December 31, 2010, (1) the principal amount of indebtedness outstanding under the Prior Line of Credit was $22.4 million and $21.6 million, respectively, (2) the principal amount of indebtedness outstanding under Term Loan A was $7.2 million and $5.6 million, respectively, and (3) the principal amount of indebtedness outstanding under Term Loan B was $2.2 million and $2.1 million, respectively. At December 31, 2009 and December 31, 2010, the entire outstanding balance of $22.4 million and $21.6 million, respectively, under the Prior Line of Credit bore an interest rate of 5.50%. At December 31, 2009 and December 31, 2010, all outstanding balances under Term Loan A and Term Loan B bore interest at the prime rate plus a margin. See Note 3 – under the heading “Line of credit” and Note 4 – under the heading “Long-term debt” to the Consolidated Financial Statements for the years ended December 31, 2010, 2009, and 2008 included in this Form 8-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations –Liquidity and capital resources – Credit agreement” above for a discussion of the Prior Line of Credit, Term Loan A and Term Loan B.

We previously maintained, and may maintain in the future, an interest-rate risk management strategy using derivative instruments to minimize significant, unanticipated earnings fluctuations caused by interest-rate volatility. However, we have not maintained such a strategy since the third quarter of fiscal 2008.

Based upon our Prior Credit Agreement with Fifth Third Bank, using our balances and interest rates as of December 31, 2010 and holding other variables constant, a 10% increase in interest rates for the next 12-month period would have decreased our pre-tax earnings and cash flow by approximately $0.2 million. Excluding Term Loan A and Term Loan B, the decrease would have been approximately $0.1 million. Assuming for purposes hereof that the New Credit Agreement was effective as of December 31, 2010, using our balances other than Term Loan A and Term Loan B as of December 31, 2010, and holding other variables constant, a 10% increase in interest rates for the next 12-month period would have decreased our pre-tax earnings and cash flow by approximately $0.1 million.

We are currently not subject to any material foreign currency exchange rate risk or any investment-related risk.

RISK FACTORS

You should consider carefully the risks, uncertainties and other factors described below, in addition to the other information set forth in this report. If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected, and any such risks could adversely affect the value of an investment in our securities. See also “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to our Business and our Industry

Our financial position, results of operations and cash flows have been, and may continue to be, negatively impacted by the current challenging global economic conditions and the recent financial crisis.

The current challenging global economic conditions, which have had a particularly severe impact on industrial markets, have had, and may continue to have, a material adverse effect on our business. More specifically, such conditions resulted in significantly reduced demand in 2009 for our power systems and other products from our industrial OEM customers, as those customers faced sharp declines in market demand for their products into which our power systems are incorporated. Our net sales decreased 34% from 2008 to 2009, primarily due to lower power system shipment volumes and aftermarket parts sales resulting from this reduced demand. This sales decrease was reflected across our base of customers in all of the OEM categories in which our power solutions are utilized. The difficult market conditions continue to affect our sales environment. As a result, among other things, we are experiencing pricing pressure, which is negatively impacting our margins.

The current difficult economic climate and future economic downturns may continue to materially impact our OEM customers, as well as suppliers and other parties with which we do business. Economic conditions that adversely affect our customers may cause them to terminate existing supply agreements or to reduce the volume of power systems they purchase from us in the future. In the case of a further economic downturn, we may have significant balances owing from customers that face liquidity issues. Failure to collect a significant portion of amounts due on those receivables could have a material adverse effect on our results of operations and financial condition. Similarly, with adverse market conditions, our key suppliers from which we source power system components may be unable to provide components to us. Furthermore, we may not be able to successfully anticipate, plan for and respond to changing economic conditions, and our business could be negatively affected.

In addition, the recent financial troubles affecting the banking system and financial markets and the on-going concerns and threats to investment banks and other financial institutions have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in fixed income, credit and equity markets. There could be a number of follow-on effects from the credit crisis on the industrial OEM industry generally and on our business specifically. Our OEM customers may be unable to obtain credit to finance purchases of their inventory (thus reducing demand for our power systems), or to honor their obligations to us, or may become insolvent. In addition, our key suppliers may make changes in the credit terms they extend to us, such as shortening the required payment period for our amounts owing them or reducing the maximum amount of trade credit available to us, or may become insolvent.

The market for alternative fuel spark-ignited power systems may not develop according to our expectations and, as a result, our business may not grow as planned and our business plan may be adversely affected.

Our future growth is dependent upon the market for efficient alternative fuel spark-ignited power systems (including natural gas and propane) expanding as a result of our customers and potential customers substituting alternative fuel power systems for diesel power systems. Part of our business plan is dependent on our market forecasts with respect to this expected substitution trend. However, there can be no assurance that we can accurately predict the potential impact of new diesel emission regulations, which we assume will help drive this trend by increasing the cost and product footprint of diesel power systems, nor can we assure that customers or potential customers would substitute natural gas and propane powered power systems for diesel power systems in response to these regulations. In addition, to the extent that diesel power system manufacturers develop the ability to design and produce emission-compliant diesel power systems that they can sell at a lower price and have smaller product footprints than we currently expect, diesel power systems will be more competitive with our alternative fuel power solutions, and customers and potential customers may be less likely to substitute alternative fuel power systems for diesel power systems. Furthermore, even if alternative fuel power systems are substituted for diesel power systems, there can be no assurance that our power systems would capture any portion of this potential market size increase. If the industrial OEM market generally, or more specifically any of the industrial OEM categories which represent a significant portion of our business or in which we anticipate significant growth opportunities for our power systems, fails to develop or develops more slowly than we anticipate, the growth of our business and our business plan could be materially adversely affected.

Changes in environmental and regulatory policies could hurt the market for our products.

Our business is affected by government environmental policies, mandates and regulations around the world, most significantly with respect to emission standards in the United States. Examples of such regulations include those that (1) restrict the sale of power systems that do not meet emission standards, (2) impose penalties on sellers of non-compliant power systems, and (3) require the use of more expensive ultra-low sulfur diesel fuel. There can be no assurance that these policies, mandates and regulations will be continued or expanded as assumed in our growth strategy. Incumbent industry participants with a vested interest in gasoline and diesel, many of which have substantially greater resources than we do, may invest significant resources in an effort to influence environmental regulations in ways that delay or repeal requirements for more stringent carbon, particulate matter and other emissions.

We generally must obtain product certification from both the EPA and CARB to sell our products in the United States. We may attempt to expand sales of our power systems to industrial OEMs that sell their products in Europe, which also has stringent emissions requirements. Accordingly, future sales of our product will depend upon their being certified to meet the existing and future air quality and energy standards imposed by the relevant regulatory agencies.

We cannot assure you that our products will continue to meet these standards. We incur significant research and developments costs to ensure that our products comply with emission standards and meet certification requirements in the regions where our products are sold. The failure to comply with certification requirements would not only adversely affect future sales but could result in the recall of our products or civil or criminal penalties.

The adoption of new, more stringent and burdensome government emission regulations, whether at the foreign, federal, state, or local level, in markets in which we supply our power systems, may require modification of our emission certification and other manufacturing processes for our power systems. Thus, we might incur unanticipated expenses in meeting future compliance requirements, and may be required to increase our research and product development expenditures. Increases in such costs and expenses could necessitate increases in the prices we charge our OEM customers for our power systems, which could adversely affect demand for them.

We currently face, and will continue to face, significant competition, which could result in a decrease in our revenue.

The market for our products and related services is intensely competitive, subject to rapid change and sensitive to new product and service introductions and changes in technical requirements. New developments in power system technology may negatively affect the development or sale of some or all of our power systems or make our power systems uncompetitive or obsolete. Other companies, some of which have longer operating histories, greater name recognition and greater financial and marketing resources than us, are currently engaged in the development of products and technologies that are similar to, or may be competitive with, certain of our products and power system technologies. If the markets for our products (including particular industrial OEM market categories) grow as we anticipate, competition may intensify, as existing and new competitors identify opportunities in such markets.

We face competition from companies that employ current power system technologies, and may face competition in the future from additional companies as new power system technologies are adopted. Among our competitors are fuel system providers such as Westport Innovations, Inc., Fuel System Solutions and Woodward Governor, Inc., which supply engines and engine system components to the industrial OEM marketplace. Additionally, we may face competition from companies developing technologies such as cleaner diesel engines, bio-diesel, fuel cells, advanced batteries and hybrid battery/internal combustion power systems. We may not be able to incorporate such technologies into our product offerings, or may be required to devote substantial resources to doing so. The success of our business depends in large part on our ability to provide single assembly, integrated, comprehensive, technologically sophisticated power solutions to our customers. The development or enhancement by our competitors of similar capabilities could adversely affect our business.

Our industrial OEM customers may not continue to outsource their power system needs.

The purchasers of our power systems are industrial OEMs that manufacture industrial equipment. As a result of the significant resources and expertise required to develop and manufacture emission-certified power systems, these customers have historically chosen to outsource production of power systems to us. Our business depends in significant part on our industrial OEMs continuing to outsource design and production of power systems, power system components and subsystems. However, there can be no assurance that our OEM customers will continue to outsource, or outsource as much of, their power system production in the future. Industrial OEMs that otherwise might utilize our power systems may instead seek to internalize the production of these power systems and related components. Increased levels of OEM vertical integration could result from a number of factors, such as shifts in our customers’ business strategies, acquisition by a customer of a power system manufacturer or the emergence of low-cost production opportunities in foreign countries.

We are dependent on certain products and industrial OEM market categories for a significant share of our revenues and profits.

During fiscal 2010, a significant portion of our revenues were derived from sales of our power systems to be incorporated into equipment used in the power generation market category, and we anticipate that sales of power systems in the power generation market category will continue to represent a significant portion of our revenues for the foreseeable future. We further believe that our growth may depend in a significant part upon our ability to increase sales of our power systems in the oil and gas market category, as well as certain other industrial OEM categories. There can be no assurance that the oil and gas market category, or any other industrial market category into which we sell our power systems, will grow as quickly or as significantly as we expect (if at all), or that the current, or any future, demand for our power systems in any of these market categories will not decrease.

Failure to raise additional capital or to generate the significant capital necessary to continue our growth could reduce our ability to compete and could harm our business.

We may need to raise additional capital in the future, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. Our current credit facility contains covenants restricting our ability to enter into additional debt financing. See “– Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and capital resources – Credit agreement” for a description of our credit facility. If we raise additional equity financing, our shareholders may experience significant dilution of their ownership interests, and the per share value of our common stock could decline. Furthermore, if we engage in additional debt financing, the holders of debt would have priority over the holders of common stock, and we may be required to accept terms that restrict our ability to incur additional indebtedness, and take other actions that would otherwise be in the interests of our shareholders and force us to maintain specified liquidity or other ratios. If we need additional capital and cannot raise it on acceptable terms, we may not, among other things, be able to:

•	continue to expand our research and product development operations and sale and marketing organization;

•	expand operations both organically and through acquisitions; or

•	respond to competitive pressures or unanticipated working capital requirements.

We are dependent on relationships with our OEM customers.

Our power systems are integrated into our OEM customers’ equipment for subsequent sales and distribution to end-users of off-highway industrial equipment. Historically, a limited number of our OEM customers account for significant portions of our revenues. We do not currently have formal, written agreements with some of our largest customers. There can be no assurance that our current material customers, or industrial OEMs in general, will continue manufacturing equipment that utilizes our power systems or, if they do manufacture such equipment, that the end-users of our OEM customers will choose to purchase products into which our power systems are incorporated. Any integration, design, manufacturing or marketing problems encountered by our OEM customers could adversely affect the demand for our power systems and the ability of our OEM customers to timely pay us amounts due for our products and services. Any change in our relationships with any of our key OEM customers, whether as a result of economic or competitive pressures or otherwise, including any decision by our OEM customers to reduce their commitments to purchase our power systems in favor of competing products, could have a material adverse effect on our business and financial results.

In addition, we may be subject to disputes arising from agreements and other arrangements with our OEM customers. Disputes with our OEM customers could lead to termination of arrangements with our OEM customers and delays in collaborative development or commercialization of power systems that we design for, and supply to, these customers. Moreover, disagreements may arise with our OEM customers over rights to proprietary technology and other intellectual property incorporated in our power systems and our customers’ products into which our power systems are integrated. Significant disagreements with our OEM customers could result in costly and time-consuming litigation. Any such conflicts with our OEM customers could negatively impact our relationships, reduce the number of power systems which we supply, and negatively impact our ability to obtain future business, in each case with these and other OEM customers.

We are dependent on relationships with our material suppliers, and the partial or complete loss of one of these key suppliers, or the failure to find replacement suppliers or manufacturers in a timely manner, could adversely affect our business.

We have established relationships with third party engine and fuel system suppliers and other suppliers from which we source our internally designed components for our power systems. However, we do not currently have formal, written agreements with some of these suppliers. We are substantially dependent on our third party engine suppliers. If any of our three key engine suppliers, Caterpillar/Perkins, General Motors and Doosan, fails to provide engines in a timely manner or to supply engines that meet our quality, quantity or cost requirements, and we are unable to obtain substitute sources in a timely manner or on terms acceptable to us, our ability to manufacture our products could be adversely affected. In addition, we currently source certain components used in our power systems, including our fuel systems, on an exclusive basis for a substantial portion of our power systems. The technology incorporated into the fuel systems and other of these components that we source on an exclusive basis is technologically sophisticated, and we believe it provides us with a competitive advantage. If our exclusive relationship with any of these suppliers were to terminate, or if any of these suppliers were to be acquired, our competitors may gain access to this sophisticated technology which may harm our business. Further, if any suppliers from which we exclusively source components are unable to provide these components in a timely manner, or are unable to meet our quality, quantity or cost requirements, we may be unable to obtain a substitute source. Any extended delay in receiving engines, fuel systems or other critical components could impair our ability to deliver products to our OEM customers. We could incur significant costs if we are forced to use alternative suppliers.

The quality and performance of our power systems are, in part, dependent on the quality of their component parts that we obtain from various suppliers, which makes us susceptible to performance issues that could materially and adversely affect our business, reputation and financial results.

Our power systems are sophisticated and complex, and the success of our power systems is dependent, in part, upon the quality and performance of key components, such as engines, fuel systems, generators, breakers, and complex electrical components and associated software. There can be no assurance that the power system parts and components will not have performance issues from time to time, and the warranties provided by our suppliers may not always cover the potential performance issues. We may face disputes with our suppliers with respect to those performance issues and their warranty obligations, and our customers could claim damages as a result of such performance issues.

We maintain a significant investment in inventory, and a decline in our customers’ purchases could lead to a decline in our sales and profitability.

We cannot always predict the timing, frequency or size of the future orders of our OEM customers. Our ability to accurately forecast our sales is further complicated by the current global economic uncertainty. We maintain significant inventories in an effort to ensure that our OEM customers have a reliable source of supply. If we fail to anticipate the changing needs of our customers and accurately forecast our customer demands, our customers may not continue to place orders with us, and we may accumulate significant inventories of products that we will be unable to sell or return to our suppliers. This may result in a significant decline in the value of our inventory and a decrease in our future gross profit.

Changes in our product mix could materially and adversely affect our business.

The margins on our revenues from some of our product and service offerings are higher than the margins on some of our other product and service offerings. In particular, the margins vary between sales of our power systems as compared to sales of our aftermarket parts and components. Our margins can also fluctuate based upon competition, alternative products and services, operating costs and contractual factors. In addition, we may not be able to accurately estimate the margins of some of our new and developing products and services due to our limited operating history with sales of these products. Our new products and services may have lower margins than our current products and services.

While margins differ across the range of our power systems, prices for our power systems generally vary based on the relative sizes in terms of horsepower of the power systems. For example, if a greater proportion of our revenues are generated from sales of our lower-power power systems, our total revenues and profits may be lower than what they would be if we sold a comparable number of larger power systems, even if margins on these smaller power systems are greater.

We derive a substantial majority of our revenues attributed to our diesel power systems business from our relationships with Perkins and Caterpillar.

We derive a significant portion of our diesel power systems business from our distributor agreement with Perkins, packaging and distribution agreements with Caterpillar engine dealers and our association with Caterpillar. Our business with Perkins and Caterpillar represented approximately 19% and 20% of our revenues in fiscal 2010 and fiscal 2009, respectively. Any change in our relationships with Perkins and Caterpillar, including the termination of our agreements with Perkins or Caterpillar engine dealers, could have a material adverse effect on our business and financial results.

Fuel price differentials are hard to predict and may have an adverse impact on the demand for our products in the future.

The prices of various fuel alternatives are subject to fluctuation, based upon many factors, including changes in resource bases, pipeline transportation capacity for natural gas, refining capacity for crude oil and government excise and fuel tax policies. The price differential among various fuel alternatives can impact OEMs and their decisions to buy power systems from us. For example, if fossil fuel prices increase significantly, OEMs may choose to seek power systems powered by electric motors instead of ones that utilize fossil fuels. Furthermore, if OEMs do decide to purchase power systems from us, relative fuel prices may affect which power systems they purchase from us. The margins on our sale of certain of our power systems are higher than the margins on other power systems that we sell to our OEM customers. See “—Changes in our product mix could materially and adversely affect our business.”

Price increases in some of the key components in our power systems could materially and adversely affect our operating results and cash flows.

The prices of some of the key components of our power systems are subject to fluctuation due to market forces beyond our control, including changes in the costs of raw materials incorporated into these components. Such price increases occur from time to time due to spot shortages of commodities, increases in labor costs or longer-term shortages due to market forces. In particular, the prices of certain precious metals used in our emissions control systems have recently increased significantly. Substantial increases in the prices of raw materials used in components which we source from our suppliers may result in increased prices charged by our suppliers. If we incur price increases from our suppliers for key components in our power systems, our operating costs will increase. Given competitive market conditions and contractual pricing limitations, we may not be able to pass all or any of those cost increases on to our OEM customers in the form of higher sales prices. To the extent our competitors do not suffer comparable component cost increases, we may have even greater difficulty passing along price increases and our competitive position may be harmed. As a result, increases in costs of key components may adversely affect our margins and otherwise adversely affect our operating results and cash flows.

Many of our power systems involve long and variable design and sales cycles, which could have a negative impact on our results of operations for any given quarter or year.

The design and sales cycle for our customized power systems, from initial contact with our potential OEM customer to the commencement of shipments of our power systems, may be lengthy. Customers generally consider a wide range of issues before making a decision to purchase our power systems. Before an industrial OEM commits to purchase our power systems, they often require a significant technical review, assessment of competitive products and approval at a number of management levels within their organization. The current challenging economic conditions have resulted in even longer sales cycles than we had experienced previously. During the time our customers are evaluating our products, we may incur substantial sales and marketing, engineering and research and development expenses to customize our power systems to the customer’s needs. We may also expend significant management efforts, increase manufacturing capacity, order long-lead-time components or purchase significant amounts of power system components and other inventory prior to receiving an order. Even after this evaluation process, a potential customer may not purchase our products.

The product development time after an industrial OEM customer agrees to purchase our power systems can be considerable. Our process for establishing technical specifications and developing a customized, integrated power system requires utilization of significant engineering resources, including design, prototyping, modeling, testing and application engineering. The length of this cycle is influenced by many factors, including the difficulty of the technical specification, the novelty and complexity of the design and the customer’s procurement processes.

Our design, development and sales cycle may vary based on the specific power system and the industrial OEM market category in which our customer’s product will compete, and it is difficult to predict for any particular transaction. The length and variability of our sales cycle can make it difficult to predict whether particular sales commitments will be received in any given quarter. As a result, a significant period may elapse between our investment of time and resources in designing and developing a custom power solution for an OEM customer and our revenue from sales of that power system.

The length of this process may increase the risk that an OEM customer will decide to cancel or change its plans related to its equipment into which our power system is integrated, especially in this challenging economic climate.

Such a cancellation or change in plans by a customer could cause us to lose anticipated sales. In addition, our business, results of operations and financial condition could be materially adversely affected if a customer curtails, materially reduces or delays a significant order during our sales cycle, chooses not to release its equipment that contains our custom power system, or is not successful in the sale and marketing of its equipment that contains our custom power system.

The loss of one or more key members of our senior management, or our inability to attract and retain qualified personnel could harm our business.

Our success and future growth depends to a significant degree on the skills and continued services of our management team, in particular Gary Winemaster, our Chief Executive Officer and President. The loss of any of our key members of management could inhibit our growth prospects. We do not expect that the proceeds from any “key man” life insurance policies we maintain for certain members of management would adequately compensate us for the loss of any of these individuals. Our future success also depends in large part on our ability to attract, retain and motivate key management, engineering, manufacturing and operating personnel. As we develop additional capabilities, we may require more skilled personnel. Given the highly specialized nature of our power systems, these personnel must be highly skilled and have a sound understanding of our industry, business and our technology. The market for such personnel is highly competitive. As a result, we may not be able to continue to attract and retain the personnel needed to support our business.

Our existing debt could adversely affect our business and growth prospects.

At April 29, 2011, after giving effect to our entry into our credit facility with Harris N.A. in connection with the consummation of the Reverse Merger and the Private Placement, and the repayment of debt using a portion of the proceeds from the Private Placement, we had approximately $18.4 million in principal amount of outstanding debt under a credit line that allows us to borrow up to an aggregate of $35.0 million. Our indebtedness, the cash flow needed to satisfy our debt and the covenants contained in current and potential future credit agreements have important consequences, including:

•

limiting funds otherwise available for financing our capital expenditures by requiring us to dedicate a portion of our cash flows from operations to the repayment of debt and the interest on this debt;

•	limiting our ability to incur additional indebtedness;

•	limiting our ability to capitalize on significant business opportunities;

•	placing us at a competitive disadvantage to those of our competitors that are less indebted than we are;

•	making us more vulnerable to rising interest rates; and

•	making us more vulnerable in the event of a downturn in our business.

More specifically, pursuant to our current loan and security agreement with our senior lender entered into in connection with the consummation of the Reverse Merger and the Private Placement, we have agreed to certain financial covenants, including maintaining certain ratios between our adjusted EBITDA and our fixed charges. In addition, our current loan and security agreement places limitations on our ability to make capital expenditures and to make acquisitions of other companies. As of December 31, 2010, we were not in compliance with certain of the financial covenants set forth in our previous loan and security agreement; however, on January 20, 2011, we received a waiver from our previous senior lender with respect to our noncompliance with these financial covenants as of December 31, 2010. Any failure by us to comply with the financial covenants set forth in our current loan and security agreement in the future, if not cured or waived, could result in our senior lender accelerating the maturity of our indebtedness or preventing us from accessing availability under our credit facility. If the maturity of our indebtedness is accelerated, we may not have sufficient cash resources to satisfy our debt obligations and we may not be able to continue our operations as planned.

Our quarterly operating results are subject to variability from quarter to quarter.

Our quarter-to-quarter and quarter-over-quarter operating results (including our sales, gross profit and net income) and cash flows have been, and in the future may be, impacted by a variety of internal and external events associated with our business operations, many of which are outside of our control. Examples of such events include (1) changes in regulatory emission requirements (which generally occur on January 1 of the year in which they become effective), (2) customer product phase-in/phase-out programs, (3) supplier product (i.e. a specific engine model) phase-in/phase-out programs, (4) changes in pricing by suppliers to us of engines, components and other parts (typically effective January 1 of any year), and (5) changes in our pricing to our customers (typically effective January 1 of any year), which may be related to changes in the pricing by suppliers to us. In order to mitigate potential availability or pricing issues, customers may adjust their demand requirements from traditional patterns. We may also extend special programs to customers in advance of such events, and we are more likely to offer such programs in our fourth quarter of a year in anticipation of events expected to occur in the first quarter of the next year. The occurrence of any of the events discussed above may result in fluctuations in our operating results (including sales and profitability) and cash flows between and among reporting periods.

If we fail to adequately protect our intellectual property rights, we could lose important proprietary technology, which could materially and adversely affect our business.

We believe that the success of our business depends, in substantial part, upon our proprietary technology, information, processes and know-how. The unauthorized use of our intellectual property rights and proprietary technology by others could materially harm our business. We do not own any material patents and rely on a combination of trademark and trade secret laws, along with confidentiality agreements, contractual provisions and licensing arrangements, to establish and protect our intellectual property rights. Although certain of our employees have entered into confidentiality agreements with us to protect our proprietary technology and processes, not all of our employees have executed such agreements, nor can we ensure that employees who have executed such agreements will not violate them.

Despite our efforts to protect our intellectual property rights, existing laws afford only limited protection, and our actions may be inadequate to protect our rights or to prevent others from claiming violations of their proprietary rights. Unauthorized third parties may attempt to copy, reverse engineer or otherwise obtain, use or exploit aspects of our products and services, develop similar technology independently, or otherwise obtain and use information that we regard as proprietary. We cannot assure you that our competitors will not independently develop technology similar or superior to our technology or design around our intellectual property. In addition, the laws of some foreign countries may not protect our proprietary rights as fully or in the same manner as the laws of the United States.

We may need to resort to litigation to enforce our intellectual property rights, to protect our trade secrets, and to determine the validity and scope of other companies’ proprietary rights in the future. However, litigation could result in significant costs or in the diversion of financial resources and management’s attention. We cannot assure you that any such litigation will be successful or that we will prevail over counterclaims against us.

In addition, many of the components we source from our suppliers and which are incorporated into our power systems utilize proprietary intellectual property of our suppliers. We also license certain intellectual property from third parties, including the “back office” software for our telematics offering. Any of these third parties from which we source our power system components or from which we license certain intellectual property may also supply these components (or other components that incorporate the same intellectual property) or license such intellectual property, as applicable, to others, including our competitors.

If we face claims of intellectual property infringement by third parties, we could encounter expensive litigation, be liable for significant damages or incur restrictions on our ability to sell our products and services.

We cannot be certain that our products, services and power system technologies, including any of the intellectual property incorporated into components that we source from our suppliers or that we license from third parties, do not, or in the future will not, infringe on the valid intellectual property rights held by third parties. In addition, we cannot assure you that third parties will not claim that we have infringed their intellectual property rights. For example, a third party alleged, and asserted those allegations in proceedings against us (which proceedings were subsequently settled), that certain technology related to our telematics product, MasterTrak, infringed upon the intellectual property rights of that party.

In the future, we may be a party to further litigation as a result of an alleged infringement of others’ intellectual property. Successful infringement claims against us could result in substantial monetary liability, require us to enter into royalty or licensing arrangements, or otherwise materially disrupt the conduct of our business. In addition, even if we prevail on these claims, any such litigation could be time-consuming and expensive to defend or settle, and could result in the diversion of the time and attention of management and of operational resources, which could materially and adversely affect our business. Any potential intellectual property litigation also could force us to do one or more of the following:

•	stop selling, incorporating or using our products and services that use the infringed intellectual property;

•	obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on commercially reasonable terms, or at all; or

•	redesign the products and services that use the technology.

We could suffer warranty claims.

Provisions we make for warranty accrual may not be sufficient, and we may recognize additional expenses as a result of warranty claims in excess of our current expectations. Such warranty claims may necessitate a redesign, re-specification, a change in manufacturing processes, and/or recall of our power systems, which could have an adverse impact on our finances and on existing or future sales of our power systems and other products. Even in the absence of any warranty claims, a product deficiency such as a manufacturing defect or a safety issue may necessitate a product recall, which could have an adverse impact on our finances and on existing or future sales.

We could become subject to product liability claims.

Our business exposes us to potential product liability claims that are inherent to natural gas, propane, gasoline and diesel, and products that use these fuels. Natural gas, propane and gasoline are flammable and are potentially dangerous products. Any accidents involving our power systems could materially impede widespread market acceptance and demand for our power systems. In addition, we may be subject to a claim by end-users of our OEM customers’ products or others alleging that they have suffered property damage, personal injury or death because our power systems or the products of our customers into which our power systems are integrated did not perform adequately. Such a claim could be made whether or not our power systems perform adequately under the circumstances. From time to time, we may be subject to product liability claims in the ordinary course of business, and we carry a limited amount of product liability insurance for this purpose. However, our current insurance policies may not provide sufficient or any coverage for such claims, and we cannot predict whether we will be able to maintain our insurance coverage on commercially acceptable terms.

Our telematics offering, MasterTrak, may not be successful.

We have recently begun to offer connected asset services through our telematics solution, MasterTrak. Our telematics offering is unproven in the market and does not yet provide a material portion of our revenues. There can be no assurance that our telematics offering will gain widespread acceptance among customers or generate meaningful revenues or profits.

We are subject to various laws and regulations relating to our telematics offering. Among other things, wireless transceiver products are required to be certified by the Federal Communications Commission and comparable authorities in foreign countries where they are sold. If we fail to obtain product certifications for our telematics product, or otherwise fail to successfully comply with applicable regulations in this area, we may be required to make significant unanticipated expenditures to bring our telematics offering within compliance with such regulations, and future sales of our telematics offering may be adversely affected. Furthermore, through our telematics offering, we transmit and store information of customers, including equipment-specific information such as performance data. Equipment-specific information may also reveal customer-identifiable information. A growing body of laws designed to protect the privacy of personally-identifiable information, as well as to protect against its misuse, and the judicial interpretations of such laws, may adversely affect the growth of our telematics business. In particular, such laws could limit our ability to collect information related to users of our telematics offering, to store or process that information in what would otherwise be the most efficient manner, or to commercialize new telematics services based on emerging technologies. In addition, we could become subject to third party claims based upon allegations of loss or misuse of customer information.

See also “— If we face claims of intellectual property infringement by third parties, we could encounter expensive litigation, be liable for significant damages or incur restrictions on our ability to sell our products and services,” for a discussion of a third party intellectual property infringement claim with respect to technology related to our telematics offering, which matter has been settled.

We may have difficulty managing the expansion of our operations.

Our current organization and our facilities currently in place may not be adequate to support our future growth. In order to effectively manage our operations and any significant growth, including any significant growth in the sales of, and services related to, our power systems, we may need to:

•	scale our internal infrastructure, including establishing additional facilities, while continuing to provide technologically sophisticated power systems on a timely basis;

•	attract and retain sufficient numbers of talented personnel, including application engineers, customer support staff and production personnel;

•	continue to enhance our compliance and quality assurance systems; and

•	continue to improve our operational, financial and management controls and reporting systems and procedures.

Rapid expansion of our operations could place a significant strain on our senior management team, support teams, assembly lines, information technology platforms and other resources. In addition, we may be required to place more reliance on our strategic partners and suppliers, some of whom may not be capable of meeting our production demands in terms of timing, quantity, quality or cost. Difficulties in effectively managing the budgeting, forecasting and other process control issues presented by any rapid expansion could harm our business, prospects, results of operations or financial condition.

New products may not achieve widespread adoption.

Our growth may depend on our ability to develop and/or acquire new products, and/or refine our existing products and power system technology, to complement and enhance the breadth of our power system offering with respect to engine class and the industrial OEM market categories into which we supply our products. We are currently in the process of developing a range of hybrid power solutions, and have recently begun offering our telematics solution, MasterTrak, to our OEM customers and other businesses to which we do not supply our power systems. We will generally seek to develop or acquire new products, or enhance our existing products and power system technology, if we believe they will provide significant additional revenues and favorable profit margins. However, we cannot know beforehand whether any new or enhanced products will successfully penetrate our target markets. There can be no assurance that newly developed or acquired products will perform as well as we expect, or that such products will gain widespread adoption among our customers.

Additionally, there are greater design and operational risks associated with new products. The inability of our suppliers to produce technologically sophisticated components for our new power systems, the discovery of any product or process defects or failures associated with production of any new products and any related product returns could each have a material adverse effect on our business, financial condition and results of operations. If new products for which we expend significant resources to develop or acquire are not successful, our business could be adversely affected.

If we do not properly manage the sales of our products into foreign markets, our business could suffer.

A significant portion of our future revenues could be derived from sales outside of the United States, particularly in Asia. We have recently begun sales and distribution activities in Asia and Europe where we may lack sufficient expertise, knowledge of local customs or contacts. In Asia and Europe, we depend upon independent sales and support organizations to complement our OEM relationships and provide knowledge of local customs and requirements, while also providing immediate, local sales, engineering and customer support. There can be no assurance that we will be able to maintain these current relationships with independent sales and support organizations, or that we will be able to develop effective, similar relationships in foreign markets into which we supply our products in the future.

Establishment of a market for our products in Asia and other markets outside of the United States may take longer and cost more to develop than we anticipate and is subject to inherent risks, including unexpected changes in government policies, trade barriers restricting our ability to sell our products in those countries, longer payment cycles, exposure to currency fluctuations, and foreign exchange controls that restrict or prohibit repatriation of funds. As a result, if we do not properly manage foreign sales, our business could suffer.

In addition, our foreign sales are subject us to numerous stringent U.S. and foreign laws, including the Foreign Corrupt Practices Act, or FCPA, and comparable foreign laws and regulations which prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. Safeguards that we may implement to discourage these practices could prove to be ineffective, and violations of the FCPA and other laws may result in severe criminal or civil sanctions, or other liabilities or proceedings against us, including class action lawsuits and enforcement actions from the SEC, Department of Justice and overseas regulators. Any of these factors, or any other international factors, could impair our ability to effectively sell our power solutions, or other products or services that we may develop, outside of the U.S.

If our production facilities become inoperable, our business, including our ability to manufacture our power systems, will be harmed.

We operate our business, including all of our production and manufacturing processes, out of facilities that are all located in Wood Dale, Illinois. If damaged, our facilities, our assembly lines, the equipment we use to perform our emission certification and other tests and our other business process systems would be costly to replace and could require substantial time to repair or replace. We are particularly subject to this risk because of our current geographic concentration of our facilities. We may decide to consolidate into fewer facilities in the future, which would further exacerbate this risk. Our facilities may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, wildfires, floods, acts of terrorism or other criminal activities, infectious disease outbreaks and power outages, which may render it difficult or impossible for us to efficiently operate our business for some period of time. In addition, such events may temporarily interrupt our ability to receive engines, fuels systems or other components for our power systems from our suppliers and to have access to our various production systems necessary to operate our business. Our insurance covering damage to our properties and the disruption of our business may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

In the event our facilities are damaged or destroyed, we may need to find another facility into which we can move our operations. Finding a facility that meets the criteria necessary to operate our business would be time-consuming and costly and result in delays in our ability to provide our sophisticated power solutions or to provide the same level of quality in our services as we currently provide.

We may be adversely impacted by work stoppages and other labor matters.

As of March 31, 2011, our workforce consisted of approximately 220 persons, including full-time and part-time employees, as well as members of our production team whose services we obtain through an arrangement with a professional employer organization. While none of the members of our workforce are currently represented by a union or covered by a collective bargaining agreement, there have been unsuccessful efforts to unionize our manufacturing employees in the past, and there can be no assurance that members of our workforce will not in the future join a union. If our employees organize and join a union in the future, there can be no assurance that future issues with our workforce will be resolved favorably or that we will not encounter future strikes, work stoppages or other types of conflicts with labor unions or our employees. Any of these consequences may have an adverse effect on us or may limit our flexibility in dealing with our workforce.

In addition, many of our suppliers have unionized work forces. Work stoppages or slow-downs experienced by our material suppliers could result in slow-downs or closures at the manufacturing facilities of our suppliers from where our power system components are sourced. If one or more of our key suppliers experience a material work stoppage, it could have a material adverse effect on our operations.

We could be adversely affected by risks associated with potential acquisitions.

From time to time, we may seek to expand our business through investments in, or acquisitions of, complementary businesses, technologies, services or products, subject to our business plans and management’s ability to identify, acquire and develop suitable investments or acquisition targets in both new and existing industrial OEM market categories and geographic markets. In certain circumstances, acceptable investments or acquisition targets might not be available. Acquisitions involve a number of risks, including: (1) difficulty in integrating the operations, technologies, products and personnel of an acquired business, including consolidating redundant facilities and infrastructure; (2) potential disruption of our ongoing business and the distraction of management from our day-to-day operations; (3) difficulty entering markets in which we have limited or no prior experience and in which competitors have a stronger market position; (4) difficulty maintaining the quality of services that such acquired companies have historically provided; (5) potential legal and financial responsibility for liabilities of acquired businesses; (6) overpayment for the acquired company or assets; (7) increased expenses associated with completing an acquisition and amortizing any acquired intangible assets; and (8) challenges in implementing uniform standards, controls, procedures and policies throughout an acquired business. In addition, under the terms of our credit facility, we may be restricted from engaging in certain acquisition transactions. See “– Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and capital resources – Credit agreement” for a description of our credit facility.

If we were to pursue acquisition or investment opportunities, these potential risks could disrupt our ongoing business, result in the loss of key customers or personnel, increase expenses and otherwise have a material adverse effect on our business, results of operations and financial condition.

We could become liable for damages resulting from our manufacturing activities.

The nature of our manufacturing operations exposes us to potential claims and liability for environmental damage, personal injury, loss of life and damage to, or destruction of, property. Our manufacturing operations are subject to numerous laws and regulations that govern environmental protection and human health and safety. These laws and regulations have changed frequently in the past and it is reasonable to expect additional and more stringent changes in the future. Our manufacturing operations may not comply with future laws and regulations, and we may be required to make significant unanticipated capital and operating expenditures to bring our operations within compliance with such regulations. If we fail to comply with applicable environmental laws and regulations, manufacturing guidelines, and workplace safety requirements, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits, and private parties may seek damages from us. Under such circumstances, we could be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims for which may not have sufficient or any insurance coverage for claims.

We may have unanticipated tax liabilities that could adversely impact our results of operations and financial condition.

We are subject to various types of taxes in the U.S., as well as foreign jurisdictions into which we supply our products. The determination of our provision for income taxes and other tax accruals involves various judgments, and therefore the ultimate tax determination is subject to uncertainty. In addition, changes in tax laws, regulations, or rules may adversely affect our future reported financial results, may impact the way in which we conduct our business, or may increase the risk of audit by the Internal Revenue Service or other tax authority. Although we are not subject to any audits currently, we may be in the future subject to an Internal Revenue Service audit or other audit by state, local and foreign tax authorities. The final determinations of any tax audits in the U.S. or abroad could be materially different from our historical income tax provisions and accruals. If any taxing authority disagrees with the positions taken by us on our tax returns, we could incur additional tax liabilities, including interest and penalties.

Variability in self-insurance liability estimates could significantly impact our results of operations.

We self-insure for employee health insurance coverage up to a predetermined level, beyond which we maintain stop-loss insurance from a third-party insurer. Our aggregate exposure varies from year to year based upon the number of participants in this health insurance plan. We estimate our self-insurance liabilities using an analysis provided by our claims administrator and our historical claims experience. Our accruals for insurance reserves reflect these estimates and other management judgments, which are subject to a high degree of variability. Any significant variation in these estimates and judgments could cause a material change to our reserves for self-insurance liabilities, as well as our earnings.

Risks Related to the Shell Company

We may have contingent liabilities related to Format, Inc.’s operations prior to the Reverse Merger of which we are not aware and for which we have not adequately provisioned.

We may be deemed to have been a shell company with nominal operations and assets prior to the Reverse Merger. Upon completion of the Reverse Merger, we acquired all of the operations of The W Group and its subsidiaries. Prior to the consummation of the Reverse Merger, Format, Inc. was engaged, to a limited extent, in EDGARizing corporate documents for filing with the SEC, and providing limited commercial printing services. We cannot assure you that there are no material claims outstanding, or other circumstances of which we are not aware, that would give rise to a material liability relating to those prior operations, even though we do not record any provisions in our financial statements related to any such potential liability. If we are subject to past claims or material obligations relating to our operations prior to the consummation of the Reverse Merger, such claims could materially adversely affect our business, financial condition and results of operations.

Risks Related to the Reverse Merger and the Ownership of the Common Stock of the Combined Company

We will incur increased costs and demands upon management and accounting and finance resources as a result of complying with the laws and regulations affecting public companies; any failure to establish and maintain adequate internal control over financial reporting or to recruit, train and retain necessary accounting and finance personnel could have an adverse effect on our ability to accurately and timely prepare our consolidated financial statements.

We may be deemed to have been a shell company with nominal operations and assets prior to the Reverse Merger. Upon completion of the Reverse Merger, we acquired all of the operations of The W Group and its subsidiaries. As a public operating company, we will incur significant administrative, legal, accounting and other burdens and expenses beyond those of a private company, including those associated with corporate governance requirements and public company reporting obligations. In particular, we will need to enhance and supplement our internal accounting resources with additional accounting and finance personnel with the requisite technical and public company experience and expertise, as well as refine our quarterly and annual financial statement closing process, to enable us to satisfy such reporting obligations. However, even if we are successful in doing so, there can be no assurance that our finance and accounting organization will be able to adequately meet the increased demands that result from being a public company.

Furthermore, we will be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002. In order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to document and test our internal control procedures and prepare annual management assessments of the effectiveness of our internal control over financial reporting. These assessments will need to include disclosure of identified material weaknesses in our internal control over financial reporting. Testing and maintaining internal control over financial reporting will involve significant costs and could divert management’s attention from other matters that are important to our business. Additionally, we cannot provide any assurances that we will be successful in remediating any deficiencies that may be identified. If we are unable to remediate any such deficiencies or otherwise fail to establish and maintain adequate accounting systems and internal control over financial reporting, or we are unable to recruit, train and retain necessary accounting and finance personnel, we may not be able to accurately and timely prepare our consolidated financial statements and otherwise satisfy our public reporting obligations. Any inaccuracies in our financial statements or other public disclosures (in particular if resulting in the need to restate previously filed financial statements), or delays in our making required SEC filings, could have a material adverse effect on the confidence in our financial reporting, our credibility in the marketplace and the trading price of our common stock.

In addition, our management team will also have to adapt to other requirements of being a public company. We will need to devote significant resources to address these public company-associated requirements, including compliance programs and investor relations, as well as our financial reporting obligations. Complying with these rules and regulations will substantially increase our legal and financial compliance costs and make some activities more time-consuming and costly.

Concentration of ownership among our existing executive officers may prevent new investors from influencing significant corporate decisions.

As of May 4, 2011, giving effect to the completion of the Reverse Merger, the contemporaneous closing of the Private Placement and the respective gifts by each of Gary Winemaster and Kenneth Winemaster of 295.008 shares of

Company Preferred Stock (representing an aggregate of 590.016 shares of Company Preferred Stock) to Kenneth Landini, Gary Winemaster, our Chairman of the Board, Chief Executive Officer and President, and Kenneth Winemaster, our Senior Vice President and Secretary, on a fully diluted basis beneficially own in the aggregate approximately 85.70% of our outstanding shares of common stock (giving effect to Gary Winemaster’s agreement to purchase the shares of our preferred stock and common stock issued to Thomas Somodi pursuant to the Merger Agreement, but without giving effect to the Reverse Split), and approximately 77.28% on a pro forma basis as if the Reverse Split were consummated concurrently with the closing of the Reverse Merger.

As of May 4, 2011, Gary Winemaster beneficially owns approximately 55.77% of our outstanding shares of common stock, on a fully diluted basis calculated on the same basis as described above (giving effect to Mr Winemaster’s agreement (1) to purchase the shares of our preferred stock and common stock issued to Thomas Somodi pursuant to the Merger Agreement, and (2) to transfer shares of Company Preferred Stock to Mr. Landini, but without giving effect to the Reverse Split), and approximately 50.30% on a pro forma basis as if the Reverse Split were consummated concurrently with the closing of the Reverse Merger. See “The Reverse Merger – The Principal Purchase and Sale Transaction” in this Form 8-K for a description of the Principal Purchase and Sale Transaction, and “The Reverse Merger – General” for a description of the gifts of shares of Company Preferred Stock made by each of Gary Winemaster and Kenneth Winemaster to Kenneth Landini.

As a result, these shareholders can exercise significant influence over all matters requiring shareholder approval, including the election of directors, amendment of our articles of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

There are significant restrictions on the ability of investors in the Private Placement to transfer or resell their shares of common stock.

As part of our recently completed Private Placement, we entered into a registration rights agreement. Under this agreement, we are obligated to file a registration statement to register resales of the shares of Company Common Stock issuable upon conversion of shares of Company Preferred Stock issued in the Private Placement and issuable upon exercise of the Private Placement Warrants under the Securities Act, but no assurance can be given as to the ability of investors to resell their common stock. Moreover, the SEC has broad discretion to determine whether a registration statement will be declared effective and may delay or deny the effectiveness for a variety of reasons. Until our registration statement is effective, the shares of Company Common Stock issuable upon conversion of shares of Company Preferred Stock issued in the Private Placement and issuable upon exercise of the Private Placement Warrants will not be freely tradable, and investors in the Private Placement will only be able to offer to sell such shares pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This could affect the trading price of the shares of our common stock.

An active, liquid and orderly trading market for our common stock may not develop, and the price of our stock may be volatile and may decline in value.

There currently is not an active public market for our common stock. An active trading market may not develop or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares of common stock at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling shares of common stock and may impair our ability to acquire other companies or assets by using shares of our common stock as consideration.

In connection with the closing of our recently completed Private Placement, we agreed to file within 30 days of the closing, a registration statement to register the shares of Company Common Stock issuable upon conversion of shares of Company Preferred Stock issued in the Private Placement and issuable upon exercise of the Private Placement Warrants. The trading price of our common stock once our shares are registered is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with securities traded in those markets. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Our common stock may not be eligible for listing on a national securities exchange.

Our common stock is not currently listed on a national securities exchange, and we do not currently meet the initial quantitative listing standards of a national securities exchange. We cannot assure you that we will be able to meet the initial listing standards of any national securities exchange, or, if we do meet such initial qualitative listing standards, that we will be able to maintain any such listing. Our common stock is currently quoted on the OTC Bulletin Board and, until our common stock is listed on a national securities exchange, we expect that it will continue to be eligible and quoted on the OTC Bulletin Board, another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of our common stock. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

Our common stock may be considered a “penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be less than $5.00 per share and therefore may be a “penny stock.” Broker and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect your ability to sell shares of our common stock in the future.

If and when our registration statement becomes effective, a significant number of shares of common stock will be eligible for sale and depress the market price for our common stock. Future sales by us or our existing shareholders could similarly depress the market price of our common stock.

Following the effective date of the registration statement which we are required to file in connection with our recently completed Private Placement, a significant number of our shares of common stock will become eligible for sale in the public market, which could cause the market price for our common stock to decline significantly. If we or our existing shareholders sell a large number of shares of our common stock, or if we sell additional securities that are convertible into common stock, in the future, the market price of our common stock similarly could decline. Further, even the perception in the public market that we or our existing shareholders might sell shares of common stock could depress the market price of our common stock.

Anti-takeover provisions contained in our articles of incorporation and bylaws, as well as provisions of Nevada law, could impair a takeover attempt.

In addition to the concentration of ownership described under “Concentration of ownership among our existing executive officers and their affiliates may prevent new investors from influencing significant corporate decisions” above, which will limit any attempt to acquire control of our company not supported by these significant shareholders, our articles of incorporation, bylaws and Nevada law contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. Our organizational documents include provisions:

•	creating a classified board of directors whose members serve staggered three-year terms;

•

authorizing “blank check” preferred stock, which could be issued by our board of directors without shareholder approval and may contain voting, liquidation, dividend and other rights superior to our common stock;

•	limiting the liability of, and providing indemnification to, our directors and officers; and

•	restricting the ability of our shareholders to take action by written consent.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. Pursuant to the Private Placement Purchase Agreement, we agreed to consummate the Migratory Merger, pursuant to which we will change our jurisdiction of incorporation from Nevada to Delaware, and agreed with the investors in the Private Placement on forms of each of the certificate of incorporation and the bylaws for the surviving entity in the Migratory Merger. These forms of the certificate of incorporation and the bylaws for the surviving entity in the Migratory Merger contain provisions similar in some respects to those contained in our current articles of incorporation and amended and restated bylaws.

As a Nevada corporation, we are also subject to provisions of Nevada law which restrict shareholders beneficially owning 10% or more of our outstanding voting shares from engaging in certain business combinations without approval of our board of directors or the holders of our stock representing a majority of the voting power not beneficially owned by the interested stockholder. Our articles of incorporation contain a similar provision restricting shareholders beneficially owning 20% or more of our outstanding voting shares from engaging in certain business combinations without approval of our board of directors or the holders of our common stock representing two-thirds of the outstanding shares of common stock, subject to the voting rights of any issued and outstanding preferred stock.

After the consummation of the Migratory Merger, we will be subject to Delaware law. Provisions of Delaware law, and the terms of our certificate of incorporation and bylaws (after giving effect to the Migratory Merger), may have anti-takeover effects.

Any provision of our charter or bylaws (including our charter and bylaws, after giving effect to the Migratory Merger) or Nevada law or, after the consummation of the Migratory Merger, Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our shareholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Our shareholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.

If we engage in capital raising activities in the future, including issuances of common stock, to fund the growth of our business, our shareholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. In the future, we may adopt and establish an equity incentive plan pursuant to which equity awards may be granted to eligible employees (including our executive officers), directors and consultants, if our board of directors determines that it is in the best interest of the Company and our shareholders to do so. The issuance of shares of our common stock upon the exercise of any such equity awards may result in dilution to our shareholders and adversely affect our earnings.

If securities or industry analysts do not publish, or cease publishing, research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by whether industry or securities analysts publish research and reports about us, our business, our market or our competitors and, if any analysts do publish such reports, what they publish in those reports. We may not obtain analyst coverage in the future. Any analysts that do cover us may make adverse recommendations regarding our stock, adversely change their recommendations from time to time, and/or provide more favorable relative recommendations about our competitors. If any analyst who may cover us in the future were to cease coverage of our company or fail to regularly publish reports on us, or if analysts fail to cover us or publish reports about us at all, we could lose, or never gain, visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our management will have broad discretion over the use of the proceeds we received in our recently completed Private Placement and might not apply the proceeds in ways that increase the value of your investment.

Our management has broad discretion over the use of our net proceeds from our recently completed Private Placement, and you may be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds from the Private Placement in ways that ultimately increase the value of our securities. We used approximately $360,000 of our net proceeds to repurchase shares of our common stock in connection with the Stock Repurchase, and the remainder, together with a draw on our new line of credit facility, to pay off our debt under our previous credit facility. See “Transaction Fees and Use of Proceeds” and “— Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and capital resources.”

We do not anticipate paying any dividends in the foreseeable future.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 4, 2011, the date immediately prior to the date of this Current Report on Form 8-K, certain information with respect to the beneficial ownership of our common stock and our Series A Convertible Preferred Stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock and/or our Series A Convertible Preferred Stock, as applicable, (2) each of our directors and each person named to become a director on the Information Statement Date (as defined below), (3) each of our executive officers and (4) all of our directors and executive officers as a group, giving effect to the Reverse Merger, the Private Placement and the Stock Repurchase.

Each share of Series A Convertible Preferred Stock is initially convertible into a number of shares of our common stock equal to $1,000 divided by the conversion price then in effect, subject to the limitations on conversion set forth in the Certificate of Designation. Prior to the Reverse Split, no holder of Series A Convertible Preferred Stock will have the right to, and the Company will not have any obligation to issue to any holder, shares of our common stock upon conversion of Series A Convertible Preferred Stock in excess of the product of (1) the difference between the then-authorized number of shares of our common stock less an amount equal to one hundred and ten percent (110%) of the number of shares of our common stock issued and outstanding as of the closing date of the Reverse Merger, multiplied by (2) a percentage equal to a fraction, the numerator of which is the number of shares of our common stock issuable upon conversion of the shares of Series A Convertible Preferred Stock then held by such holder (without giving effect to any limitation on conversion thereof), and of which the denominator is the total number of shares of our common stock issuable upon conversion of all shares of Series A Convertible Preferred Stock outstanding as of the closing of the Reverse Merger (without giving effect to any limitation on conversion thereof), giving effect to the consummation of the Reverse Merger and the Private Placement.

Each issued and outstanding share of Series A Convertible Preferred Stock will automatically convert into a number of shares of our common stock equal to $1,000 divided by the conversion price then in effect, subject to the limitations on conversion set forth in the Certificate of Designation, immediately following the effectiveness of the Reverse Split. The table below also sets forth beneficial ownership information of our common stock and our Series A Convertible Preferred Stock on a pro forma basis as if the Reverse Split occurred contemporaneously with the closing of the Reverse Merger.

Unless otherwise indicated, to our knowledge, each person listed below has sole dispositive and voting power with respect to the shares of our common stock and Series A Convertible Preferred Stock, as applicable, shown below as beneficially owned by such person, except to the extent authority is shared by spouses under applicable law and except for the shares of our common stock and Series A Convertible Preferred Stock set forth next to our directors and executive officers listed as a group. For purposes of calculating the percentages below as of May 4, 2011, (a) 10,770,083 shares of our common stock, and (b) 113,960.90289 shares of our Series A Convertible Preferred Stock, initially convertible into an aggregate of 303,895,741 shares of our common stock (subject to the limitations on conversion described above and set forth in the Certificate of Designation), were issued and outstanding.

Beneficial ownership and percentage have been determined in accordance with Rule 13d-3 under the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of such shares.

	Amount and Nature of Beneficial Ownership				Percent of Class				Pro Forma Amount and Nature of Beneficial Ownership (Giving Effect to Reverse Split) (3)			Pro Forma Percent of Class (Giving Effect to Reverse Split) (3)
Name and Address of Beneficial Owner (1)	Series A Convertible Preferred Stock		Common Stock (2)		Series A Convertible Preferred Stock		Common Stock (2)		Series A Convertible Preferred Stock	Common Stock		Series A Convertible Preferred Stock	Common Stock
Gary Winemaster (4)	62,079.57914		27,283,588		54.47%		86.47%		—	5,376,423		—	54.68%

Thomas Somodi (5) (6)	9,596.09002		4,212,670		8.42%		30.13%		—	830,924		—	8.45%

Kenneth Winemaster (6)	33,291.30775		14,645,579		29.21%		66.83%		—	2,883,651		—	29.33%

Kenneth Landini (6)	590.01600		197,531		0.52%		1.80%		—	49,168		—	0.50%

H. Samuel Greenawalt (6)	—		—		—		—		—	—		—	—

Ryan Neely (7)	—		—		—		—		—	—		—	—

Austin W. Marxe and David M. Greenhouse (9)	7,000		2,343,526		6.14%		17.87%		—	875,000	(10)	—	8.64	% (10)

Park West Asset Management LLC Peter S. Park (11)	3,000	(12)	1,004,368	(13)	2.63	% (12)	8.53	% (13)	—	375,000	(14)	—	3.77	% (14)

BTG Investments LLC (15)	2,514		841,661		2.21%		7.25%		—	314,250	(16)	—	3.16	% (16)

All directors and executive officers as a group (6 persons) (8)	95,960.90289		42,126,698		84.21%		98.20%		—	8,309,242		—	84.50%

(1)	Unless otherwise indicated, the address of each person or entity is c/o Power Solutions International, Inc., 655 Wheat Lane, Wood Dale, IL 60191.
(2)	Reflects the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock, subject to the limitations on conversion of Series A Convertible Preferred Stock set forth in the Certificate of Designation.
(3)	Includes the shares of our common stock issuable upon automatic conversion of each share of Series A Convertible Preferred Stock upon effectiveness of the Reverse Split.
(4)	Includes shares of Series A Convertible Preferred Stock and common stock acquired by Mr. Somodi pursuant to the Merger Agreement which Mr. Winemaster has agreed to purchase pursuant to the Principal Purchase and Sale Agreement. Excluding such shares, Mr. Winemaster would beneficially own 52,483.48912 shares, or approximately 46.05%, of Series A Convertible Preferred Stock, and 23,070,918 shares of common stock, or approximately 81.40%, and 4,545,499 shares, or approximately 46.23%, of common stock and no shares of Series A Convertible Preferred Stock on a pro forma basis as if the Reverse Split occurred contemporaneously with the closing of the Reverse Merger.
(5)	Includes shares of Series A Convertible Preferred Stock and common stock acquired by Mr. Somodi pursuant to the Merger Agreement which Mr. Somodi has agreed to sell pursuant to the Principal Purchase and Sale Agreement. Giving effect to the sale of such shares as if it occurred concurrently with the closing of the Reverse Merger, Mr. Somodi would not beneficially own any shares of Series A Convertible Preferred Stock or common stock.
(6)	Term for service on our board of directors commences on the Information Statement Date. See “Executive Officers and Directors” below.

(7)	Ryan Neely’s address is 336 Plaza Estival, San Clemente, CA 92672. Ryan Neely resigned from his position as the only executive officer of Format, Inc. effective as of April 29, 2011, immediately following the closing of the Reverse Merger and the Private Placement, and resigned as a director effective as of the Information Statement Date.
(8)	Includes each of Thomas Somodi, Kenneth Winemaster, Kenneth Landini and H. Samuel Greenawalt, in each case whose term for service on our board of directors commences on the Information Statement Date, and Ryan Neely, who resigned from his position as the only executive officer of Format, Inc. effective as of April 29, 2011, immediately following the closing of the Reverse Merger and the Private Placement, and resigned as a director effective as of the Information Statement Date. See “Executive Officers and Directors” below. Accordingly, after Mr. Neely’s resignation from our board of directors becomes effective, our board of directors will consist of five directors.
(9)	MGP Advisers Limited Partnership (“MGP”) is the general partner of the Special Situations Fund III QP, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III QP, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above. The address for Messrs. Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, NY 10022.
(10)	Includes an aggregate of 291,667 shares of common stock issuable upon exercise of warrants issued to Special Situations Fund III QP, L.P., Special Situations Cayman Fund, L.P. and Special Situations Private Equity Fund, L.P., in the aggregate, in the Private Placement, at an exercise price of $13.00 per share (as adjusted for the Reverse Split).
(11)	Peter S. Park is the sole member and manager of Park West Asset Management LLC (“PWAM”), the investment manager of Park West Investors Master Fund, Limited (“PWIMF”) and Park West Partners International, Limited (“PWPI”), and Mr. Park and PWAM have voting and dispositive control over securities held by PWIMF and PWPI. The address for each of PWAM and Peter S. Park is c/o Park West Asset Management LLC, 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939.
(12)	Includes 2,425 and 575 shares of Series A Convertible Preferred Stock held by PWIMF and PWPI, respectively.
(13)	Includes 811,864 and 192,504 shares of common stock issuable to PWIMF and PWPI, respectively, upon conversion of the Series A Convertible Preferred Stock, subject to limitations set forth in the Certificate of Designation.
(14)	Includes an aggregate of 125,000 shares of common stock issuable upon exercise of warrants issued to PWPI and PWIMF in the Private Placement at an exercise price of $13.00 per share (as adjusted for the Reverse Split).
(15)	Byron C. Roth and Gordon J. Roth share voting and dispositive control over securities held by BTG Investments LLC. Additionally, Gordon J. Roth individually holds 70 shares of Series A Convertible Preferred Stock and 23,435 shares of common stock issuable to him upon conversion of the Series A Convertible Preferred Stock, subject to limitations set forth in the Certificate of Designation. The address for BTG Investments LLC is 24 Corporate Plaza, Newport Beach, CA 92660.
(16)	Includes 104,750 shares of common stock issuable upon exercise of warrants issued to BTG Investments LLC in the Private Placement at an exercise price of $13.00 per share (as adjusted for the Reverse Split).

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Prior to the consummation of the Reverse Merger, our common stock was quoted on the OTC Bulletin Board (“OTCBB”) under the symbol FRMT.OB. In connection with the Reverse Merger, and in accordance with the policies of FINRA, we requested a trading symbol change; however, as of the date of this Current Report on Form 8-K, this trading symbol change request has not been given effect by FINRA. Accordingly, our trading symbol will remain FRMT.OB until such time as our trading symbol change request has been given effect by FINRA. As of March 30, 2011, the last bid quoted for our common stock on the OTCBB was $0.51 per share. All OTCBB quotations included herein reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The trading market for our common stock has been extremely limited and sporadic. We intend to apply to list and, pursuant to the Private Placement Purchase Agreement, we have agreed to use our reasonable best efforts to list, our common stock for trading on a national securities exchange as soon as reasonably practicable after we meet the initial quantitative listing standards of any such exchange. However, we cannot be certain that we will meet such initial listing standards or receive approval to list our common stock on any national securities exchange. There can be no assurance that a market will ever develop for our common stock in the future. The following table sets forth the high and low bids per share of our common stock as quoted on the OTCBB for the periods indicated.

	High	Low
Fiscal Year Ended December 31, 2009
First Quarter	N/A	N/A
Second Quarter	N/A	N/A
Third Quarter	N/A	N/A
Fourth Quarter	N/A	N/A

Fiscal Year Ended December 31, 2010
First Quarter	N/A	N/A
Second Quarter	$0.05	$0.05
Third Quarter	$2.00	$0.05
Fourth Quarter	$0.20	$0.20

Holders

As of May 4, 2011, there were approximately 48 holders of record of our common stock.

Dividends

We have not paid any cash dividends on our common stock to date. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition, and will be within the discretion of our then-existing board of directors. We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, our board of directors does not anticipate paying any cash dividends to holders of our common stock in the foreseeable future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and capital resources – Credit agreement” above for a further discussion regarding restrictions on the payment of dividends under the New Credit Agreement.

Securities Authorized for Issuance Under Compensation Plans

None.

Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial statements and supplementary data of the Company, which is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The W Group, Inc.

On or about August 1, 2010, Miller Cooper & Co., Ltd. (“Miller Cooper”) and The W Group agreed that Miller Cooper would no longer serve as The W Group’s independent auditors, and on such date, The W Group’s Board of Directors approved the engagement of Deloitte & Touche LLP (“Deloitte”) as The W Group’s independent auditors in connection with the Reverse Merger. The approval of the engagement of Deloitte followed The W Group’s Board of Directors’ review of the qualifications of Miller Cooper, the then current auditors of The W Group, and Deloitte and other potential candidates, given The W Group’s intention to engage in the Reverse Merger and related transactions.

Miller Cooper’s audit reports on The W Group’s consolidated financial statements for each of the years ended December 31, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2009 and 2008 and the subsequent interim period through July 31, 2010, there were no disagreements with Miller Cooper on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Miller Cooper’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on The W Group’s financial statements for such years.

During the years ended December 31, 2009 and 2008 and the subsequent interim period through July 31, 2010, there were no “reportable events” as defined in Item 304 (a)(1)(v) of Regulation S-K.

The W Group has provided Miller Cooper with a copy of the foregoing statements. Attached as Exhibit 16.1 is a copy of Miller Cooper’s letter dated May 5, 2011 indicating that it agrees with such statements.

During the years ended December 31, 2009 and 2008 and through August 1, 2010, the date of Deloitte’s engagement as The W Group’s independent auditors, The W Group had not consulted with Deloitte with respect to the application of accounting principles as to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on The W Group’s financial statements, any matter that was the subject of a disagreement with Miller Cooper or any “reportable event.”

Power Solutions International, Inc. (f/k/a Format, Inc.)

On April 29, 2011, Jonathon P. Reuben, CPA, an Accountancy Corporation (“Reuben”), was dismissed as the Company’s independent auditors in light of the Reverse Merger. As of April 29, 2011, the Company’s Board of Directors also approved the engagement of Deloitte as the Company’s independent auditors for the year ended December 31, 2011. The approval of the engagement of Deloitte followed the review by the Company’s Board of Directors of the qualifications of Deloitte and consideration that the historical financial statements of the Company will be the financial statements of The W Group, including the financial statements audited by Deloitte, and that going forward the operating business of the Company will be the operating business of The W Group.

Reuben’s audit reports on the Company’s consolidated financial statements for each of the years ended December 31, 2010 and 2009 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit reports of Reuben on the Company’s financial statements for each of the years ended December 31, 2010 and 2009 contained an explanatory paragraph relating to the Company’s ability to continue as a going concern.

During the years ended December 31, 2010 and 2009 and the subsequent interim period through April 29, 2011, there were no disagreements with Reuben on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Reuben’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company’s financial statements for such years.

During the years ended December 31, 2010 and 2009 and the subsequent interim period through April 29, 2011, there were no “reportable events” as defined in Item 304 (a)(1)(v) of Regulation S-K.

The Company has provided Reuben with a copy of the foregoing statements. Attached as Exhibit 16.2 is a copy of Reuben’s letter dated May 5, 2011 indicating that it agrees with such statements.

During the years ended December 31, 2010 and 2009 and through April 29, 2011, the date of Deloitte’s engagement as the Company’s independent auditors, the Company had not consulted with Deloitte with respect to the application of accounting principles as to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, any matter that was the subject of a disagreement with Reuben or any “reportable event.”

EXECUTIVE OFFICERS AND DIRECTORS

Prior to the closing of the Reverse Merger and the Private Placement, Ryan Neely was the sole member of the board of directors, and the only executive officer, of Power Solutions International, Inc. (f/k/a Format, Inc.). Our articles of incorporation and our bylaws provide that our board of directors has the authority to set the size of our board of directors from between one and 15 directors and, pursuant thereto, immediately prior to the consummation of the Reverse Merger, the Stock Repurchase and the Private Placement, our board of directors expanded the size of the board of directors to six members. Pursuant to the terms of our articles of incorporation, our board of directors is classified with respect to the terms for which its members will hold office by dividing the members into three classes, with the terms of the directors of one class expiring at each annual meeting of our shareholders, subject to the appointment and qualification of their successors. The term of service on our board of directors for directors in (1) Class I will expire at the 2013 annual meeting of our shareholders, (2) Class II will expire at the 2012 annual meeting of our shareholders, and (3) Class III will expire at the 2011 annual meeting of our stockholders, in each case subject to the appointment and qualification of their successors. However, as discussed above under “Amendment and Restatement of the Bylaws of the Company,” pursuant to the Private Placement Purchase Agreement, we agreed to a form of certificate of incorporation for the surviving entity in the Migratory Merger, which certificate of incorporation will declassify our board of directors. Upon the consummation of the Migratory Merger, and the declassification of our board of directors, each of our directors will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified.

Mr. Neely, as the sole member of our board of directors, approved the appointment of Gary Winemaster to fill one of the newly-created vacancies on our board of directors as a member of Class I of our board of directors, effective immediately following the closing of the Reverse Merger and the Private Placement, and approved the appointments of (1) Thomas Somodi as a member of Class III of our board of directors, (2) each of Kenneth Winemaster and Kenneth Landini as a member of Class II of our board of directors, and (3) H. Samuel Greenawalt as a member of Class I of our board of directors, to fill the remaining vacancies on our board of directors, in each case effective as of the date that is ten days after the date on which we file with the SEC and mail to our shareholders our information statement in accordance with Rule 14f-1 of the Exchange Act (the date that is ten days after the date on which we file with the SEC and mail to our shareholders our information statement in accordance with Rule 14f-1 of the Exchange Act is herein referred to as the “Information Statement Date”). We anticipate that our information statement in accordance with Rule 14f-1 of the Exchange Act will be filed with the SEC and mailed to our shareholders on or about May 9, 2011. In connection with such action, Mr. Neely designated himself as a member of Class III of our board of directors.

Concurrently with the appointment and designation by Mr. Neely of the new members of our board of directors in connection with the Reverse Merger and the Private Placement, Mr. Neely appointed the following persons as our new executive officers, effective immediately following the closing of the Reverse Merger and the Private Placement: Gary Winemaster – Chairman of the Board, Chief Executive Officer and President; Thomas Somodi – Chief Operating Officer and Chief Financial Officer, and Kenneth Winemaster – Senior Vice President and Secretary. These individuals held the same positions with The W Group, our wholly-owned subsidiary through which we conduct our business, prior to the Reverse Merger, provided that Gary Winemaster was also appointed as the Chairman of the Board effective immediately following the closing of the Reverse Merger and the Private Placement, and will continue to carry on in the same capacities with The W Group. In connection with the consummation of the Reverse Merger and the Private

Placement, we agreed to hire a new Chief Financial Officer as soon as reasonably practicable. We believe that our hiring of a new Chief Financial Officer will allow Mr. Somodi (who is expected to continue as our Chief Operating Officer) to focus his efforts on his operational and strategic responsibilities with our company. Our officers are elected annually by our board of directors and serve at the discretion of our board of directors.

Prior to the closing of the Reverse Merger and the Private Placement, Ryan Neely delivered his irrevocable resignation from each office held by him with our company, effective immediately following the closing of the Reverse Merger and the Private Placement, and from our board of directors, effective on the Information Statement Date. On April 29, 2011, the board of directors of the Company accepted Mr. Neely’s resignation from the offices held by him with our company, effective immediately following the closing of the Reverse Merger and the Private Placement, and accepted his resignation from our board of directors, effective on the Information Statement Date.

Gary Winemaster, Thomas Somodi, Kenneth Winemaster, Kenneth Landini and H. Samuel Greenawalt were all directors of The W Group immediately prior to the closing of the Reverse Merger. Pursuant to the terms of the Private Placement Purchase Agreement, the Company agreed to take action such that, no later than 180 days following the closing of the Private Placement, the Company’s board of directors will consist of five or greater directors, a majority of whom will constitute “independent directors” as defined by the marketplace rules of The NASDAQ Stock Market. See “Composition of the Board of Directors and Director Independence” below.

The following table sets forth information concerning our executive officers and directors, including their ages, their position(s) with our company and, with respect to our directors, the expiration of their current term and the class of directors of which they are members. Other than Ryan Neely, these individuals currently serve as, and immediately prior to the closing of the Reverse Merger served as, the executive officers and directors of The W Group. Each of Gary Winemaster, Thomas Somodi and Kenneth Winemaster joined our company in the same executive officer positions that such individual held in The W Group immediately following the closing of the Reverse Merger and the Private Placement on April 29, 2011, except that Gary Winemaster was also appointed as the Chairman of the Board effective immediately following the closing of the Reverse Merger and the Private Placement. For purposes of the discussion below, unless the context otherwise requires, “we,” “our,” “us,” “our company” and similar expressions used in this section refer to The W Group prior to the closing of the Reverse Merger on April 29, 2011, and Power Solutions International, Inc. (f/k/a Format, Inc.), as successor to the business of The W Group, following the closing of the Reverse Merger. In other words, other than with respect to Ryan Neely, references below to service on our board of directors or as one of our executive officers prior to the Reverse Merger means service on the board of directors, or as an executive officer, as applicable, of The W Group.

Name	Age	Position	Executive Officer Since (1)	Director Since	Term Expires	Class of Director
Gary Winemaster	53	Chairman of the Board, Chief Executive Officer and President	2001	2001 (2)	2013	I
Thomas Somodi (3)	58	Director, Chief Operating Officer and Chief Financial Officer	2005	2005 (2)	2011	III
Kenneth Winemaster (3)	47	Director, Senior Vice President and Secretary	2001	2001 (2)	2012	II
Kenneth Landini (3)	54	Director	N/A	2001 (2)	2012	II
H. Samuel Greenawalt (3)	82	Director	N/A	2001 (2)	2013	I
Ryan Neely (4)	39	Director	N/A	2001	(4)	III

(1)	Includes service as an executive officer of The W Group, our wholly-owned subsidiary through which we now operate our business, through the consummation of the Reverse Merger.
(2)	Includes service as a member of the board of directors of The W Group through the consummation of the Reverse Merger.
(3)	Term for service on our board of directors commences on the Information Statement Date.
(4)	Resigned as a director effective as of the Information Statement Date.

The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers and directors listed in the table above are as follows.

Executive Officers/Directors

The following information pertains to our executive officers who also serve as directors, their principal occupations and other public company directorships for at least the last five years and information regarding their specific experiences, qualifications, attributes and skills.

Gary Winemaster has served as our Chief Executive Officer and President and as a director since 2001, and served as the Chief Executive Officer and President of Power Great Lakes (which, prior to the incorporation of our company in 2001, was the parent operating company of our business, and is currently our wholly-owned subsidiary) from 1992 until our incorporation in 2001. In connection with the Reverse Merger, Mr. Winemaster was also appointed as the Chairman of the Board. Mr. Winemaster is a co-founder of our company, and has played a significant role in developing and expanding our presence as a distributor of alternative fuel spark-ignited and diesel power systems. Prior to serving in his role as Chief Executive Officer and President of our company and of Power Great Lakes, Mr. Winemaster served as the Vice President of Sales for Power Great Lakes. Prior to founding our company, Mr. Winemaster worked in sales management for the European operations, with territory responsibility for the German, Scandinavian and Benelux markets, of Guardian Industries, a United States glass manufacturer. Mr. Winemaster holds a Bachelor of Science degree from the Wharton School at the University of Pennsylvania.

Our board of directors believes that Mr. Winemaster, as our Chief Executive Officer and President and as a co-founder of our company, should serve as a director because of Mr. Winemaster’s unique understanding of the opportunities and challenges that we face and his in-depth knowledge about our business, including our customers, products, operations and key business drivers, and our long-term growth strategies, derived from his long service as our Chief Executive Officer and President.

Thomas Somodi has served as our Chief Operating Officer and Chief Financial Officer and as a director since 2005. Mr. Somodi has over 30 years of experience in domestic and international corporate reorganizations, acquisitions, divestitures and greenfield expansions covering the U.S., the United Kingdom, South Africa, Canada, Mexico, Japan, the Caribbean, Germany and Australia. From 1980 to 1998, Mr. Somodi served as the Corporate Controller and VP of Finance of International Operations for Albert Trostel & Sons Company/Everet Smith Group, LTD, an international holding company with a significant presence in the leather tanning, precision molding, metal fabrication and foundry industries. Mr. Somodi served as an executive consultant for Crowe Chizek and Company LLC, a consulting and accounting practice company, from 1998 to 2000, and has personally owned and overseen eight independent companies covering pallet & crate manufacturing, packaging, lumber mill operations, furniture manufacturing, internet technology, media & advertising, access control/security and merchant processing services. Mr. Somodi holds a Masters of Science in management from the University of Wisconsin-Milwaukee, and a Bachelor of Business Administration in finance from the University of Wisconsin-Milwaukee. Mr. Somodi is also a certified public accountant in the state of Wisconsin.

Our board of directors believes that Mr. Somodi should serve as a director because of his significant executive experience, his financial and accounting expertise, and his extensive knowledge of our business and operations, which he has acquired through his service as our Chief Operating Officer and Chief Financial Officer.

Kenneth Winemaster has served as our Senior Vice President and Secretary and as a director since 2001. Mr. Winemaster has primary responsibility for our relationships and operations with Caterpillar and Perkins. Mr. Winemaster has expertise in raw material procurement, assembly and shipping.

Our board of directors believes that Mr. Winemaster, as our Senior Vice President, should serve as a director because of his extensive knowledge of our industry and in-depth knowledge of our business and operations.

Other Directors

The following information pertains to our non-employee directors, their principal occupations and other public company directorships for at least the last five years and information regarding their specific experiences, qualifications, attributes and skills.

H. Samuel Greenawalt has served as a director since 2001. Mr. Greenawalt has over 50 years of experience in the banking industry. Over the past 25 years, Mr. Greenawalt has served an instrumental advisory role in helping us achieve our growth initiatives and address our financial requirements. Since 2000, Mr. Greenawalt has served as a vice president of Sulpho Technologies, LLC, an automotive component service-provider, for which Mr. Greenawalt is also a partner and owner. From 1959 to 1995 Mr. Greenawalt served as executive vice president at Michigan National Bank, a mid-sized Midwestern bank. Mr. Greenawalt has served as a director of Williams Controls, Inc., a publicly held manufacturer of electronic throttle controls for commercial vehicles, since 1993 and currently serves as the chairman of the audit committee and as a member of the governance and nominating committee of the board of directors of Williams Controls. Mr. Greenawalt holds a Bachelor of Science degree from the Wharton School at the University of Pennsylvania, and is a graduate of the University of Wisconsin Banking School.

Our board of directors believes that Mr. Greenawalt should serve as a director because of his experience on the board of directors of another public company, which our board of directors believes will be beneficial to us as we move forward as a public company, as well as Mr. Greenawalt’s relevant business experience and his extensive financial expertise, which he has acquired through his years of experience in the banking industry.

Kenneth Landini has served as a director since 2001 and assisted in the development and growth of the business of our company since 1985. Mr. Landini previously served as the Vice President of Finance for our subsidiary, Power Great Lakes, Inc., from December 1985 to March 1988, and assisted us in establishing distributor relationships and expanding the territories into which we provide our power systems. Mr. Landini is a partner and co-founder of Landini, Reed & Dawson, P.C., a certified public accounting and consulting firm in southeastern Michigan, which was established in 1988. Mr. Landini has served as a certified public accountant for Landini, Reed & Dawson, P.C. since its inception. Mr. Landini holds a Bachelor of Arts degree from Albion College and is a licensed certified public accountant in the state of Michigan.

Our board of directors believes that Mr. Landini should serve as a director because of his significant knowledge of our industry, his prior experience with our business and his financial expertise, which will be important as our board of directors exercises its oversight responsibility regarding the quality and integrity of our accounting and financial reporting processes and the auditing of our financial statements.

Resigning Director

Ryan A. Neely served as the president and secretary of Format, Inc. (now known as Power Solutions International, Inc.) from April 2001 to April 29, 2011, the closing date of the Reverse Merger, and as Format, Inc.’s chief financial officer from April 2001 to February 2003, and then from April 2004 to April 29, 2011. Mr. Neely has also served as a director of Format, Inc. since April 2001. In connection with the Reverse Merger, Mr. Neely delivered his irrevocable resignation from each office held by him with Format, Inc., effective immediately following the closing of the Reverse Merger and the Private Placement, and from Format, Inc.’s board of directors, effective on the Information Statement Date. Prior to the closing of the Reverse Merger, Mr. Neely managed all aspects of Format, Inc.’s operations, including marketing and sales of the Format, Inc.’s services. From 2000 to 2001, Mr. Neely was the chief executive officer of JPAL, Inc., an Internet-based provider of vacation rental properties and services. From May 1999 to September 1999, Mr. Neely worked as a sales account manager for Unified Research Laboratories, Inc., which was acquired by Symantec Corporation. Unified Research Laboratories, Inc. was a developer of Internet content-control software and web filtering technologies. From 1996 to August 1998, Mr. Neely worked as a regional sales manager, where he was responsible for all enterprise sales, for Log-On Data Corp., Inc., which has since changed its name to 8e6 Technologies, Inc.

Terms of Office

The composition of our board of directors, any future audit committee, compensation committee, nominating or corporate governance committee or any other committee of our board of directors will be subject to the corporate governance provisions of our primary trading market, including rules relating to the independence of directors.

As of the Information Statement Date, our board of directors will consist of five directors. Pursuant to the terms of our articles of incorporation, our board of directors is classified with respect to the terms for which its members will hold office by dividing the members into three classes, with the terms of the directors of one class expiring at each annual meeting of our shareholders. However, upon the consummation of the Migratory Merger, pursuant to our certificate of incorporation then in effect, our board of directors will be declassified, and each of our directors will then hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. See “Executive Officers and Directors” above for a description of the structure and composition of our board of directors.

Family Relationships

Gary Winemaster, our Chairman of the Board, Chief Executive Officer and President and a member of our board of directors, and Kenneth Winemaster, our Senior Vice President and Secretary and a member of our board of directors, are brothers. There are no other family relationships among our directors and executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy and objectives

The primary objective of the compensation program for the executive officers of The W Group, which program we have now adopted for the executive officers of the Company, has been to retain and motivate our talented and qualified members of management to lead our business. Prior to the consummation of the Reverse Merger, The W Group’s compensation package consisted primarily of base salary, certain perquisites and other personal benefits and, on limited occasions, special performance-based bonuses. In 2010, The W Group paid its executive officers a mix of base salary and certain perquisites and other personal benefits, with compensation decisions being made by Gary Winemaster individually, or, where determined by Mr. Winemaster to be necessary or appropriate, in consultation with, and/or with the approval of, the board of directors of The W Group. The compensation in prior years for Mr. Somodi, The W Group’s and our current Chief Operating Officer and Chief Financial Officer, was determined based upon his employment agreement with The W Group, which expired in April 2010. See “— Employment Agreements” below for a description of Mr. Somodi’s prior employment agreement, as well as a description of the new employment agreement entered into between the Company and Mr. Somodi in connection with the closing of the Reverse Merger. As a private company, The W Group’s compensation plans were developed informally as indicated above.

Prior to the consummation of the Reverse Merger, Power Solutions International, Inc. (f/k/a Format, Inc.) paid Ryan Neely, its only executive officer and its sole director, minimal compensation for services provided to the Company, which compensation was determined by him in his discretion. Ryan Neely is not continuing as an executive officer after giving effect to the Reverse Merger or as a director of the Company after the Information Statement Date.

After the consummation of the Reverse Merger, all future decisions regarding executive compensation will be the responsibility of our board of directors. While our board of directors has not yet established formal executive compensation programs going forward, we anticipate that such programs will focus on providing competitive levels of compensation to attract and retain qualified executives to contribute to our long-term success. We expect that our compensation program will include a mix of compensation awards that will serve both long-term and short-term goals, which may include base salary, cash bonus payments based upon the achievement of short-term individual and corporate goals, long-term equity-based awards and other benefits.

Elements of executive compensation

Base salary

Historically, The W Group has focused on providing its senior management with a level of base salary in the form of cash compensation appropriate for their roles and responsibilities. Base salaries for The W Group’s executives have been, and going forward we anticipate that base salaries of our executive officers will be, established based on the executive’s qualifications, experience, scope of responsibilities, future potential and past performance and cash available to pay executive compensation. The base salaries paid to the executive officers of The W Group in 2010 are reflected in the Summary Compensation Table below. In 2010, in determining the base salaries of The W Group’s executive officers, other than Mr. Somodi whose compensation was established by his employment agreement then in effect, The W Group considered such factors as past individual performance, cash available to pay executive compensation, and total compensation each executive officer previously received while employed with The W Group. The first factor (past performance) was measured subjectively by Mr. Winemaster individually or, where determined by Mr. Winemaster to be necessary or appropriate, in consultation with the board of directors of The W Group. The last two factors (cash available and total previous compensation) were measured objectively based on The W Group’s financial records. While our board of directors intends to re-evaluate our compensation program in its entirety, we anticipate that our board of directors will focus on similar criteria when determining annual base salaries for our executive officers. We anticipate that base salaries will be reviewed annually and adjusted from time to time by our board of directors to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Perquisites and other benefits

Historically, The W Group has provided certain of its executive officers with perquisites and other personal benefits, but has not provided a defined benefit pension arrangement, post-retirement health coverage or similar benefits for any of its executive officers. The W Group’s executive officers have also been eligible to receive the same benefits that are generally available to all employees. We do not view perquisites as a significant element of our compensation structure, but do believe that perquisites can be useful in attracting, motivating and retaining executive talent. Our board of directors intends to re-evaluate our policies regarding perquisites and other personal benefits and may make changes as it deems appropriate.

Equity compensation

Each of our three executive officers has a significant equity interest in our company. However, The W Group has not granted equity awards as a component of compensation in the past (other than the equity awarded to Mr. Somodi in connection with his joining The W Group as an executive officer, which equity has been exchanged for other securities pursuant to the Reverse Merger), and we presently do not have a stock option plan or other similar equity compensation plan for officers, directors and employees. As of the date of this Form 8-K, no stock options, restricted stock or stock appreciation rights were outstanding.

We believe, however, that successful long-term performance may be achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock and stock-based awards. In the future, we may adopt and establish an equity incentive plan pursuant to which equity awards may be granted to eligible employees (including our executive officers), directors and consultants, if our board of directors determines that it is in the best interest of the Company and our shareholders to do so. We believe that, if such an equity incentive program is adopted, stock-based awards may be used to incentivize officers to continue their employment with us, provide our executive officers with an opportunity to obtain an (or increase his or her, as applicable) ownership interest in our company and encourage our executive officers to focus on our long-term profitable growth. We believe that the use of stock-based awards would serve to promote our overall executive compensation objectives.

Incentive cash bonuses

While The W Group generally has not awarded incentive cash bonuses in the past to its executive officers, our board of directors may determine that it is in the best interest of our company and our shareholders to do so. If adopted, we expect that any program awarding incentive cash bonuses would award executive officers based upon such criteria as their individual performance, as well as our overall business and strategic objectives, including corporate financial and operational goals.

Policies related to compensation

Guidelines for equity awards

We have not formalized a policy as to the amount or timing of equity grants to our executive officers. If our board of directors decides to adopt an equity incentive plan as a component of our executive compensation program, we expect that our board of directors would approve and adopt guidelines for equity awards. Among other things, we expect that such guidelines would specify procedures for equity awards to be made under various circumstances, address the timing of equity awards in relation to the availability of information about us and provide procedures for grant information to be communicated to and tracked by our finance department. We anticipate that such guidelines would require that any stock options or stock appreciation rights have an exercise or strike price not less than the fair market value of our common stock on the date of the grant.

Stock ownership guidelines

As of the date of this Form 8-K, we have not established ownership guidelines for our executive officers or directors, but we intend to consider adopting such guidelines in the future.

Compliance with Sections 162(m) and 409A of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain executive officers, unless such compensation qualifies as performance-based compensation. Among other things, in order to be deemed performance-based compensation for Section 162(m) purposes, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. At least for the next few years, we expect the cash compensation paid to our executive officers to be below the threshold for non-deductibility provided in Section 162(m), and, if our board of directors adopts an equity compensation plan in the future, and our shareholders approve such an equity plan, we expect that any such plan will afford our board of directors with the flexibility to make a variety of types of equity awards to our executive officers that will qualify as performance-based compensation under Section 162(m). However, we do not know whether any such equity incentive plan will be established and, accordingly, whether any awards which may be granted in the future will satisfy the requirements for deductibility under Section 162(m).

We also currently intend for our executive compensation program to satisfy the requirements of Internal Revenue Code Section 409A, which addresses the tax treatment of certain nonqualified deferred compensation benefits.

Summary Compensation Table

Power Solutions International, Inc. (f/k/a Format, Inc.)

The table below summarizes the compensation earned for the fiscal years indicated for services rendered to Power Solutions International, Inc. (f/k/a Format, Inc.), in all capacities, by Ryan Neely, its only executive officer during the last fiscal year.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Ryan Neely (1)	2010	$30,000	—	—	—	—	—	—	$30,000
	2009	$15,000	—	—	—	—	—	—	$15,000
	2008	—	—	—	—	—	—	—	—

(1)	Ryan Neely resigned from his position as the Company’s only executive officer effective as of April 29, 2011, immediately following the closing of the Reverse Merger and the Private Placement.

The W Group, Inc.

The table below summarizes the compensation earned for the fiscal year indicated for services rendered to The W Group, in all capacities, by (i) its Chairman of the Board, Chief Executive Officer and President, (ii) its Chief Operating Officer and Chief Financial Officer and (iii) the only other executive officer of The W Group during the last fiscal year.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation		Total

Gary Winemaster Chairman of the Board, Chief Executive Officer and President	2010	$500,000	—	—	—	—	—	$37,655	(1)	$537,655

Thomas Somodi Chief Operating Officer and Chief FinancialOfficer	2010	$500,000	—	—	—	—	—	$41,897	(2)	$541,897

Kenneth Winemaster Senior Vice President and Secretary	2010	$250,000	—	—	—	—	—	$40,250	(3)	$290,250

(1)	This amount consists of (1) payments for (a) use of an automobile for Gary Winemaster, including insurance premiums, car payments, gas, parking and other similar car-related expenses, (b) mobile telephone service for Gary Winemaster and members of his family, (c) internet and landline telephone service, (d) sporting event tickets, (e) airfare for Gary Winemaster’s spouse and other family members, (f) dining-related expenses and (g) other personal and entertainment expenses, and (2) use of The W Group’s country club membership. In addition, this amount includes $1,013 paid by The W Group in respect of gross-ups of taxes for The W Group’s fiscal year ended December 31, 2010. While the automobile for Gary Winemaster and sporting event tickets are used for both business and personal purposes, the amounts reflected in the table above are the full amounts paid therefor by The W Group.
(2)	This amount consists of payments for life insurance premiums, mobile telephone service, dining-related expenses and other personal and entertainment expenses. In addition, this amount includes (1) $5,341 paid by The W Group in respect of gross-ups of taxes for The W Group’s fiscal year ended December 31, 2010, and (2) $27,381 for reimbursement of expenses incurred for professional services provided in connection with the restructuring of Mr. Somodi’s employment relationship with, and ownership interest in, The W Group.
(3)	This amount consists of payments for (a) Kenneth Winemaster’s personal automobile, including insurance premiums, gas, satellite radio, parking and other similar car-related expenses, (b) use of a company automobile by Kenneth Winemaster’s spouse, including insurance premiums, car payments, gas, parking and other similar car-related expenses, (c) mobile telephone service for Kenneth Winemaster and members of his family, (d) sporting event tickets, (e) interest payments on credit cards of Kenneth Winemaster, (f) dining-related expenses and (g) other personal and entertainment expenses. While the automobile for Kenneth Winemaster and sporting event tickets are used for both business and personal purposes, the amounts reflected in the table above are the full amounts paid therefor by The W Group.

Employment Agreements

Other than the employment agreement entered into with Mr. Somodi at the closing of the Reverse Merger described below, as of the date of this Form 8-K, we do not, and immediately prior to the consummation of the Reverse Merger The W Group did not, have any employment agreements in effect with any of our current executive officers.

Mr. Somodi entered into an Employment Agreement with The W Group, dated as of April 16, 2005, which employment agreement was amended pursuant to the Amendment to Employment Agreement, dated as of January 1, 2008 (the “Employment Agreement Amendment”). Mr. Somodi’s employment agreement, as amended by the Employment Agreement Amendment, provided for a minimum annual base salary of $500,000, discretionary bonus payments by The W Group as deemed appropriate by The W Group and life insurance premiums. Pursuant to the Employment Agreement Amendment, in The W Group’s fiscal year ended December 31, 2008, Mr. Somodi was awarded a cash bonus of $92,555, representing 25% of the prepaid interest savings resulting from the termination of The W Group’s credit facilities then in effect with Bank of America. The term of Mr. Somodi’s employment agreement commenced in April 2005 and expired in April 2010.

In connection with Gary Winemaster and Thomas Somodi entering into the Principal Purchase and Sale Agreement, we entered into a new employment agreement with Mr. Somodi, dated April 29, 2011 and effective as of January 1, 2011. This employment agreement is scheduled to expire on December 31, 2012, and provides for an annual base salary of $500,000 in each of calendar year 2011 and 2012. Pursuant to the employment agreement, Mr. Somodi is further (1) eligible for a bonus for each of calendar 2011 and 2012, as determined in the discretion of our board of directors, and (2) eligible for equity compensation under any equity plan established and maintained by us.

If Mr. Somodi’s employment is terminated, then under his employment agreement, Mr. Somodi will receive the compensation described below. If Mr. Somodi violates the employment agreement’s restrictions on competing with us or soliciting our employees, customers or suppliers, we will have the right to terminate payment or provision of the compensation described below and we will be entitled to reimbursement of any of these amounts that we have paid prior to such violation. If prior to the expiration of the term of the employment agreement we terminate Mr. Somodi without Cause (as defined in the employment agreement and described below) and Mr. Somodi executes a general release, then Mr. Somodi will be entitled to receive the remainder of his base salary he would have received if he had remained employed through and including December 31, 2012. If prior to the end of the term of the employment agreement, Mr. Somodi’s employment is terminated for Cause, Mr. Somodi will not be entitled to any compensation or other benefits, other than eligibility, to the extent permissible, for continued coverage under our health benefit plans. Upon the termination of Mr. Somodi’s employment with our company, to the extent permissible, Mr. Somodi will be eligible for continued coverage under our company’s health benefit plans, provided that Mr. Somodi reimburses us for the cost of any such continued coverage.

For purposes of Mr. Somodi’s employment agreement, “Cause” means a conviction by him of a felony, his gross negligence, willful misconduct or unlawful conduct, which results in significant financial loss or liability to our company, disability, his liquidation or other transfer of an aggregate of more than fifty percent of any shares of our common stock Mr. Somodi has received from Gary Winemaster pursuant to the Principal Purchase and Sale Agreement, his breach of any of the provisions in the employment agreement regarding confidentiality and restrictions on competing with our company or soliciting our employees, customers or suppliers, and other customary events specifically set forth in the employment agreement. See “The Reverse Merger – The Principal Purchase and Sale Transaction” above for a more detailed description of the Principal Purchase and Sale Transaction.

Potential Payments Upon Termination or Change-in-Control

Prior to the Reverse Merger, The W Group has paid premiums for life insurance policies on the lives of each of our current executive officers. However, no amounts are presented below for any of our executive officers other than Thomas Somodi, as Gary Winemaster and Kenneth Winemaster have historically funded premiums for such life insurance policies out of their respective base salaries. Further, pursuant to our employment agreement with Mr. Somodi entered into in connection with the closing of the Reverse Merger, Mr. Somodi is entitled to certain payments upon termination of his employment. See “—Employment Agreements” above for a description of payments to which Mr. Somodi is entitled pursuant to his employment agreement. Other than these arrangements, we currently do not have any compensatory plans or arrangements that provide for any payments or benefits upon the resignation, retirement or any other termination of any of our executive officers, as the result of a change in control, or from a change in any executive officer’s responsibilities following a change in control.

The table below provides a quantitative analysis of the amount of compensation payable to Thomas Somodi in each situation involving a termination of employment, assuming that each had occurred as of December 31, 2010.

FISCAL 2010 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name and Benefit	Death		Termination w/o Cause (other than Death) (1)	Termination with Cause (2)
Thomas Somodi
Life Insurance Policies	$2,000,000	(3)	$—	$—
Base salary	$—		$1,000,000	$—
Total:	$2,000,000	(3)	$1,000,000	$—

(1)	Assumes our new employment agreement with Thomas Somodi entered into in connection with the closing of the Reverse Merger was in place and effective as of December 31, 2010. All amounts presented were determined in accordance with Mr. Somodi’s new employment agreement and assumes that Mr. Somodi executes and delivers a general release in favor of us.
(2)	In the event Mr. Somodi’s employment is terminated for “Cause,” we will not have any further obligations with respect to Mr. Somodi’s employment (except for the payment of any base salary accrued through the date on which Mr. Somodi’s employment terminates).
(3)	Any such life insurance proceeds will be payable to the beneficiary of the policy in a single, lump-sum payment by the third-party insurance provider.

DIRECTOR COMPENSATION

During fiscal 2010, (1) no directors who were employees of The W Group were entitled to receive any compensation for serving as members of The W Group’s board of directors, and (2) no directors of Power Solutions International, Inc. (f/k/a Format, Inc.) were entitled to receive any compensation for serving as members of the board of directors of Power Solutions International, Inc. (f/k/a Format, Inc.). During fiscal 2010, The W Group did not have a standard compensation arrangement for its non-employee members of the board of directors of The W Group. The table below summarizes the compensation earned by each non-employee director for service on the board of directors of The W Group or Format, Inc., as applicable, for the last fiscal year.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
H. Samuel Greenawalt (1)	—	—	—	—	—	$11,057	(2)	$11,057
Kenneth Landini (1)	$10,000	—	—	—	—	—		$10,000
Robert Summers (3)	—	—	—	—	—	—		—
Peter Kristensen (4)	—	—	—	—	—	—		—

(1)	Includes compensation received in connection with his service on the board of directors of The W Group.
(2)	This amount consists of expenses related to use of an automobile for H. Samuel Greenawalt, including car payments and insurance premiums.
(3)	Served as a member of the board of directors of Format, Inc. (n/k/a Power Solutions International, Inc.) until his resignation effective April 8, 2010.
(4)	Served as a member of the board of directors of Format, Inc. (n/k/a Power Solutions International, Inc.) until his resignation effective May 16, 2010.

We are currently re-evaluating our director compensation programs and intend to adopt new programs in the near future. We expect that such new policies will, among other things, entitle each non-employee director to receive an annual retainer and/or participation fees for attendance at regular and special meetings of our board of directors and, if we adopt an equity compensation plan, equity awards granted under such plan. Pursuant to these new compensation policies, we will not pay additional compensation to our executive officers for their services as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2010, as discussed above under “Executive Compensation – Compensation Discussion and Analysis,” Gary Winemaster effectively performed the functions of a compensation committee but, where determined by Mr. Winemaster to be necessary or appropriate, Mr. Winemaster consulted with the board of directors of The W Group. Accordingly, the entire board of directors of The W Group could be deemed to have performed the functions of a compensation committee. Each of Gary Winemaster, Kenneth Winemaster and Thomas Somodi, each of whom is an officer of the Company and has relationships requiring disclosure under Item 404 of Regulation S-K under the Exchange Act, served as part of the board of directors of The W Group in the board’s performance of such compensation committee function. None of our executive officers serves, or served during the last completed fiscal year, as a member of the board or compensation committee of any other entity that has or has one or more of its executive officers serving as a member of our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Principal Purchase and Sale Transaction

The W Group and Thomas Somodi, our Chief Operating Officer and Chief Financial Officer, previously entered into (1) the Somodi Subscription Agreement, and (2) an employment agreement, dated as of April 16, 2005, as amended by the amendment to employment agreement, effective as of January 1, 2008. See “Executive Compensation – Employment Agreements” for a description of this employment agreement between Mr. Somodi and The W Group. Pursuant to the Somodi Subscription Agreement, Mr. Somodi acquired shares of common stock of The W Group, which represented 10% of the issued and outstanding shares of common stock of The W Group as of the date of such agreement and immediately prior to the closing of the Reverse Merger, and the Somodi Subscription Agreement provided that, upon any issuance or change in the structure of capital stock, The W Group would make an equitable adjustment to the shares held by Mr. Somodi so that Mr. Somodi would maintain an interest equal to 10% of the fully diluted capital stock of The W Group. The Somodi Subscription Agreement further provided (1) Mr. Somodi with the right to require The W Group to purchase his shares, and (2) The W Group with the right to require Mr. Somodi to sell his shares to The W Group, upon The W Group’s achievement of certain thresholds relating to the valuation of The W Group. Pursuant to the Somodi Subscription Agreement, Mr. Somodi further agreed to sell his shares, if requested by The W Group, to a third party in connection with a sale of The W Group.

Pursuant to the Merger Agreement, the Company issued an aggregate of 10,000,000 shares of Company Common Stock and 95,960.90289 shares of Company Preferred Stock to the three stockholders of The W Group in exchange for all of the outstanding shares of common stock of The W Group held by them at the closing of the Reverse Merger. Pursuant to the Principal Purchase and Sale Agreement, entered into on April 28, 2011, and effective on the closing of the Reverse Merger, Gary Winemaster agreed to purchase from Mr. Somodi, and Mr. Somodi agreed to sell to Mr. Winemaster, 1,000,000 shares of Company Common Stock and 9,596.09002 shares of Company Preferred Stock (in each case without giving effect to the Reverse Split), representing all of the shares of Company Common Stock and Company Preferred Stock acquired by Mr. Somodi pursuant to the Merger Agreement, at an initial closing to occur within 90 days following the closing of the Reverse Merger, in exchange for (1) a cash payment equal to $2,500,000, payable at such initial closing, (2) an additional cash payment equal to $1,750,000, payable at a subsequent closing, and (3) Mr. Winemaster’s agreement to transfer to Mr. Somodi shares of Company Common Stock, or cash payment in lieu thereof, upon the Company’s achievement of certain market value per share of Company Common Stock milestones.

As additional consideration for the acquisition by Mr. Winemaster of the shares issued to Mr. Somodi in the Reverse Merger, Mr. Winemaster agreed to deliver to Mr. Somodi, within 90 days of the first date on which the Company first achieves Company Common Stock market value per share milestones as follows: (A) an aggregate of 3,933,333 shares of Company Common Stock (122,917 shares giving effect to the Reverse Split) after the first period of 10 consecutive trading days after the effectiveness of the Reverse Split on each of at least seven of which the market value per share of the outstanding Company Common Stock (calculated in accordance with the Principal Purchase and Sale Agreement) is at least $0.6356 ($20.3392 giving effect to the Reverse Split); (B) an additional aggregate of 4,720,000 shares of Company Common Stock (147,500 shares giving effect to the Reverse Split) after the first period of 10 consecutive trading days after the effectiveness of the Reverse Split on each of at least seven of which the market value per share of the outstanding Company Common Stock (calculated in accordance with the Principal Purchase and Sale Agreement) is at least $0.7945 ($25.424 giving effect to the Reverse Split); and (C) an additional aggregate of 3,146,656 shares of Company Common Stock (98,333 shares giving effect to the Reverse Split) after the first period of 10 consecutive trading days after the effectiveness of the Reverse Split on each of at least seven of which the market value per share of the outstanding Company Common Stock (calculated in accordance with the Principal Purchase and Sale Agreement) is at least $0.9534 ($30.5088 giving effect to the Reverse Split). All share numbers and share prices set forth above are subject to adjustment for stock splits, stock dividends and other similar transactions, as set forth in the Principal Purchase and Sale Agreement. Mr. Winemaster may, at his sole option and in lieu of delivering shares of Company Common Stock to Mr. Somodi as described above, elect to make a payment to Mr. Somodi equal to the then-market value of the shares Mr. Winemaster would otherwise be required to deliver pursuant to the provisions described above. Mr. Winemaster’s obligation will expire if the Company has not achieved the applicable market value per share of Company Common Stock milestones by the fifth anniversary of the closing of the Reverse Merger. See “The Reverse Merger – The Principal Purchase and Sale Transaction” above for a more detailed description of the Principal Purchase and Sale Transaction.

Prior to the closing of the Reverse Merger, and in connection with Mr. Winemaster and Mr. Somodi entering into the Principal Purchase and Sale Agreement, (i) on April 28, 2011, The W Group and Mr. Somodi entered into the Termination Agreement, pursuant to which each of Mr. Somodi’s employment agreement with The W Group (the term of which expired in April 2010) and the Somodi Subscription Agreement, were terminated effective upon the closing of the Reverse Merger; and (ii) on April 29, 2011, the Company and Mr. Somodi entered into a new employment agreement, which sets forth the terms of Mr. Somodi’s employment with the Company. See “Executive Compensation – Employment Agreements” for a description of the Company’s new employment agreement with Mr. Somodi.

Other Transactions with The W Group

The W Group has engaged (and we continue to engage) Landini, Reed & Dawson, a certified public accounting and consulting firm, to prepare tax returns and to provide other tax advice and consultation services, including in respect of the Reverse Merger, the Private Placement and the other transactions consummated in connection therewith. Kenneth Landini, who was a director of The W Group prior to the consummation of the Reverse Merger and will become a member of our board of directors in connection with the consummation of the Reverse Merger as discussed in this Form 8-K, is a partner and co-founder of Landini, Reed & Dawson, P.C. During The W Group’s fiscal year ended December 31, 2010 (“fiscal 2010”) and three-month period ended Mach 31, 2011, Landini, Reed & Dawson, P.C. charged $123,223 and $48,780, respectively, for its services provided to The W Group during such periods.

For each of fiscal 2010 and The W Group’s fiscal years ended December 31, 2009 (“fiscal 2009”) and 2008 (“fiscal 2008”), William Winemaster, the father of Gary Winemaster and Kenneth Winemaster, our Chairman of the Board,

Chief Executive Officer and President and our Senior Vice President and Secretary, respectively, serving as an employee performing consulting and advisory type services to The W Group and its subsidiaries, received (1) annual salaries of $138,158, $127,744 and $127,744, respectively, (2) payments for automobiles and related auto insurance premiums equal to $9,927, $12,767 and $12,643, respectively, and (3) payments related to mobile telephone service equal to $1,295, $1,240 and $1,361, respectively. It is anticipated that William Winemaster will continue to serve as an employee of The W Group performing consulting and advisory type services going forward, and that Mr. Winemaster’s compensation for the Company’s fiscal year ended December 31, 2011 will be consistent with his compensation for such services in fiscal 2010.

In fiscal 2010, fiscal 2009 and fiscal 2008, The W Group had outstanding loans to each of Gary Winemaster and Kenneth Winemaster in the aggregate principal amount of $156,024 and $67,969, respectively. These loan amounts did not bear interest and were payable on demand by The W Group. At December 31, 2010 and at March 30, 2011, the amounts outstanding on such notes were $156,024 and $67,969, respectively, which such amounts represent the largest principal amounts outstanding under these loans at any time during fiscal 2010, fiscal 2009 or fiscal 2008. Effective March 30, 2011 (prior to the consummation of the Reverse Merger), the board of directors of The W Group declared a non-cash offset dividend to each of Gary Winemaster and Kenneth Winemaster in amounts necessary to cancel the loans. Thomas J. Somodi, as a stockholder of The W Group, waived any right to receive any dividend payments as a result of the offset dividend received by Gary Winemaster. Kenneth Winemaster waived any right to receive any dividend in excess of the $67,969 offset dividend he received as a result of the offset dividend received by Gary Winemaster.

The W Group previously maintained a credit facility with Bank of America. In the year ended December 31, 2007 (“fiscal 2007”), H. Samuel Greenawalt, a member of our board of directors and the board of directors of The W Group, obtained a line of credit and used the proceeds therefrom to guarantee The W Group’s obligations under its credit facility with Bank of America. As a condition to Mr. Greenawalt obtaining this personal line of credit and guaranteeing The W Group’s obligations to Bank of America, The W Group agreed to guarantee Mr. Greenawalt’s personal line of credit and pay interest on the proceeds from Mr. Greenawalt’s line of credit at a rate of 11% per annum. In fiscal 2007 and fiscal 2008, The W Group paid to Mr. Greenawalt $43,250 and $57,750, respectively, representing interest on the proceeds from Mr. Greenawalt’s personal line of credit. In fiscal 2008, Mr. Greenawalt’s guarantee obligations were terminated, and his personal line of credit was paid in full and cancelled, thereby releasing The W Group’s guarantee obligations with respect to Mr. Greenawalt’s personal line of credit.

Format, Inc. Transactions

From time to time prior to the consummation of the Reverse Merger, Ryan Neely, our sole director and executive officer immediately prior to the closing of the Reverse Merger, loaned amounts to us for working capital purposes, which loans did not bear interest and were due on demand. As of December 31, 2010 and immediately prior to April 29, 2011, the closing date of the Reverse Merger, the outstanding principal amount on such loans was $114,156. The largest principal amount outstanding under these loans at any time during fiscal 2010, fiscal 2009 or fiscal 2008, or during the period commencing January 1, 2011 and ending April 29, 2011, was $168,177. During the period commencing January 1, 2008 through April 29, 2011 (but before closing the Stock Repurchase), we repaid $62,041 in principal amount in respect of these loans to Mr. Neely. In connection with the Reverse Merger and the Private Placement, we entered into the Repurchase Agreement, pursuant to which we repurchased and cancelled 3,000,000 shares of our common stock beneficially owned by Mr. Neely and his spouse, Michelle Neely, and Ryan and Michelle Neely released us from any obligations we had to them in respect of these loans (which, as of April 29, 2011, was $114,156 in principal amount), for aggregate consideration of $360,000. In addition, Ryan and Michelle Neely released us from any obligations we had to them in respect of any other amounts (including any accrued compensation) that may have at any time been owing from us prior to the closing of the Reverse Merger. In connection with, but prior to, the closing of the Reverse Merger, Format, Inc. used all of its available cash to settle all remaining liabilities of Format, Inc. prior to the consummation of the Reverse Merger.

Policies and Procedures for Related Party Transactions

The W Group has not maintained any formal, written policies with respect to the review of related party transactions. Historically, transactions involving The W Group and any of its directors, officers or employees, or any of their respective affiliates, had been reviewed on a case by case basis by members of The W Group’s management.

The Company has a Code of Ethics, which was adopted by Format, Inc. before the consummation of the Reverse Merger and continues to apply to our directors, officers and employees, including our principal executive officer and principal financial and accounting officer (each, a “Covered Person” and, collectively, the “Covered Persons”). As provided in our Code of Ethics, each of our employees and officers (other than our principal executive officer and principal financial officer) is responsible for reporting to his or her immediate supervisor, and each director and each of our principal executive officer and our principal financial officer is responsible for reporting to the chairman of the audit committee, if such a committee is created, or, in the absence of an audit committee, to the chairman of our board of directors, any potential conflict of interest. The audit committee chairman, if any, or the chairman of our board of directors, as applicable, will determine if a conflict of interest exists, and if so determined, will determine the necessary resolution of such conflict. We intend to re-evaluate our policies and procedures relating to related party transactions, and anticipate adopting changes to our current written policy providing for the formal procedures through which any such potential transaction will be evaluated.

Composition of the Board of Directors and Director Independence

We are not subject to listing requirements of any national securities exchange and, as a result, as of the date of this Form 8-K, our board of directors is not required to be composed of a specified number of “independent directors.” Our board of directors has determined that Mr. H. Samuel Greenawalt is a non-employee director who meets the applicable independence requirements for directors of The NASDAQ Stock Market. We intend to apply to list and, pursuant to the Private Placement Purchase Agreement, we have agreed to use our reasonable best efforts to list, our common stock for trading on a national securities exchange as soon as reasonably practicable after we meet the initial quantitative listing standards of any such exchange. However, we cannot be certain that we will meet such initial listing standards or receive approval to list our common stock on any national securities exchange. Pursuant to the Private Placement Purchase Agreement, we agreed to take action such that, no later than 180 days following the closing of the Private Placement, our board of directors will consist of five or greater directors, a majority of whom will constitute “independent directors” as defined by the marketplace rules of The NASDAQ Stock Market. We intend to evaluate the composition and membership of the board of directors and consider adding additional members, including additional independent members, to our board of directors. In evaluating the composition of the board of directors, we may consider such factors as diversity of backgrounds, experience and competencies that our board of directors desires to have represented. These competencies may include independence; adherence to ethical standards; the ability to exercise business judgment; industry knowledge and experience and/or other relevant business or professional experience and the ability to offer our management meaningful advice and guidance based on that experience; and ability to devote sufficient time and effort to service as a director. We believe that each person who will be a member of our board of directors at the Information Statement Date possesses these qualities and has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and to our board of directors.

Description of Our Common Stock

We are authorized to issue up to an aggregate of 50,000,000 shares of common stock, par value $0.001 per share. We intend to amend our Articles of Incorporation to effect the Reverse Split. The holders of our common stock are entitled to one vote per share. Our articles of incorporation, as amended, do not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for our operations and expansion. Upon any liquidation, dissolution or winding-up of our company, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the preferences of any then outstanding shares of preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. All issued and outstanding shares of our common stock are fully-paid and non-assessable.

Description of Our Preferred Stock

We are authorized to issue up to an aggregate of 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series as may be determined by our board of directors, which may establish from time to time the number of shares to be included in such series, and fix the designations, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof. Any preferred stock so established and designated by our board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. The issuance of shares of preferred stock, the existence of unissued preferred stock, or the issuance of rights to purchase such shares of preferred stock, may have the effect of delaying or deterring an unsolicited merger or other change of control transaction. See “Risk Factors – Anti-takeover provisions contained in our articles of incorporation and bylaws, as well as provisions of Nevada law, could impair a takeover attempt.”

Series A Convertible Preferred Stock

In accordance with our Articles of Incorporation, our board of directors approved the filing of a certificate of designation designating and authorizing the issuance of up to 114,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share. See “The Reverse Merger – Terms of Company Preferred Stock” for a description of our Series A Convertible Preferred Stock.

Description of Private Placement Warrants

Pursuant to the Private Placement, we issued Private Placement Warrants to the investors in the Private Placement, representing the right to purchase initially an aggregate 24,000,000 shares of Company Common Stock, subject to the limitations on exercise set forth in the Private Placement Warrants. See “The Private Placement – Private Placement Warrants” above for a description of the Private Placement Warrants.

Description of Roth Warrant

Concurrently with the closing of the Reverse Merger, we issued to ROTH Capital Partners, LLC, in its capacity as placement agent in the Private Placement, the Roth Warrant, representing the right to purchase initially 3,360,000 shares of Company Common Stock, subject to the limitations on exercise set forth in the Roth Warrant. See “The Private Placement – Roth Warrant” above for a description of the Roth Warrant.

Indemnification of Directors and Officers

Our articles of incorporation, as amended, provide that no director or officer of our company will be personally liable to us or our shareholders for damages for breach of fiduciary duty as a director or officer, except for liability (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of Nevada law. Our bylaws, as amended, require us to indemnify our directors, and allow us to indemnify our officers, employees and agents to the fullest extent of the provisions in the bylaws regarding indemnification of our directors.

We also maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

We intend to enter into indemnification agreements with each of our directors and executive officers, which will provide for mandatory indemnification of an executive officer or a director made party to a proceeding by reason of the fact that the person is or was an executive officer or a director of ours, if the executive officer or director acted in good faith and in a manner the executive officer or director reasonably believed to be in, or not opposed to, our best interests and, in the case of a criminal proceeding, the executive officer or director had no reasonable cause to believe that his or her conduct was unlawful. These agreements will also obligate us to advance expenses to an executive officer or a director who may have a right to be indemnified by us; provided, that the executive officer or director will repay advanced expenses if it is ultimately determined that he or she is not entitled to indemnification. Our executive officers and directors will also be entitled to indemnification and indemnification for expenses incurred as a result of acting at our request as a director, an officer or an agent of an employee benefit plan or other partnership, corporation, joint venture, trust or other enterprise owned or controlled by us.

Insofar as indemnification for liabilities arising under the Securities Act may be granted to our directors, officers and controlling persons pursuant to the above statutory provisions or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements: The W Group’s audited financial statements for the fiscal years ended December 31, 2008, 2009 and 2010 are filed in this Current Report on Form 8-K as Exhibit 99.1.

(b) Pro forma financial information: Unaudited pro forma consolidated financial information regarding the registrant and The W Group are filed in this Current Report on Form 8-K as Exhibit 99.2.

(c) Exhibits.

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger between Format, Inc., PSI Merger Sub, Inc. and The W Group, Inc. †

3.1	Certificate of Designation of Series A Convertible Preferred Stock of Power Solutions International, Inc. (f/k/a Format, Inc.).

3.2	Amended and Restated Bylaws of Power Solutions International, Inc. (f/k/a Format, Inc.) adopted April 29, 2011.

10.1	Stock Repurchase and Debt Satisfaction Agreement, dated as of April 29, 2011, between Format, Inc. and Ryan Neely and Michelle Neely.

10.2	Termination Agreement, dated as of April 28, 2011, between The W Group, Inc. and Thomas Somodi, including the Purchase and Sale Agreement, dated as of April 28, 2011, between Gary Winemaster and Thomas Somodi referenced therein.

10.3	Employment Agreement, dated as of April 29, 2011, between Power Solutions International, Inc. and Thomas Somodi.

10.4	Purchase Agreement, dated April 29, 2011, among Format, Inc. and the investors in the private placement.

10.5	Form of Voting Agreement, dated April 29, 2011, between Power Solutions International, Inc. and each of Gary Winemaster, Kenneth Winemaster, Thomas Somodi and Kenneth Landini.

10.6	Form of Warrant, dated April 29, 2011, issued by Power Solutions International, Inc. to the investors in the private placement.

10.7	Warrant, dated April 29, 2011, issued by Power Solutions International, Inc. to ROTH Capital Partners, LLC.

10.8	Form of Lock-Up Agreement entered into by each of Gary Winemaster, Kenneth Winemaster, Thomas Somodi and Kenneth Landini.

10.9	Registration Rights Agreement, dated as of April 29, 2011, among Power Solutions International, Inc., the investors in the private placement and ROTH Capital Partners, LLC.

10.10	Registration Rights Agreement, dated as of April 29, 2011, among Power Solutions International, Inc. and Gary Winemaster, Kenneth Winemaster and Thomas Somodi.

10.11	Loan and Security Agreement, dated as of April 29, 2011, by and among Harris N.A., as agent for itself and other lenders party thereto, each of the lenders party thereto, Power Solutions International, Inc., The W Group, Inc., Power Solutions, Inc., Power Great Lakes, Inc., Auto Manufacturing, Inc., Torque Power Source Parts, Inc., Power Properties, L.L.C., Power Production, Inc., Power Global Solutions, Inc., PSI International, LLC and XISync LLC, and related documents. ††

10.12	Supply Agreement, dated December 11, 2007, by and between PSI International, LLC and Doosan Infracore Co., Ltd., as amended. ††

10.13	Distribution Agreement for Perkins Products, dated January 1, 2004, by and between Perkins Engines Inc. and Power Great Lakes, Inc., as amended. ††

16.1	Letter from Miller Cooper & Co., Ltd. to the Securities and Exchange Commission dated May 5, 2011.

16.2	Letter from Jonathon P. Reuben, CPA, to the Securities and Exchange Commission dated May 5, 2011.

17.1	Resignation letter of Ryan Neely from all executive officer positions held with, and the board of directors of, Format, Inc. dated April 29, 2011.

21.1	Subsidiaries of Power Solutions International, Inc.

99.1	The W Group’s audited financial statements for the fiscal years ended December 31, 2008, 2009 and 2010.

99.2	Unaudited pro forma consolidated financial information regarding the registrant and The W Group.

†	Exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of an omitted exhibit or schedule to the SEC upon request.
††	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been separately filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power Solutions International, Inc.

Date: May 5, 2011	By:	/s/ Thomas J. Somodi

Name:	Thomas J. Somodi
Title:	Chief Operating Officer and
Chief Financial Officer